AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON July 27, 2009

Registration No. 000 - 53628

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(B) OR 12(G) OF

THE SECURITIES EXCHANGE ACT OF 1934

CERTIFIED DIABETIC SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	65-0765452
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Airport Woods Commerce Center

10061 Amberwood Road

Ft. Myers, Florida 33913

(239) 430-5000 • Fax: (239) 430-5101

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

John N. Giordano, Esq.

Bush Ross, P.A.

1801 N. Highland Avenue

Tampa, Florida 33602

(813) 224-9255 Fax (813) 223-9620

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act:

Common Stock, par value $0.001 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

In this registration statement we make a number of statements, referred to as “forward-looking statements,” which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances. You can generally identify forward-looking statements through words and phrases such as “seek,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “budget,” “project,” “may be,” “may continue,” “may likely result,” and similar expressions. When reading any forward looking statement, you should remain mindful that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors, such as those relating to:

•	our ability to successfully sell our products and services to our customers;

•	our ability to attract the qualified personnel to implement our growth strategies;

•	our ability to develop sales and marketing capabilities;

•	the accuracy of our estimates and projections;

•	our ability to fund our short-term and long-term financing needs;

•	changes in our business plan and corporate strategies; and

•	other risks and uncertainties discussed in greater detail in the sections of this prospectus, including those captioned “Risk Factors.”

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our Company and our business made elsewhere in this registration statement, as well as other public reports filed with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this registration statement to reflect new events or circumstances unless and to the extent required by applicable law. Unless the context requires otherwise, “Company,” “registrant,” “we,” “us,” and “our” and similar terms refer to Certified Diabetic Services, Inc.

ITEM 1.	DESCRIPTION OF THE COMPANY’S BUSINESS

Overview

Certified Diabetic Services, Inc., a Delaware corporation, was incorporated in Florida on September 28, 1995 and subsequently re-domiciled in Delaware in 1997. We are a national direct-to-consumer mail-order distributor of diabetic testing and medical supplies to over 24,000 diabetic customers in the United States. These supplies include home blood glucose monitors, test strips, control solution, lancets and lancing devices used for testing the blood sugar levels of diabetics, as well as insulin and syringes. Our sales revenues are primarily generated from reimbursements by Medicare, private insurance carriers, and pharmacy benefit management companies. We have increased our customers through contracts with preferred provider organizations, third-party health plan administrators, self-insured plans, managed-care programs and other similar groups (all referred to, collectively, as “Groups”). Pursuant to these contracts, we provide diabetes test products to participants in or members of Groups at a specified price or reimbursement formula.

Persons suffering from diabetes, a chronic disease for which no cure presently exists, must manage their disease by regularly monitoring and maintaining their blood sugar levels. Blood testing permits diabetics to monitor their blood sugar levels on a regular basis so that other treatment steps, particularly the use of insulin or other medication, can be administered effectively in the appropriate dosages and at the appropriate time intervals. Diabetics are generally advised to test their blood one to three times per day, every day, from the time of diagnosis for the duration of their lives, although compliance levels vary greatly among diabetics.

To effectively manage our business, and adhere to high standards of compliance with required Medicare/Medicaid rules and regulations, we have segmented our business into four separate units. These units are:

Certified Diabetic Supplies Inc.—the Medicare diabetic provider for diabetic supplies and diabetes education.

CDS Medical Supplies, Inc./CDS Health Management, Inc.—Negotiates, develops and manages private insurance contracts with third-party insurers.

CDS Pharmacies, Inc.—Provides direct-to-consumer pharmacy capability.

Certified Diabetic Educational Services (CDES)—A division of Certified Diabetic Services, Inc. that provides American Diabetic Association accredited diabetic education to doctors’ offices, clinics, hospitals and private insurance company insured member patients.

Certified Diabetic Online Store—A division of Certified Diabetic Services, Inc. that provides a web-based member patient order system. Web advertising is planned to ensure a significant revenue stream and to offer member patients access to a message and order desk that is open twenty-four hours a day, seven days a week.

Goals for sales, expense and profit contributions are agreed upon between senior management and the unit managers. The collective objective of all business units is to balance revenue sources, decrease our patient acquisition costs and increase our patient base.

We are a participating provider for Medicare and Medicaid reimbursement but we do not have a contract with the Centers for Medicare & Medicaid Services or any other federal government agency. In addition, we have contracts for providing education to hospitals, clinics, doctors’ offices, and private insurance company diabetic member patients. The managed care segment of our business has contracted with over seventy-four national private insurance carriers including Blue Cross/Blue Shield, Texan Plus and Argus Health Systems. Further, we have contracted with government and privately-operated benefit plans including certain State of Florida and county employee operated benefits plans.

Our website is located at www.cdiabetic.com.

The Diabetic Services Market

Diabetes is a chronic disease in which persons suffer from either a deficiency of insulin, a hormone normally produced by the pancreas, or a decreased ability to use insulin. Insulin allows glucose (sugar) to enter into cells and be converted to energy. Insulin is also needed to synthesize protein and store fats. In uncontrolled diabetes, glucose and lipids (fats) remain in the bloodstream and, with time, can damage the body’s vital organs, including the eyes, kidneys and blood vessels, can lead to heart disease, stroke, kidney failure, blindness and nerve damage, and can necessitate the amputation of the feet and legs.

Diabetes is classified into two types: Type I insulin dependent diabetes, or IDDM, which is more severe and usually develops in childhood or adolescence, and Type II non-insulin dependent diabetes, or NIDDM, which tends to develop after age 40. Persons suffering from IDDM generally produce little or no insulin naturally and require daily doses of insulin by injection. Persons suffering from NIDDM generally produce, but are unable effectively to use, natural insulin. These persons are more likely than Type I diabetics to be over-weight and to have high blood pressure and other risk factors linked to heart disease. Type II diabetics generally are treated with oral medication which permits more effective use of the naturally produced insulin, insulin injection, or a combination of both, as well as diet management and exercise plans. While diabetes is a chronic disease for which no cure exists, the disease can be controlled and managed.

Both Type I and Type II diabetics must manage their diseases by maintaining their blood sugar levels as close to normal as possible. Furthermore, both Type I and Type II diabetics are generally advised to regularly test their blood. Blood testing permits diabetics to determine their blood sugar levels on a regular basis so that the effectiveness of behavioral treatment (e.g., diet management, exercise and weight loss) can be assessed, and other treatment steps, particularly required insulin doses or medication, can be administered effectively, in the appropriate dosages and at the appropriate time intervals. Diabetics are generally advised to test their blood one to three times per day, every day, from the time of diagnosis for the duration of their lives.

The Diabetes Crisis

Diabetes increased 13.5% from 2005 to 2007 (see American Diabetes Association at www.diabetes.org/diabetes-statistics.jsp). Current estimates by the American Diabetes Association indicate as many as 23.6 million Americans are afflicted with diabetes, with as many as 1.3 million new cases diagnosed in people aged 20 years or older in 2007 (see American Diabetes Association at www.diabetes.org/diabetes-statistics/prevalence.jsp). This represents approximately 8% of the entire population and as much as 23.1% of the adult population over the age of 60 (see American Diabetes Association at www.diabetes.org/diabetes-statistics/prevalence.jsp). Further, 5.7 million of those with diabetes remain undiagnosed and untreated and up to an additional 57 million Americans can be termed as “pre-diabetic” (see American Diabetes Association at www.diabetes.org/diabetes-statistics/prevalence.jsp). The World Health Organization estimates that 180 million people worldwide have diabetes and that this figure will more than double by 2030 (See World Health Organization at www.who.int/mediacentre/factsheets/fs312/en/).

Nationally, direct costs associated with diabetes exceed $27 billion per year and indirect costs, including the side effects of the disease—heart failure, amputation and stroke, are estimated at more than $58 billion (See American Diabetes Association at www.diabetes.org/diabetes-statistics/cost-of-diabetes-in-us.jsp). Expenditures by the government, insurance providers and individuals are enormous and growing at several times the current rate of inflation. Likewise, the market opportunity for companies like ours is expanding at a rapid pace. Development of new and more effective ways to deliver supplies and—equally important—vital education programs are needed if diabetes is ever to be controlled and effectively managed. We anticipate that our current American Diabetes Association approved diabetes education programs, coupled with our website, will continue to provide the required high quality education to diabetic member patients. A few years ago, Medicare ended the ability of individual member patients to file for reimbursement directly with Medicare. These filing changes prompted member patients to find alternatives, such as us.

Revenue and Profits

Customer Base

Customers purchasing our products pay for them by assigning us their rights to reimbursement, by Medicare and/or private insurers, for the cost of such products. Such reimbursements represent the source of substantially all payments to us for the goods we sell (and, correspondingly, substantially all of our sales revenue). We will not accept an order for our products from, or ship products to, a customer unless and until the customer has established, to our satisfaction, that he or she is covered by Medicare or qualifying private insurance and assigned to us his or her right to direct reimbursement by Medicare and/or the customer’s private insurer.

Our patient base is broken into two segments: (1) member patients who receive regular shipments of diabetic testing supplies and (2) patients who purchase supplies on an as-needed basis. As of June 30, 2009, we had approximately 24,000 member patients, of which 15,000 receive regular shipments and 9,000 receive shipments on an as-needed basis as prescribed by their doctor. In 2006, we added pharmacy services to provide member patients with their doctors’ prescriptions, thereby increasing per-patient revenue.

Internal organic growth (via customer acquisition) is progressing at an annual rate of approximately 20%. We expect to increase our growth by acquiring other distributors which will increase our member patient base.

Our average annual sales in the current fiscal year are expected to exceed $425 per member patient. Sales to member patients who receive shipments of their diabetic supplies every 90 days exceed $779 per member patient and are forecasted to increase to $785 per patient. This increase will be the result of the addition of direct-to-consumer pharmacy products and other products with favorable profit margins, including other durable medical equipment (DME) products and respiratory products that qualify for Medicare/Medicaid reimbursement programs.

Business Model

We receive reimbursement and payments from Medicare, private insurance providers and pharmacy benefit management companies for the products we sell to our member patients. Currently, approximately 70% of our gross revenue is derived from the Medicare system, 25% derived from our managed care business unit consisting of private insurance carriers, other private healthcare organizations and individuals and 5% from CDS Pharmacies, Inc. We do not have a contract with the Centers for Medicare & Medicaid Services or any other federal government agency. Our gross margins for Medicare, Managed Care and pharmacy services generated revenues are currently approximately 54%, 44%, and 24% respectively. Managed Care (private insurance) payors generally take a longer time to pay (some as long as 90 days) requiring an increase in funding of these extended receivables. In addition, we provide diabetes educational services with our American Diabetes Association accredited program in Medicare and managed care patients. The educational services are required under certain managed care contracts that we presently service. We believe that balancing the private sector private insurance business with the government sector business of Medicare/Medicaid is important to the durability of our Company. Most of our competitors rely solely on Medicare and government sources for sales revenue. Our durable mix of business has been an important part of our ability to attract strong support from our trade supply partners.

Products, Sales and Advertising

Product Offerings

Our core business, generating nearly all of our sales revenues, is the sale of products required by diabetics to conduct and evaluate testing of their blood sugar levels. The blood sugar testing products consist of a “lancet,” used to prick the finger and obtain drops of blood for analysis, a “lancing device,” which houses and fires the lancet into the finger, a “strip,” on which an extracted drop of blood is placed, a “control solution,” placed on the strip to test the meter’s accuracy, and a blood glucose monitor or “meter,” which reads the drop of blood on the strip and provides a blood-sugar level result. All five of these test products are marketed and sold by us. In addition, we also market and sell insulin and syringes required by diabetics with IDDM. Revenues from the sale of insulin and syringes, however, represent an insignificant portion of our total sales revenues.

We do not manufacture any of the products we presently sell to our customers. As such, we are dependent on third party manufacturers and distributors to supply us with our products. While we acquire our products from several manufacturers, Bayer Healthcare, LLC (“Bayer”), Specialty Medical Supplies, Inc., Lifescan and Infopia accounted for approximately 90.6% of our product purchases for our year ended December 31, 2008. Of these manufacturers, Bayer accounted for 52.4% of our total product purchases for our year ended December 31, 2008. With the exception of the products we purchase from Bayer, we believe we can acquire all products supplied by our current suppliers from other sources in the event any supplier is unable to timely fill our order. Our relationship with Bayer is governed by a supplier agreement, the terms of which are summarized below.

We are party to a Distributor Benefit Patient Testing Compliance Program Agreement - Contract MY, dated January 23, 2009, with Bayer (the “Bayer Agreement”). Under the Bayer Agreement, Bayer agrees to sell, and we agree to purchase, test strips, meters, controls and other diabetes supply products to be sold and distributed directly to patients in the United States and Puerto Rico. We may not sell Bayer products to patients located outside of the United States or Puerto Rico. The Bayer Agreement requires that we remain authorized by the Centers for Medicare and Medicaid Services to accept Medicare/Medicaid payments. We must also comply with certain shipping, reporting, marketing and ordering parameters established by Bayer. Provided we are in compliance with those parameters, Bayer grants us a purchasing “allowance” which permits us to purchase Bayer products at established prices and quantities. The Bayer Agreement runs for a thirty-six month term and may be terminated by either party upon thirty-days written notice. Early termination would subject us to charge backs as set forth in the Bayer Agreement. A copy of the Bayer Agreement is attached as an exhibit to this Registration Statement.

We have not experienced any inventory shortages caused by Bayer Healthcare or any of our other suppliers’ inability to deliver product to us in the past three years.

We offer a variety of meters purchased from several major manufacturers. Meters generally have a useful life of one to five years, and some first-time customers of ours who have been purchasing test products from other vendors choose to continue using the meter they already own. In many cases, customers requiring new meters purchase a model recommended by their physician. In other cases, our customer service representatives discuss with a customer the available models of meters and help the customer determine which to purchase.

Eight brands of meters/testing strips accounted for 96.3% of the meters/testing strips we sold our patients during the year ended December 31, 2008. The Bayer Contour meter and the Surecheck Edge meter accounted for approximately 45.1% and 20.7%, respectively, of the meters/testing strips we sold our patients during the year ended December 31, 2008. Our next six largest meters/testing strips were Lifescan Ultra (8.7%), Bayer Breeze (7.0%), Infopia Eclipse (4.8%), Abbott Freestyle (4.1%), Surecheck (3.8%) and the Accuchek Advantage (2.1%).

Each model of meter requires use of a particular “model-unique” test strip. Manufacturers of meters also manufacture the test strips to be used with their meters. Test strips and lancets are used only once, and, therefore, are ordered by customers on a continuing and repetitive basis. We sell test strips and lancets in boxes of 100 each (or, for diabetics requiring less frequent testing, 50 each).

Customers generally order control solution on an “as needed” basis. Lancing devices typically have a useful life of approximately six months, and customers generally replace their lancing devices accordingly.

We plan to evaluate products such as nutraceuticals and other natural and organic health supplements to determine if they will be an appropriate addition to our existing product line.

Order and Purchase Procedures

Prospective customers, responding to television or radio advertisements or learning of our products through their Group, are directed to call a toll-free “800” phone number for information about our products and to place orders.

Callers speak to trained customer service representatives who complete an information sheet which commences our internal qualification process. This process must be completed before the customer is accepted by us and test products and/or insulin and syringes can be shipped. Elements of this process include (i) verification of Medicare and/or private insurance coverage, including any supplementary coverage, (ii) verification of the customer’s physician’s professional identification number, (iii) receipt from the physician of a certificate of medical necessity and “doctor’s order,” and (iv) receipt from the customer of an assignment of payment form. The “doctor’s order” confirms the customer’s insulin dependency (in the cases of customers with Medicare or certain types of private insurance), ability to use the test products, type and quantity of insulin used (where applicable) and the frequency of testing required.

Once we have received the certificate of medical necessity and/or doctor’s order, have verified the customer’s insurance coverage, and have received from the customer a signed assignment of payment form, we will accept the customer’s order and ship test products and/or insulin and syringes. Typically, the time frame from first call by a new customer to shipment of and billing for such customer’s first order is between 14 and 21 days, although this period may be shorter in the case of sales to Group participants because required verifications and information can generally be provided by the Group more quickly and efficiently than if we are required to contact a customer’s physician and insurer directly. Generally, all test products are included in the first order (although some first-time customers who have been purchasing test products from other vendors do not order meters, choosing instead to continue using the meters they already own). Thereafter, replacement supplies are automatically shipped periodically, based upon the customer’s testing needs.

We maintain product inventory at our facility in sufficient quantities to meet customer demand. Historically, we have shipped ordered products upon completion of our internal qualification process and, accordingly, have never experienced any backlog in filling orders. Orders are filled at and shipped from our facility. All customer service representatives, marketing and sales personnel, shipping and receiving personnel, and accounting, billing, management and other personnel are located at our facility.

Shipping, Billing and Payment Procedures

Upon completion of a customer’s file and approval of the customer’s order, we ship the products ordered to the customer by U.S. mail. Payment for supplies shipped to customers covered by Medicare or private insurance is made pursuant to the customer’s assignment to us of the customer’s right to Medicare or other insurance reimbursement. Upon shipment of products to a customer, the charges are entered into our billing system. Invoices are generated and delivered promptly upon acceptance of the order and shipment of products. Accepted Medicare invoices are generally paid within 15 to 30 days of the invoice date, and most approved private insurance invoices are paid within 30 to 45 days of the invoice date. Invoices not paid upon initial submission typically require up to 120 days for collection. A small amount of accounts receivable prove to be uncollectible for a variety of reasons. For the years ended December 31, 2008 and 2007, the percentage of our accounts receivable that were uncollectible were 4.1% and 3.4%, respectively. The majority of our bad debt is caused by patients failing to pay a co-insurance and/or deductible portion of an insurance claim. There are also certain circumstances where we will waive a co-insurance and/or deductible portion of an insurance claim if a customer meets certain financial criteria. Finally, on occasion, we will not be able to collect amounts due to us for a variety of reasons, including the customer lost his/her insurance or the product we sold the customer was not eligible for reimbursement under the person’s insurance policy, etc.

Sales to Group participants are invoiced—generally daily—directly to the Group rather than the ultimate insured, and Groups generally pay such invoices within 30 days of the invoice date.

Reimbursement

Under current regulations, Medicare will reimburse 80% of the “allowable amount” for the purchase of test products once the customer’s annual deductible has been met. The “allowable amount” is the lower of the submitted charge or the state fee schedule based upon the beneficiary’s state of residence. Under present rules, the state fee schedules are updated annually by the Health Care Financing Administration (“HCFA”). Those Medicare beneficiaries also holding supplementary private insurance pay all or a portion of the remaining 20% of the “allowable amount” through such supplementary coverage. Those Medicare beneficiaries without supplementary coverage are personally responsible for the remaining 20%. Because Medicare will not reimburse for the cost of insulin and syringes, diabetics purchasing insulin and syringes from us are responsible for payment for these items, either directly or through private insurance.

The terms of private insurance policies vary widely, with differences existing in such areas as products covered, reimbursement rates and deductibles. For this reason, we carefully examine (using our own qualification standards) the terms of policies held by prospective customers for whom private insurance provides the primary reimbursement source. Among other qualification standards which customers must meet, we will only sell products to persons whose primary source of reimbursement is private insurance if their deductible is less than a specified amount set from time to time by our management (currently $500). Typically, however, qualifying private insurance reimburses for test products at a rate of 80% of the “usual and customary” price for the products as determined by such private insurers pursuant to their own fee schedules. These prices have generally been higher than the “allowable amount” established by the HCFA fee schedule. Accordingly, private insurance reimbursements for products sold to private insurance customers are generally higher than Medicare reimbursements for the same products, making sales to private insurance customers generally more profitable to us than sales to Medicare customers. For this reason, one component of our business strategy is to increase the percentage of our customer base which compromise non-Medicare customers.

We do not depend on any one or a limited number of customers for a material portion of our sales.

Sales

We have four strategic sales units to drive growth. First, our managed care business, focusing on 15 key private insurance companies, provides an opportunity to serve millions of new member patients. Second, the “roll-up” acquisition strategy is to attract distributors of diabetic supplies with an estimated 1,000-8,500 patients each. Third, we have built a pharmacy that provides diabetic medical and prescription service required by its private insurance partners. Fourth, our on-line ordering system will attract patients via the internet.

While our growth for the year ended December 31, 2008 is largely due to our addition of new Medicare eligible patients, we continue to focus our efforts in adding new member patients through our relationships with private insurance companies such as Blue Cross Blue Shield, Texan Plus, Argus Health Systems, Desert Canyon and Humana.

Advertising

Our goal is to position the Company as the supplier of choice for diabetic supplies with member patients. To that end, we intend to increase our advertising budget provided sufficient capital is available. If we have sufficient capital, we plan to complete at least six media contracts per quarter. We are also seeking to be promoted in industry magazines, major newspapers, vendor advertising and extensive use of public relations newswire services. It is our goal to have six major articles about our Company placed in each of these media sources per quarter.

Suppliers

Because we do not manufacture the diabetes test products and other items we sell, we purchase our inventory from manufacturers. Test products are produced by only four manufacturers, and the products produced by each manufacturer differ from those produced by the others; diabetes test products are not standardized through the industry. We must maintain in our inventory a full selection of all lines of test products in order to meet our customers’ demands. Customers order specific products, often based either on a physician’s prescription or the particular products previously used. One manufacturer’s products cannot be substituted for those of another.

We have never experienced an availability shortage of the products we sell or an inability to fill customers’ orders (although there can be no assurance that such products will not become unavailable in the future). However, like many other products sold in the open market, prices for our products fluctuate from time to time. Because our sales revenues are determined by fixed reimbursement rates, we seek to maintain and expand margins primarily by controlling our costs, including the costs of our inventory. In an effort both to control and predict the costs of inventory, we periodically negotiate price terms with our supplies. Pursuant to agreements produced by such negotiations, suppliers agree to sell their suppliers’ inventory at specified prices which are tied to the volume of inventory purchased. By negotiating such price schedules, we can purchase inventory at negotiated fixed prices, and thus, avoid volatile open market purchases. By entering into supply agreements with the manufacturers, we are able to stabilize and better predict the costs of inventory and, further, to assure our supply of inventory (although, even in the absence of negotiated sales contracts, we have never experienced a shortage of inventory).

Competition

Numerous vendors sell products and services to diabetics on a national, regional and local basis, and the market for the sale of medical products for diabetics is highly fragmented. Sales are conducted by many different methods, the nature of our competitors is varied and the barriers to entry into the business are low.

The test products, insulin and syringes sold by us to diabetics are available for purchase from national retail chain stores and pharmacies, such as Price Club, K-Mart, Wal-Mart, CVS and RiteAid, as well as from regional chains and local pharmacies. Many of the national and regional chains are, and some of the local pharmacies may be, better established, larger and better financed than our Company, and are able to use their visibility and substantial marketing resources to attract customers with diabetes. However, these retail outlets generally do not offer customers personalized attention in determining their needs. Furthermore, unlike most of these retail outlets, we accept assignments of customers’ rights to insurance reimbursement, and process insurance claims, relieving customers of the burden of preparing and confirming the documentation needed to obtain reimbursement. For the same reason, our customers are not required to make payments out of pocket in order to receive products (other than certain co-insurance and deductible amounts), unlike customers of retail outlets. Additionally, because we accept orders for products over the telephone and deliver them (on an automatic repetitive basis where requested), by mail, directly to the customer, we believe that we also have important advantages over retail stores in terms of convenience of use by customers.

We also face competition from other mail order companies and from home healthcare companies who provide similar products and services to customers. Management believes that a number of companies serve significantly larger numbers of customers than we do, a greater number of companies serve a similar number of customers, and the largest number of companies serve a small number of customers. Some of our mail order competitors may be better established, larger and better financed than we are. Key competitors providing mail order, home delivery and/or insurance claim processing services include Liberty Medical, CCS Medical and Nations Health.

Furthermore, a much larger number of vendors engage generally in the sale, distribution, and delivery of a wide variety of medical products and equipment and other consumer goods. Many of these vendors may already possess the facilities, supplier relationships, administrative and management ability, distribution networks, financial and human resources, and experience to enter the business of mail order delivery of diabetes test products. Management believes that competition could become even more vigorous in the future.

Part of our business strategy focuses on the establishment of contractual relationships with Groups. We are aware that competitors in the industry also are seeking to enter into such contractual relationships. In many cases, competitors for such contracts may have far greater management, human, and financial resources than we do for entering into such contracts and for attracting Group participants to become customers.

As a general matter, we have access to and market and sell the same or similar diabetes test products as our competitors. Furthermore, since customers pay for products through insurance reimbursement, and the amounts of such reimbursements are determined by HCFA and private insurers, we sell products at substantially similar prices as our competitors. Accordingly, we do not generally compete with other competitors based on the quality of the products we sell or the prices for which we sell our products. Instead, the key competitive factors for us and other suppliers of diabetes products are the quality of service to customers, the scope and effectiveness of marketing efforts, including media advertising campaigns and, increasingly, the ability to develop new sources of customers through such means as obtaining and servicing provider contracts with Groups.

Employees

We employ 45 full-time and 8 part-time employees. The part-time employees are educators employed by the educational unit of the business. All other employees are full time and are covered by a corporate benefit plan for major medical and hospitalization. Florida is a “right to work” state which means that state law generally prohibits making membership or payment of union dues or fees as a condition of employment, either before or after hiring. Employee growth will be experienced in areas of member patient service and accounts receivable and, to a lesser degree, in shipping, pharmacy operations, information technology systems and accounting, as demand for our products and services increase.

Government Regulation and Reimbursement

As a healthcare supplier, we are subject to extensive government regulation, including numerous laws directed at preventing fraud and abuse and laws regulating reimbursement under various government programs. The marketing, billing, documenting and other practices of healthcare companies are all subject to government scrutiny. To ensure compliance with Medicare and other regulations, regional health insurance carriers routinely conduct audits and request patient records and other documents to support claims submitted for payment of products shipped to patients. Similarly, government agencies periodically open investigations and obtain information from healthcare providers pursuant to the legal process. Violations of federal and state regulations can result in severe criminal, civil and administrative penalties and sanctions, including disqualification from Medicare and other reimbursement programs.

Healthcare is an area of rapid regulatory change. Changes in the laws and regulations and new interpretations of existing laws and regulations may affect permissible activities, the relative costs associated with doing business and reimbursement amounts paid by federal, state and other third-party payors. We cannot predict the future of federal, state and local regulations or legislation, including Medicare and Medicaid statutes and regulations. Future legislative and regulatory changes could have a material adverse impact on us.

Medicare

Medicare is a government funded health insurance program which provides federally-funded health insurance coverage for persons age 65 or older and for certain disabled persons. Medicare Part B provides reimbursement for certain of the services, supplies and items provided by us. Reimbursement for the cost of the services and supplies which we provide is subject to extensive regulation. The level of reimbursement paid or payments made by Medicare is often lower than the level of reimbursement paid by other third-party payors, such as traditional indemnity insurance companies.

We accept assignment of Medicare benefits, as well as assignments of benefits with respect to other third-party payors, on behalf of its customers whenever the customers’ coverage is adequate to ensure payment of the customers’ obligations. We process our customers’ claims, accept payment at scheduled rates and assume the risks of delay or nonpayment for inadequately documented sales or services which are determined by the third-party payor as being medically unnecessary. We employ the administrative personnel necessary to transmit claims for reimbursements directly to private health insurance carriers and seek payment for any un-reimbursed costs (e.g., co-payments and deductibles) directly from customers. No assurance can be given that a significant number of future requests for reimbursement will not be denied, although we believe that our policies, procedures, and prices currently minimize this risk.

Like other healthcare suppliers, our sales revenues and profitability are adversely affected by the continuing efforts of third-party payors (including Medicare and managed care companies) to contain or reduce the costs of healthcare by lowering reimbursement rates, increasing case management review of bills for services and negotiating reduced contract pricing. As expenditures in the home healthcare market continue to grow, initiatives aimed at reducing the costs of products and services in that market are increasing.

We are a participating Medicare Part B supplier. As a Medicare supplier, we can provide equipment and supplies to Medicare beneficiaries, and obtain reimbursement directly from the Durable Medical Equipment Regional Carriers. HCFA sets guidelines for the types and quantities of equipment and supplies, the costs of which are reimbursable under the Medicare program. Customers are personally responsible for uncovered amounts, including deductibles and co-payments, either through supplementary private insurance coverage or otherwise.

We became accredited on July 20, 2007 by Community Health Accreditation Program, Inc. According to Medicare regulations, all Medicare participating providers must be accredited by September 2009.

Our compliance with Medicare regulations may be reviewed by federal or state agencies, including the United States Department of Health and Human Services’ Office of Inspector General, the Department of Justice and the United States Food and Drug Administration.

We do not have a contract with the Centers for Medicare & Medicaid Services or any other federal government agency.

Health Insurance Portability and Accountability Act

Numerous federal and state laws and regulations, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), govern the collection, dissemination, use and confidentiality of patient-identifiable health information. As part of our provision of, and billing for, diabetes testing and pharmacy supplies, we are required to collect and maintain patient-identifiable health information. New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we handle healthcare related data and communicate with payors, and the cost of complying with these standards could be significant. If we do not comply with existing or new laws and regulations related to patient health information, it could be subject to criminal or civil sanctions.

State Pharmacy Regulation

We currently distribute prescription drugs in Florida, Texas, Washington, D.C., Georgia, Massachusetts, Pennsylvania, New York, Alabama and Arizona. Many of the states into which we deliver prescription drugs have laws and regulations that require out-of-state pharmacies to register with that state’s board of pharmacy or similar regulatory body. To the extent some of these states have specific requirements for out-of-state pharmacies that apply to us, we believe that we are in material compliance with them. Also, some states have proposed laws to regulate on-line pharmacies, and we may be subject to this legislation if it is passed. We currently do not have the capability of processing on-line orders.

Other Regulation

Numerous federal, state and local laws relating to controlled drug substances, safe working conditions, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances apply to portions of our operations. For example, the Drug Enforcement Administration (“DEA”) regulates controlled drug substances, such as narcotics, under the Controlled Substances Act and the Controlled Substances Import and Export Act. Manufacturers, distributors and dispensers of controlled substances must be registered and inspected by the DEA, and are subject to inspection, labeling and packaging, export, import, security, production quota, record keeping and reporting requirements. To the extent we engage in new activities or expands current activities into new states, the cost of compliance with applicable regulations and licensing requirements could be significant.

We believe that we are currently in compliance, in all material respects, with applicable federal, state and local statutes and ordinances regulating the discharge of hazardous materials into the environment. We do not believe we will be required to expend any material amounts in order to remain in compliance with these laws and regulations or that such compliance will materially affect our capital expenditures, earnings or competitive position.

We also believe that we are currently in compliance, in all material respects, with other applicable federal, state and local statutes and ordinances regulating controlled drug substances, safe working conditions, and fire hazard control that apply to portions of our operations.

ITEM 1A.	RISK FACTORS

An investment in our common stock involves a high degree of risk and is subject to many uncertainties. These risks and uncertainties may adversely affect our business, operating results and financial condition. In order to attain an appreciation for these risks and uncertainties, you should read this registration statement in its entirety and consider all of the information and advisements contained in this registration statement, including the following risk factors and uncertainties. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed and you could lose all or part of your investment.

Risks Relating To Our Business

We have a history of operating losses and we anticipate that we will incur future operating losses We were incorporated on September 28, 1995. Through March 31, 2009 we recorded a cumulative operating loss of $15,446,000. There can be no assurance that our future revenues will ever be significant or that our operations will ever be profitable.

Without obtaining adequate capital funding, we may not be able to continue as a going concern. The failure to secure the necessary additional capital funding would require us to limit operations, which could have an adverse impact on our ability to develop our business as currently planned.

Cash and cash equivalents amounted to $1,360 as of March 31, 2009. We require cash to pay our operating expenses, make capital expenditures and service our debt and other long-term liabilities, such as our leasing arrangements. Our principal source of funds is from our operations. However, we incurred a net loss amounting to $4,281,060 and $3,285,801 for the years ended December 31, 2008 and 2007, respectively. In addition, we used cash of $2,799,979 and $971,286 to sustain our operations during the years ended December 31, 2008 and 2007, respectively. Finally, as of December 31, 2008, we had a working capital deficiency of $11,186,484. These conditions raise substantial doubt surrounding our ability to continue as a going concern for a reasonable period. As a result we will seek to raise additional capital though the public or private sale of our equity securities, the procurement of advances from our majority shareholder, debt financing or short-term loans, or a combination of the foregoing. We currently do not have any financing commitments (binding or non-binding) and we cannot give you any assurance that we will be able to secure the additional cash or working capital we require to continue our operations.

Our ability to obtain additional financing may be limited for a number of reasons, including the then current levels of existing indebtedness, restrictive covenants under our issued and outstanding preferred stock or and the fact that a substantial portion of our assets may then be subject to existing liens and encumbrances.

Even if we are able to raise additional financing, we might not be able to obtain it on terms that are not unduly expensive or burdensome to the company or disadvantageous to our existing shareholders

Even if we are able to raise additional cash or working capital through the public or private sale of debt or equity securities, funding from joint-venture or strategic partners, debt financing or short-term loans, or the satisfaction of indebtedness without any cash outlay through the private issuance of debt or equity securities, the terms of such transactions may be unduly expensive or burdensome to us or disadvantageous to our existing shareholders. For example, we may be forced to sell or issue our securities at significant discounts to market, or pursuant to onerous terms and conditions, including the issuance of preferred stock with disadvantageous dividend, voting or veto, board membership, conversion, redemption or liquidation provisions; the issuance of convertible debt with disadvantageous interest rates and conversion features; the issuance of warrants with cashless exercise features; the issuance of securities with anti-dilution provisions; and the grant of registration rights with significant penalties for the failure to quickly register. If we raise debt financing, we may be required to secure the financing with all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations.

We have issued and outstanding Series C Convertible Preferred Stock and Series D Convertible Preferred Stock all of which is owned by Vicis Capital Master Fund, our majority shareholder. Such preferred stock contain negative covenants that prohibit us from taking certain corporate actions without the prior written consent of the holder of each class of preferred stock, Vicis Capital Master Fund.

We have issued and outstanding Series C Convertible Preferred Stock and Series D Convertible Preferred Stock all of which is owned by Vicis Capital Master Fund, our majority shareholder. Such preferred stock contain negative covenants that prohibit us from taking certain corporate actions without the prior written consent of the holder of each class of preferred stock, Vicis Capital Master Fund, who is also our majority shareholder. We cannot take the following actions without Vicis Capital Master Funds’ consent while such preferred stock remains outstanding: (i) amend our certificate of incorporation in any manner that adversely affects the rights of the holders of such preferred stock; (ii) increase the number of authorized shares of preferred stock, or increase the authorized number of shares of any currently authorized series of preferred stock; (iii) redeem, purchase or otherwise acquire directly or indirectly any securities junior or pari passu with such preferred stock; (iv) directly or indirectly pay or declare any dividends on any securities junior or pari passu with such preferred stock; or (v) authorize or create any class of stock ranking as to dividends, redemption or distribution senior to our otherwise pari passu with such preferred stock. Among other matters, such negative covenants may greatly restrict are ability to raise capital by offering equity securities.

As a growth stage company, we will likely issue shares of our common stock, or options or warrants to purchase shares of common stock, to certain employees and consultants for services rendered to us. Our issuance of additional common stock, or options or warrants to purchase shares of common stock, would dilute your proportionate ownership and voting rights.

Our board of directors may generally issue shares of common stock, or options or warrants to purchase shares of our common stock, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. As a development stage company, we will likely issue shares of our common stock, or options or warrants to purchase shares of our commons stock, to certain employees and consultants as compensatory grants in connection with their services rendered to us. Our issuance of additional common stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We currently have common stock purchase warrants outstanding entitling the holders to purchase up to an aggregate of 147,416,800 shares of our common stock at an exercise price ranging from $0.05 per share to $0.15 per share. We cannot provide you with any assurance that the holders of these securities will elect to exercise them in the future. If the holders do not exercise the warrants, we will not receive any additional proceeds.

We currently have common stock purchase warrants outstanding entitling the holders to purchase up to an aggregate of 147,416,800 shares of our common stock at an exercise price ranging from $0.05 per share to $0.15 per share. If the holders of such common stock purchase warrants exercise these warrants, we will receive aggregate proceeds of $18,809,180. However, we cannot provide you with any assurance that any such common stock purchase warrants will be exercised. If the holders do not exercise the warrants, we will not receive any additional proceeds.

A large number of shares of our common stock are issuable upon conversion of our preferred stock and exercise of our common stock purchase warrants. The conversion or exercise of these securities could result in the substantial dilution of your investment in terms of your percentage ownership in the Company as well as the book value of your shares of common stock. The sale of a large amount of common stock received upon the conversion or exercise of these securities in the public market to finance the exercise price or to pay associated taxes, or the perception that such sales could occur, could substantially depress the prevailing market prices for our shares.

As of June 30, 2009, there were 135,406,000 shares of common stock issuable upon the conversion of our issued and outstanding convertible preferred stock and 147,416,800 shares of common stock issuable upon the exercise of issued and outstanding common stock purchase warrants at exercise prices ranging from $0.05 to $0.15 per share. We also had outstanding options exercisable for 11,710,000 shares of common stock. If the holders convert or exercise these securities, you could suffer substantial dilution of your investment in terms of your percentage ownership as well as the book value of your shares of common stock. In addition, the holders of our warrants may sell shares of common stock in tandem with their exercise of these warrants to finance that exercise, or may resell the shares purchased in order to cover any income tax liabilities that may arise from their conversion or exercise of these securities.

In addition, the existence of our outstanding convertible preferred stock, warrants and options could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, because the holders of these securities may exercise or convert them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of these outstanding securities. The convertible preferred stock and warrants also contain anti-dilution provisions that are triggered upon any issuance of securities below a certain price for our common stock. In the event that these anti-dilution provisions are triggered in the future, we would be required to reduce the exercise price, and increase the number of shares underlying those warrants, which would have a dilutive effect on our stockholders.

We could experience significantly reduced revenues and profits if payers change, delay or deny reimbursement

Sales of a significant portion of our operating segments depend on the continued availability of reimbursement by government and private insurance plans. Any reduction in Medicare or other governmental program or private plan reimbursements currently available for our products would reduce our revenues. Under the Medicare Modernization Act, the Centers for Medicare and Medicaid Services (“CMS”) have the right to review and reduce reimbursement rates each year on products and services covered by Medicare. Effective January 1, 2009, CMS reduced the reimbursement rate on all diabetic testing supply products we sell by 9.5%. The reimbursement rate reduction resulted in our average sales per shipment decreasing from $166.08 in the fourth quarter of 2008 to $154.15 in the first quarter of 2009, a reduction of 7.2%. Other future reimbursement reductions are possible. Without a corresponding reduction in the cost of such products, our overall profit margin would decline unless there was a corresponding increase in Medicare or other government program reimbursement. Our profits also could be affected by the imposition of more stringent regulatory requirements for Medicare or other governmental program reimbursement or adjustments to previously reimbursed amounts.

specifically upon our success in continuing to enroll new patients at the current rate and our ability to successfully adjudicate claims and order timing. If we prove unsuccessful in our efforts to enroll patients in the program at a level sufficient to support our investment, the operating results of our pharmacy segment will be negatively impacted.

Competitive bidding for durable medical equipment suppliers could negatively affect our diabetes segment

The Medicare Modernization Act further provides for a program for competitive bidding of certain durable medical equipment items, which are expected to include diabetes test strips and other diabetes testing items.

Competitive bidding has not been implemented to date in the area the Company competes, specifically diabetes testing supplies covered under Part B of Medicare. The Centers for Medicare and Medicaid Services (“CMS”) delayed the implementation of competitive bidding until January 2011. Thus, the competitive bidding program has had no effect on the Company through 2008 and will have no effect upon the Company during 2009 and 2010. CMS announced the following tentative timeline for implementing competitive bidding:

Suppliers who wish to bid will begin that process in the fall of 2009. CMS will evaluate the bids in the winter of 2009 through the spring of 2010. CMS will announce the winning bidders in the summer of 2010 and the program will begin in January of 2011. CMS’ competitive bidding process requires participating Medicare providers to register with CMS in order to submit bids. Once registered, companies then submit bids on specific products and services in specific regions in the United States. All companies are also required to submit additional documentation such as tax returns, credit reports and audited financial statements to CMS, which CMS uses to determine the financial stability of the bidding provider. Those companies that are the most competitive bidders in a geographic region are then allowed to service patients in the geographic regions.

We have every intention to register and submit bids to continue servicing our current patients and attracting new patients under Medicare Part B. However, if we submit a bid and do not win, we will not be able to provide the products covered by the unsuccessful bid to our patients residing in the covered geographic area. As approximately 70% of our gross revenue is derived from the Medicare system, if we do not win the competitive bidding process and are unable to service those clients, it could adversely affect our business and operations. As we do not know how the competitive bidding process will ultimately be structured, we are unable to quantify this risk at this time.

The profitability of our diabetes supply business will decrease if we do not receive recurring orders from customers

We generally incur losses and negative cash flow with respect to the first order for diabetes supplies from a customer, due primarily to the marketing and regulatory compliance costs associated with initial customer qualification. Accordingly, the profitability of our diabetes supply business depends on recurring and sustained re-orders. Re-order rates are inherently uncertain due to several factors, many of which are outside of our control, including changing customer preferences, competitive price pressures, customer transition to extended care facilities, customer mortality and general economic conditions. Our reorder rates by our member patients were 61.9% and 60.5% for the years ending December 31, 2008 and 2007.

We could experience significantly reduced profits from our diabetes supply business if improved technologies that eliminate the need for consumable testing supplies are developed for glucose monitoring

The majority of our diabetes supply products sales are of consumable testing supplies used to draw and test small quantities of blood for the purpose of measuring and monitoring glucose levels. Numerous research efforts are underway to develop more convenient and less intrusive glucose measurement techniques. The commercialization and widespread acceptance of new technologies that eliminate or reduce the need for consumable testing supplies could negatively affect our business.

We could lose customers and revenues to new or existing competitors who have greater financial or operating resources

Competition from other sellers of diabetes supplies, manufacturers of healthcare products, pharmaceutical companies and other competitors is intense and expected to increase. Many of our competitors and potential competitors are well known and have substantial resources. These companies may develop products and services that are more effective than any that we are developing or selling. They may also promote and market these products more successfully than we promote or market our products.

If we or our supplies do not comply with applicable government regulations, we may be prohibited from selling our products

Many of the products that we sell are regulated by the Food and Drug Administration and other regulatory agencies. If any of these agencies mandate a suspension of production or sales of our products or mandate a recall, we may lose sales and incur expense until we are in compliance with the regulations or change to another acceptable supplier.

We may make acquisitions that will strain our financial and operational resources

We regularly review potential acquisitions of businesses and products. Acquisitions involve a number of risks that might adversely affect our financial and operational resources, including:

•	diversion of the attention of senior management from important business matters;

•	amortization of substantial goodwill;

•	difficulty in retaining key personnel of an acquired business;

•	failure to assimilate operations of an acquired business;

•	failure to retain customers of an acquired business;

•	possible operating losses and expenses of an acquired business;

•	exposure to legal claims for activities of an acquired business prior to acquisition; and

•	incurrence of debt and related interest expense.

Dependence on reimbursement by Third Party Payors

Our levels of revenues and profitability, like those of other healthcare providers, are affected by the continuing efforts of third party payors to contain or reduce the costs of healthcare by lowering reimbursement rates, increasing case management review of services, and negotiating reduced-rate contract pricing. As we received approximately 70% of our revenues from Medicare reimbursement during the year ended December 31, 2008, any reduction in Medicare reimbursement rates will reduce our sales revenues by a corresponding amount without obtaining a corresponding reduction in costs for the products that we sell. The result would be a reduction in our overall profit margin on our product sales. There have been, and management expects that there will continue to be, proposals to limit Medicare reimbursement for healthcare products and services by an increasing emphasis on managed care systems and other means. We cannot predict whether any of these proposals will be adopted, but if adopted and implemented, such proposals could have a material adverse effect upon our business and financial condition and results of operations by reducing our profit margins on the products that we sell. We are attempting to address these risks, in part, by emphasizing the addition of customers who maintain private insurance and/or who are participants in Groups serviced by us pursuant to provider contracts. However, we cannot predict the degree of success, if any, we will have in such efforts. Moreover, significant changes in the terms of private insurance coverage, contractual arrangements with Groups, or Medicare coverage for the products sold by us, could also have a material adverse effect on our business and financial condition and results of operations.

To the extent we seek full payment from customers without supplementary insurance coverage (beyond the primary coverage provided by Medicare or private insurers), we must collect directly from the customers a portion of the purchase price of products sold and is subject to a credit risk on such amounts.

We may not be successful in contracting with managed care programs

A key component of our business strategy is to enter into contracts with Groups, pursuant to which we provide products to participants in such Groups. Competition to enter into provider contracts with Groups is intense, and there can be no assurance that we will obtain additional contracts, or that such contracts will yield the number of customers for our products that management is seeking. Additionally, in order to obtain such provider contracts, we will be required to offer such Groups terms and pricing for its products which are competitive with those of other vendors competing for the same contracts, thus reducing margins for our products.

Difficulty of maintaining profit margins

Reimbursements for test products sold by us are made pursuant to Medicare and private insurance fee schedules. Because the Health Care Financing Administration (“HCFA”) and private insurers determine the reimbursement levels, we cannot increase our revenues by raising the price of the test products we sell. Accordingly, the only means by which we can maintain or expand profit margins is to contain our own costs and expenses.

We expend substantial efforts to contain our operating costs and to purchase products for sale to our customers at the lowest possible prices. However, as increases in our own expenses cannot generally be passed along to our customers, such increases can lead to reductions in our profit margins, and could have a material adverse effect on our business and financial condition and results of operations.

Dependence on suppliers of our products

We purchase the products and medical equipment we sell to our customers from third-party manufacturers. While we acquire our products from several manufacturers, Bayer Healthcare, LLC (“Bayer”), Specialty Medical Supplies, Inc., Lifescan and Infopia accounted for approximately 90.6% of our product purchases for our year ended December 31, 2008. We purchased 52.4% of our products from Bayer. We seek to purchase our products from these manufacturers in sufficient commercial quantities and at commercially reasonable prices to service the demand of our customers and to generate sufficient profit margins. We have neither the facilities nor the capability to manufacture any of these products. With the exception of the products we purchase from Bayer, we believe we can acquire all products supplied by our current suppliers from other sources in the event any supplier is unable to timely fill our order. Our relationship with Bayer is governed by a supplier agreement, the terms of which are summarized on page 4 of this Registration Statement. We have never experienced an availability shortage of the products we sell or an inability to fill our customers’ orders. We believe that we will continue to be able to purchase the products we require, at commercially acceptable prices, from a variety of manufacturers and suppliers, even as the need for such products grows in conjunction with the growth in the size of our customer list. Nevertheless, there can be no assurance that we will be able to purchase our products in sufficient quantities and at commercially favorable costs. Were such products to be unavailable, or available only at significantly higher prices, even for a temporary period, such shortage or price increase could have a material adverse effect on our business and financial condition and results of operations.

Changes in government regulation may have an effect on our operations

Healthcare is an area of extensive and dynamic regulation, and as a supplier of medical equipment, we are subject to certain government regulation. Changes in laws or regulations or new interpretations of existing laws or regulations can have a material effect on methods of doing business, costs of doing business and levels of reimbursement by government and private third party payors, and we cannot predict what changes in or new interpretations of existing laws or regulations may occur. Any such changes could have a material adverse effect on our business and financial condition and results of operations.

We may not successfully implement our business strategy

The long-term success of our business is dependent on our ability to implement successfully the key elements in our business strategy, including, increasing the numbers of customers serviced and broadening the target audience for our products. There can be no assurance that we will be able to implement our business strategy successfully. A failure to effect successfully significant portions of our business strategy could result in our inability to grow or to achieve the types of operating efficiencies which management believes are required in order to participate successfully in a competitive market.

Risks associated with managing growth

Our growth has been rapid during the last 12 months and management believes such growth will continue. During the year ended December 31, 2008, our active patient base increased from approximately 11,500 patients to over 24,000, an increase of 108.7%. Approximately 33.0% of the growth we experienced during our last year occurred as a result of our acquisition of Diabetic Plus, Inc. The remainder of our growth occurred through our increased expenditures in internet marketing and advertising. Such continued growth could place a significant strain on our management, human, physical, operational and other resources. In particular, continued and accelerating growth will make acute the need for us to hire additional management personnel. There can be no assurance that we will be able to identify or attract qualified management or other personnel.

Our ability to manage our growth will require us to continue to invest in our operational, financial, and information systems, and to attract, retain, motivate, and effectively manage our employees. The inability of our management to manage growth effectively would have a material adverse effect on our business and financial condition and results of operations.

Competition

The market for our products is geographically dispersed and fragmented. We have numerous competitors, including local pharmacies, mail order catalogue businesses and many large nationwide retail chains. Competitors are located in all markets in which our customers and potential customers are located. Some of our competitors are substantially larger than us and have substantially greater resources than us. Furthermore, the barriers to entry into our business are relatively low.

The key competitive factors for us and other vendors of diabetic products are the quality of service to customers, the scope and effectiveness of marketing efforts, including media advertising campaigns and, increasingly, the ability to develop new sources of customers through such means as obtaining and servicing provider contracts with Groups.

We will face significant competition in obtaining provider contracts with Groups. We believe that our efforts to date to obtain provider contracts with Groups have been successful, and we intend to continue and to intensify these efforts. However, management believes that competitors of ours may be conducting similar efforts to enter into provider contracts. To the extent the provider contracts yield significant numbers of new customers, our competitors are likely to intensify their own efforts to obtain such provider contracts.

In order to maintain and improve the quality of its service, we are making, and will continue to be required to make, significant capital investments in such areas as personnel, training, systems (including telecommunications and information systems), and physical facilities. The continuing need to make such capital investments and to incur costs in maintaining and improving service can reduce profit margins on the sale of products.

Some of our competitors are larger and may have substantially greater capital and human resources than us, making them better able to pursue provider contracts with Groups, to make capital investments and incur costs associated with maintaining and improving the quality of service.

Dependence on key personnel

Our business is directed by a small number of executive and management personnel, the loss of which could have a material adverse effect on the Company. We believe that our ability to manage our planned growth successfully will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. To date, we have not experienced any problems in attracting or retaining key employees, however, there can be no assurance that we will be able to attract or retain the personnel or business will require to grow successfully. We are not aware of any plans by any of our key employees to leave the Company.

Although we have written employment agreements with our President and Principal Executive Officer, Lowell M. Fisher, Jr. and our Chief Financial Officer, Mark A. Bock, there can be no assurance that either individual will remain available to the Company. The unavailability of either of Messrs. Fisher or Bock would have a material adverse effect upon our business. We do not carry “key-man” insurance on any member of our executive management team.

Product Liability; Adequacy of Insurance

While we do not manufacture the products we sell to our customers, a purchaser of products distributed by us believing that an injury suffered by him or her resulted from a defect in one of such products could seek to impose liability upon us in respect of such injury, and we could be found liable as the provider of such product. As of the date of this registration statement, we maintain product liability insurance in the amount of $1,000,000 and have been unable to obtain additional amounts of such insurance. Management believes that insurance companies generally will not sell product liability insurance in excess of $1,000,000 to distributors similar to us.

We have never been the subject of a material claim made, nor have we been made aware of any material claim against us based upon the use or failure of the products we sell to our customers. There can be no assurance, however, that we will not be subject to such claims, that any claim will be successfully defended, that the available insurance will be sufficient to fund the defense of such claim or a corresponding counterclaim against a manufacturer or other party, or that if we are found liable, the claim and liability will not exceed the limits of our insurance. There is also no assurance that we will be able to continue to obtain product liability insurance on acceptable terms. Any product liability claims could have a material adverse effect on our business and financial condition and results of operations.

Risks Relating To An Investment In Our Securities

The market price for our common shares is likely to be highly volatile given our lack of revenues or profits to date, which could lead to wide fluctuations in our share price. The price at which you purchase our common shares may not be indicative of the price which will prevail in the trading market, if a trading market is ever established. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you. The volatility in our common share price may subject us to securities litigation.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors. First, our common shares are sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without a material reduction in share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of revenues or profits to date, and the uncertainty of future market acceptance for our services. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Additionally, in the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources from operations. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; development of a successful marketing program; acceptance of our services; government regulations and approvals; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance.

Our common stock is subject to the “Penny Stock” rules of the SEC, which makes transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

Our common stock is currently quoted on the Pink Sheets, which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and obtaining future financing. Further, our securities will be subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended. The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade “penny stock” because of the requirements of the “penny stock rules” and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules,” investors will find it more difficult to dispose of our securities. Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

State Securities Laws may limit the ability of purchasers to re-sell their shares.

Under the securities laws of some states, securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Since Vicis Capital Master Fund currently beneficially owns the majority of our outstanding voting capital stock, it will retain the ability to control our management and the outcome of corporate actions requiring shareholder approval notwithstanding the overall opposition of our other shareholders. This concentration of ownership could discourage or prevent a potential takeover of our Company which might otherwise result in you receiving a premium over the market price for your common shares.

Vicis Capital Master Fund has the ability to vote a majority of our outstanding voting capital stock. As of June 30, 2009, our voting capital stock was comprised of 56,670,154 outstanding shares of voting common stock and 82,827,840 shares of preferred stock entitled to vote on an “as-converted” basis, for a total of 139,497,994 shares of our voting capital stock entitled to vote. As of June 30, 2009, Vicis Capital Master Fund has the ability to vote 82,827,840 shares of our voting capital stock, representing approximately 60% of our outstanding voting capital stock. By virtue of its shareholdings, Vicis Capital Master Fund will be able to elect members of our board of directors, control our management and affairs and cause or prevent corporate transactions such as mergers, consolidation or the sale of all or substantially all of our assets. The interests of Vicis Capital Master Fund may differ from that of other shareholders, with the result that our principal shareholder may cause us to enter into transactions that may not be viewed as favorable to our other shareholders.

There are no foreseeable dividends on our common shares.

We do not anticipate paying any dividends on our common shares in the foreseeable future. Rather, we plan to retain earnings, if any, for the operation and expansion of our business.

We are authorized to issue “blank check” preferred stock, or options or warrants to purchase those shares, which may be issued without stockholder approval and which may adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. As of June 30, 2009, our Board of Directors has authorized and issued approximately 8,750,203 shares of preferred stock consisting of 203 shares of our Series B Preferred Stock; 2,750,000 shares of our Series C Preferred Stock; and 6,000,000 shares of our Series D Preferred Stock. Our Board of Directors may issue the remaining preferred shares at any time without stockholder approval and doing so may adversely affect your rights. Any shares of preferred stock that are issued are likely to have priority over our common stock with respect to dividend or liquidation rights. These preferred shares could have conversion, voting or other rights that could dilute the interest of, or impair the voting power of, our common stockholders. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for the Company and thereby preventing stockholders from receiving the maximum value for their shares. We have no present intention to issue any additional shares of preferred stock in order to discourage or delay a change in control or for any other reason. However, there can be no assurance that preferred stock will not be issued at some time in the future.

Our issuance of additional common shares, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled, under our certificate of incorporation, to issue up to 490,000,000 common shares. After taking into consideration our outstanding common shares as of June 30, 2009, and our common shares reserved for issuance upon exercise or conversion of our outstanding derivative securities, we are entitled to issue up to 138,124,508 additional common shares. Our board may generally issue those common shares, or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development and marketing plans. It is also likely that we will be required to issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock plans. We cannot give you any assurance that we will not issue additional common shares, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time. Our issuance of additional common stock, or options or warrants to purchase those shares, to employees and consultants as compensation would dilute your proportionate ownership and voting rights.

The elimination of monetary liability against our directors, officers and employees under our certificate of incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers and employees.

Our certificate of incorporation contains provisions which eliminate the liability of our directors for monetary damages to our Company and shareholders to the maximum extent permitted under Delaware corporate law. Our bylaws also require us to indemnify our directors to the maximum extent permitted by Delaware corporate law. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our Company and shareholders.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Our Management’s Discussion and Analysis should be read in conjunction with our financial statements included in this prospectus.

Recent Developments

Purchase Business Combination:

On February 5, 2008, we (through our wholly-owned subsidiary, Diabetic Plus Acquisition, Inc.) completed the acquisition of substantially all of the assets, tangible and intangible, except that we did not acquire accounts receivable, of Diabetic Plus, Inc. (“DPI”), which was engaged in the marketing and distribution of diabetic products through an Internet-based member patient ordering system. We did not assume any liabilities. We acquired DPI for two principal reasons. First, the assets that we acquired included a revenue-generating customer list that would serve to increase our product sales. Second, the DPI acquisition allows us to rapidly enter Internet-based sales platforms that will be used to promote DPI products, our existing products and other offerings that we may develop in future periods. The purchase price for the DPI assets amounted to $1,697,343, which was paid in cash of $1,655,793 and warrants to purchase 1,500,000 shares of our common stock (over a period of three years following the purchase, at a strike price of $0.14) that had a fair value of $41,550, using the Black Scholes Merton valuation technique (significant assumptions: trading market value-$0.13; term-term to maturity, or three years; volatility-132.88%, which is our historical trading volatility; risk-free rate-2.08%, which is the yield on zero coupon government securities with remaining terms of three years). We also issued a Non-Negotiable Non-Interest Bearing Promissory Note in the original principal amount of $763,102 (the “Note”) to DPI, however, due to DPI’s breach of numerous representations and warranties in the purchase agreement, we exercised our contractual set-off right contained in the Note and purchase agreement. Please see the section entitled “Legal Proceedings” related to litigation that subsequently arose as a result of this acquisition. We also incurred direct, incremental expenses of $151,807 related to the purchase, which principally related to legal and broker fees. There are no components of the purchase price that are contingent in nature.

We have accounted for our purchase of DPI as a purchase business combination under Statements of Financial Accounting Standards No. 141 Business Combinations (“SFAS 141”). We are the accounting acquirer in this purchase business combination because we did not exchange our equity securities, our management succeeds as management of the combined companies, our directors succeed as the governance body of the combined companies, and there are no minority or other interests in the assets that we acquired. We have allocated our aggregate purchase price of $1,807,600 to the assets acquired based upon their relative fair values. Since the relative fair values exceeded our purchase price (i) no goodwill arose from our purchase and (ii) the discount was allocated only to the long-lived assets based upon their relative fair values in accordance with the requirements of SFAS 141. The following table illustrates our allocation:

	Estimated Life	Fair Values	Allocated Values
Assets acquired:
Patient list	10	$2,542,862	$1,796,802
Property and equipment	*	34,813	24,030
Non-competition agreements	2	28,975	20,000
Inventories		8,318	8,318

		$2,614,968	$1,849,150

*	We have used lives consistent with our policies which are reasonable approximations of the remaining lives of these tangible assets.

The operations arising from the DPI purchase are included in our operations commencing with the date of acquisition, which was February 5, 2008. The following table illustrates the unaudited pro forma effects on our operations of DPI as if it had been acquired at the beginning of our quarterly period ended March 31, 2008.

Critical Accounting Policies

This discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make significant estimates and judgments that affect the amounts reported in the consolidated financial statements and the accompanying notes. These items are regularly monitored and analyzed by management for changes in facts and circumstances, and material changes in these estimates could occur in the future. Changes in estimates are recorded in the period in which they become known. The estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from the estimates.

While all of our accounting policies impact the consolidated financial statements, certain policies are viewed to be critical. Critical accounting policies are those that are both most important to the portrayal of our financial condition and results of operations and that require management’s most subjective or complex judgments and estimates. Management believes the policies that fall within this category are the policies on revenue recognition and accounts receivable and other intangible assets, and amounts reserved for overpayments by Medicare and others.

Revenue Recognition and Accounts Receivable:

We recognize revenue related to product sales to customers who have placed orders upon shipment of such orders, provided that risk of loss has passed to the customer and we have received and verified any written documentation required to bill Medicare, other third-party payers and customers. Revenue is recorded at the amounts expected to be collected from Medicare, other third-party payers, and directly from customers. Revenue recognition is deferred for product shipments for which we have not yet received the required written forms until the period in which those documents are collected and verified.

Revenue related to Medicare reimbursement is calculated based on government-determined reimbursement prices for Medicare-covered items. The reimbursements that Medicare pays us are subject to review by appropriate government regulators. Medicare reimburses at 80% of the government-determined prices for reimbursable supplies, and we bill the remaining balance to either third-party payers or directly to customers.

The valuation of accounts receivable is based upon the credit-worthiness of customers and third-party payers as well as the historical collection experience. Allowances for doubtful accounts are recorded as a selling, general and administrative expense for estimated amounts expected to be uncollectible from third-party payers and customers. We base our estimates on historical collection and write-off experience, current trends, credit policy, and on analysis of accounts receivable by aging category.

Our accounts receivable are generally due from Medicare, private insurance companies, Medicaid and the Company’s customers. The collection process is time-consuming, complex and typically involves the submission of claims to multiple payers whose payment of claims may be contingent upon the payment of another payer. As a result, collection efforts may be active up to 18 months from the initial billing date. In accordance with applicable regulatory requirements, we make reasonable and appropriate efforts to collect our accounts receivable, including deductible and co-payment amounts, in a consistent manner for all payer classes. As of December 31, 2008 and 2007, allowances for doubtful accounts are based upon increasing percentages of each aging category ranging from 1% for current balances up to 55% for amounts greater than 180 days.

Our contractual adjustments for 2008 and 2007 were 3.0% and 4.2%, respectively, reflecting a decrease of 1.2% from 2007 to 2008. We reduced our contractual adjustments due to improved billing procedures and controls that we believe made our billing process much more efficient resulting in a greater likelihood in collecting our accounts receivables. We have reserved an allowance account of 11.3% and 11.9% of our accounts receivable for the years ending December 31, 2008 and 2007. For the year ending December 31, 2008, a hypothetical change in our allowance account of 1% would have resulted in a change in net income of approximately $1,645. The following table details the activity in our accounts receivable valuation reserves for the years ended December 31, 2008 and 2007:

Accounts Receivable Valuation Reserves

Description	Beginning Balance	Provision Current Year	Returns & Allowance Current year	Returns & Allowance Prior year	Bad Debts Current year	Bad Debts Prior year	Ending Balance
For calendar year ending December 31, 2008	$72,500	$365,897	$(67,902)	$(65,996)	$(122,409)	$(14,640)	$167,450
For calendar year ending December 31, 2007	$120,542	$199,045	$(66,888)	$(11,640)	$(157,273)	$(11,286)	$72,500

The Company is a medical supply provider under Medicare Part B and private insurance carriers throughout the United States. Additionally, the Company has a pharmacy that provides medical supplies to patients under both Medicare Part B and pharmacy benefit plans. The Company’s pharmacy processes and adjudicates its claims through pharmacy benefit plans which represents only 2% of the Company’s outstanding accounts receivable. The remaining accounts receivable are all pending approval from Medicare or private insurance carriers. Any amounts that have been reclassified to self-pay from either Medicare or private insurance carriers historically have not been material to the Company.

The following tables detail our gross accounts receivable balances by aging category from the billing date for each payer source for the three months ended March 31, 2009 and the fiscal years ended December 31, 2008 and December 31, 2007, respectively.

Certified Diabetic Services, Inc.

Accounts Receivable Aging

As of March 31, 2009

Payor Category	1-30	31-60	61-90	91-120	over 120	Total	Percentage of total
Medicare	370,356.64	41,403.21	9,295.32	9,675.90	91,873.51	522,604.58	30.4%
percentage of category	70.9%	7.9%	1.8%	1.9%	17.6%	100.0%
Primary insurance	298,155.93	35,332.05	27,611.02	17,845.83	45,249.36	424,194.19	24.7%
percentage of category	70.3%	8.3%	6.5%	4.2%	10.7%	100.0%
Secondary insurance	208,501.16	32,875.92	15,289.85	18,225.05	94,891.73	369,783.71	21.5%
percentage of category	56.4%	8.9%	4.1%	4.9%	25.7%	100.0%
Patient pay	100,955.22	58,987.33	27,976.88	27,264.76	337,230.85	552,415.04	32.1%

percentage of category	18.3%	10.7%	5.1%	4.9%	61.0%	100.0%
Total gross accounts receivable	977,968.95	168,598.51	80,173.07	73,011.54	569,245.45	1,869,000.52	108.6%

Allowance for bad debts						(148,250.00)	-8.6%

Net Accounts Receivable	56.8%	9.8%	4.7%	4.2%	33.1%	1,720,750.52	100.0%

Certified Diabetic Services, Inc. Accounts Receivable as of December 31, 2008
Payor classification	1-30	31-60	61-90	91-120	over 120	Total	Percentage of total
Medicare	384,046.18	16,406.69	15,478.48	7,529.37	56,742.10	480,202.82	32.4%
percentage of category	80.0%	3.4%	3.2%	1.6%	11.8%	100.0%
Primary insurance	374,774.96	31,168.19	15,526.10	11,476.07	31,251.86	464,197.18	31.3%
percentage of category	80.7%	6.7%	3.3%	2.5%	6.7%	100.0%
Secondary insurance	129,498.93	22,619.18	16,543.63	15,561.51	47,314.92	231,538.17	15.6%
percentage of category	55.9%	9.8%	7.1%	6.7%	20.4%	100.0%
Patient pay	106,545.47	41,469.22	30,683.48	28,722.98	266,983.96	474,405.11	32.0%

percentage of category	22.5%	8.7%	6.5%	6.1%	56.3%	100.0%
Total gross accounts receivable	994,865.54	111,663.28	78,231.69	63,289.93	402,292.84	1,650,343.28	111.3%

Allowance for bad debts						(167,450.00)	-11.3%

Net Accounts Receivable	67.1%	7.5%	5.3%	4.3%	27.1%	1,482,893.28	100.0%

Certified Diabetic Services, Inc. Accounts Receivable Aging As of December 31, 2007
Payor classification	1-30	31-60	61-90	91-120	over 120	Total	Percentage of total
Medicare	80,087.17	8,394.01	2,347.06	1,538.42	7,946.78	100,313.44	16.5%
percentage of category	79.8%	8.4%	2.3%	1.5%	7.9%	100.0%
Primary insurance	236,320.64	10,911.92	6,641.53	4,762.80	15,060.46	273,697.35	44.9%
percentage of category	86.3%	4.0%	2.4%	1.7%	5.5%	100.0%
Secondary insurance	58,906.73	7,541.01	1,892.00	2,793.37	8,634.91	79,768.02	13.1%
percentage of category	73.8%	9.5%	2.4%	3.5%	10.8%	100.0%
Patient pay	36,237.21	19,445.17	15,005.21	8,036.55	149,748.13	228,472.27	37.5%

percentage of category	15.9%	8.5%	6.6%	3.5%	65.5%	100.0%
Total gross accounts receivable	411,551.75	46,292.11	25,885.80	17,131.14	181,390.28	682,251.08	111.9%

Allowance for doubtful accounts						(72,500.00)	-11.9%

Net accounts receivable	67.5%	7.6%	4.2%	2.8%	29.7%	609,751.08	100.0%

Impairment of Long-Lived Assets:

Long-lived assets consist of property and equipment and purchased intangible assets. We review our property and equipment for impairments whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset may not be recoverable through undiscounted cash flows that the respective asset, or group of assets, generates. Impairment charges may be recognized when the undiscounted cash flow generated from the respective asset, or group of assets, is insufficient to recover the carrying value. In these circumstances, the respective asset, or group of assets, is adjusted to its fair value with a charge to expense.

Derivative Financial Instruments:

Derivative financial instruments, as defined in Statements of Financial Accounting Standard No. 133, Accounting for Derivative Financial Instruments and Hedging Activities (SFAS 133), consist of financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets. We generally do not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, we have entered into arrangements involving certain other financial instruments and contracts, such as our convertible preferred stock and warrant financing arrangements, with features that are either (i) not afforded equity classification, (ii) embody risks not clearly and closely related to host contracts, or (iii) may be net-cash settled by the counterparty. As required by SFAS 133, these instruments are required to be carried as derivative liabilities, at fair value with changes in fair value reflected in our income (loss). Accordingly, these estimation processes and how we compute fair value may have a significant effect on our earnings in future periods.

We estimate fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective measuring fair values. In selecting the appropriate technique, we consider, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, we generally use the Black-Scholes-Merton (“BSM”) option valuation technique, adjusted for the effect of dilution, because it embodies all of the requisite assumptions (including trading volatility, estimated terms, dilution and risk free rates) necessary to fair value these instruments. For compound derivative instruments, comprising certain redemption and put features embodied in our convertible preferred stock, we use discounted cash flow models involving multiple, probability-weighted outcomes and risk-adjusted rates. We concluded based upon this technique that the fair value of the compound derivatives was de minimus as of December 31, 2008 and 2007. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques (such as BSM) are highly volatile and sensitive to changes in the trading market price of our common stock, which has a high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, our income (loss) will reflect the volatility in these estimate and assumption changes.

Fair Value Measurements:

Fair value measurement requirements are embodied in certain accounting standards applied in the preparation of our financial statements. Significant fair value measurements resulted from the application of SFAS 133 and Statement of Financial Accounting Standard No. 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150) to our preferred stock and warrant financing arrangements and SFAS 123R to our share-based payment arrangements. Statement of Financial Accounting Standards No. 157 Fair Value Measurements (SFAS 157) defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 was effective for our fiscal year beginning January 1, 2008. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this standard does not require any new fair value measurements. Adoption of this standard did not result in a material financial affect.

Statement of Financial Accounting Standard No. 159 The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159) permits entities to choose to measure many financial instruments and certain other items at fair value. It was effective for our year beginning January 1, 2008. Upon its adoption at this time, we do not intend to reflect any of our current financial instruments at fair value (expect that we are required to carry our derivative financial instruments at fair value under SFAS 133). However, we will consider the appropriateness of recognizing financial instruments at fair value on a case by case basis as they arise in future periods.

Share-Based Payment:

We apply the grant-date fair value method to our share-based payment arrangements with employees under the rules provided in Statement of Financial Accounting Standards No. 123R Accounting for Share-Based Payment (SFAS 123R). For share-based payment transactions with parties other than employees we apply EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Under SFAS 123R, share-based compensation cost to employees is measured at the grant date fair value based on the value of the award and is recognized over the service period, which is usually the vesting period for employees. Share-based payments to non-employees are recorded at fair value on the measurement date and reflected in expense over the service period.

We use the Black-Scholes option valuation model and other reasonable techniques to determine the grant-date fair value of stock options and employee stock purchase plan shares. The determination of the fair value of share-based payment awards on the date of grant using an option-valuation model is affected by the Company’s stock price as well as assumptions regarding a number of complex variables. These variables include the Company’s expected stock price volatility over the term of the awards, projected employee stock option exercise behavior, expected risk-free interest rate and expected dividends. We estimate the expected term and volatility of options granted based on values derived from observable trading of our common stock. We base the risk-free interest rate for option valuation on Constant Maturity Rates provided by the U.S. Treasury with remaining terms similar to the expected term of the options. We do not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in the option valuation model. In addition, SFAS No. 123(R) requires forfeitures of share-based awards to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Uncertain Tax Positions:

The amount of income taxes and related income tax positions taken is subject to audits by federal and state tax authorities. While, as of December 31, 2008, three years of our income tax returns are subject to audit by these authorities, we have received no indication that any audits are planned. Our estimate of the potential outcome of any uncertain tax position is subject to management’s assessment of relevant risks, facts, and circumstances existing at that time, pursuant to Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 requires a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. Our policy is to record a liability for the difference between the benefit recognized and measured pursuant to FIN 48 and tax position taken or expected to be taken on the tax return. Then, to the extent that our assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. We report tax-related interest and penalties as a component of income tax expense. During the years ended December 31, 2008 and 2007, we have not concluded that any significant tax position requires recognition under FIN 48.

Results of Operations

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Product Sales:

Our core business, generating nearly all of our sales revenues to date, is the sale of products required by diabetics to conduct and evaluate testing of their blood sugar levels. The blood sugar testing products consist of a “lancet,” used to prick the finger and obtain drops of blood for analysis, a “lancing device,” which houses and fires the lancet into the finger, a “strip,” on which an extracted drop of blood is placed, a “control solution,” placed on the strip to test the meter’s accuracy, and a blood glucose monitor or “meter,” which reads the drop of blood on the strip and provides a blood-sugar level result. All five of these test products are marketed and sold by us. In addition, we also market and sell insulin and syringes required by diabetics with IDDM. Revenues from the sale of insulin and syringes, however, represent an insignificant portion of our total sales revenues. We also offer a variety of meters purchased from four major manufacturers. Meters generally have a useful life of one to five years, and some first-time customers of ours who have been purchasing test products from other vendors choose to continue using the meter they already own. In many cases, customers requiring new meters purchase a model recommended by their physician. In other cases, our customer service representatives discuss with a customer the available models of meters and help the customer determine which to purchase.

Product sales for the year ended December 31, 2008 amounted to $8,755,394 compared to $5,774,563 for the year ended December 31, 2007, representing an increase of $2,980,831 (or 51%). Approximately 36.7% of the increase is due to the acquisition of a patient list from Diabetic Plus, Inc. on February 5, 2008 and approximately 63.3% of the increase is due to the substantial increase in effective advertising and marketing programs designed to attract new patients. As more fully discussed below, our advertising and marketing increased from $56,641 to $1,285,167.

Cost of Product Sales:

Cost of product sales for the year ended December 31, 2008 amounted to $4,250,797 as compared to $3,132,362 for the year ended December 31, 2007, representing an increase of $1,118,435 (or 35%). Approximately 36.7% of the increase in product cost of sales and the decrease in cost of product sales as a percentage of product sales is due to additional patients acquired from Diabetic Plus, Inc., and approximately 63.3% of the increase is due increased enrollment and shipment of new diabetes patients. Our cost of product sales as a percent of product sales decreased from 54% in 2007 to 48% in 2008. This decrease is a direct result of the composition shift to higher margin products.

Compensation:

Compensation expense for the year ended December 31, 2008 amounted to $3,793,290 as compared to $2,993,769 for the year ended December 31, 2007, reflecting an increase of $799,521 (or 27%). Compensation expense included share-based payment of $67,880 and $497,067, during the years ended December 31, 2008 and 2007 respectively. Approximately 74.3% of the increase is due to higher head counts in our organization, principally related to the additional internet marketing sales staff of our former Sunrise, Florida facility (closed in January 2009 and consolidated with our headquarters operations), and the balance of the increase is due to our hiring of a Chief Operating Officer and a Chief Technology Officer during 2008 and our decisions related to the award of share based payment to employees.

General and Administrative Expenses:

General and administrative expenses for the year ended December 31, 2008 amounted to $1,692,541 as compared to $930,173 for the year ended December 31, 2007, representing an increase of $762,368 (or 82%). Increases in our general and administrative expenses arose from increases in (i) legal and accounting expenses (approximately $264,000), (ii) bad debts expenses (approximately $123,000), (iii) occupancy costs (approximately $141,000), (iv) repairs and maintenance (approximately $81,000) and (v) telephone services (approximately $53,000). We are currently projecting decreases in our general and administrative expenses. During January 2009, we closed our Sunrise, Florida office and consolidated its operations in our headquarters. Those costs in 2008 amounted to approximately $92,000. In addition certain other general and administrative costs were curtailed with the closure of the Sunrise, Florida office.

Advertising and Marketing Expenses:

Advertising and marketing expense for the year ended December 31, 2008 amounted to $1,285,167 as compared to $56,641 for the year ended December 31, 2007. This increase is due to the additional overhead of our internet marketing sales office located in Sunrise, Florida and the internet marketing to attract new diabetes patients.

Depreciation and Amortization:

Depreciation and amortization for the year ended December 31, 2008 amounted to $269,756 as compared to $61,668 for the year ended December 31, 2007, representing an increase of $208,088. This increase relates to the incremental amortization expense of $170,008 for the period from February 5, 2008 to December 31, 2008 related to acquired tangible and intangible assets (having a cost of $1,807,600) in the DPI purchase business combination.

Other Operating Expenses:

Other operating expenses, which largely relate to third-party temporary services, for the year ended December 31, 2008 amounted to $65,582 as compared to $62,424 for the year ended December 31, 2007. We have transitioned all of these functions to our internal employees. Accordingly, we do not anticipate continuation of these costs in future periods.

Derivative Income (Expense):

Derivative expense comprises (i) changes in the fair value of our derivative financial instruments and (ii) day-one losses resulting inception date derivative fair values greater than the underlying proceeds in our Series C and Series D Preferred Stock and warrant financing arrangements. Derivative expense associated with post-inception changes in fair value amounted to $1,384,237 for the year ended December 31, 2008, as compared to $1,231,520 for the year ended December 31, 2007. Day-one derivative losses associated with our two Series D Preferred Stock and warrant transactions in 2008 amounted to $268,441. Day-one derivative losses associated with our single Series C Preferred Stock and warrant transaction in 2007 amounted to $268,134.

The following tables summarize the effects on our income (loss) associated with changes in the fair values of our derivative financial instruments by financing arrangement for the years ended December 31, 2008 and 2007:

	Year ended December 31, 2008
Financing arrangements giving rise to derivative financial instruments:	Compound Embedded Derivative	Warrant Derivatives	Total Derivatives
Changes in fair values of derivatives:
Series C Convertible Preferred Stock and warrant financing, dated September 17, 2007	$—	$337,960	$337,960
Series D Convertible Preferred Stock and warrant financing, dated February 5, 2008	—	(1,511,947)	(1,511,947)
Series D Convertible Preferred Stock and warrant financing, dated June 24, 2008	—	(210,250)	(210,250)

	$—	$(1,384,237)	(1,384,237)

Day-one derivative allocation losses:
Series D Convertible Preferred Stock and warrant financing, dated February 5, 2008			(151,803)
Series D Convertible Preferred Stock and warrant financing, dated June 24, 2008			(116,638)

Total derivative income (expense)			$(1,652,678)

	Year ended December 31, 2007
Financing arrangements giving rise to derivative financial instruments:	Compound Embedded Derivative	Warrant Derivatives	Total Derivatives
Changes in fair values of derivatives:
Series C Convertible Preferred Stock and warrant financing, dated September 17, 2007	$—	$(1,231,520)	$(1,231,520)

Day-one derivative allocation loss:
Series C Convertible Preferred Stock and warrant financing, dated September 17, 2007			(268,134)

Total derivative income (expense)			$(1,499,654)

Our derivative liabilities as of December 31, 2008 and 2007 and our derivative income (expense) for the years ended December 31, 2008 and 2007 are significant to our consolidated financial statements. Since derivative financial instruments require adjustment to fair value during each reporting period, we will continue to experience the effects in our earning so long as the derivatives are outstanding. Changes in our trading market price will have a significant effect on the amounts of income (expense) that we record. In addition, we may enter into additional financing arrangements that give rise to derivative financial instruments that (i) would increase the overall affect of fair value changes on our earning and (ii) may result in additional day-one derivative losses if the fair value of the derivatives exceeds the proceeds from the financing arrangement. Although our management is currently reviewing financing arrangements that may give rise to derivatives, there can be no assurances that any transaction can be completed at terms acceptable to our management, if at all.

The magnitude of derivative income (expense) reflects the following:

•

The market price of our common stock, which significantly affects the fair value of our derivative financial instruments, experienced material price fluctuations. The closing price of our common stock increased from $0.13 and $0.18 on February 5, 2008 and June 24, 2008, respectively, to $0.20 on December 31, 2008. The closing market price increased from $0.11 on September 17, 2007 to $0.15 on December 31, 2007. The higher stock prices on each of our year-end dates had the effect of significantly increasing the fair value of our derivative liabilities and, accordingly, we were required to adjust the derivatives to these higher values with charges to derivative expense. Alternatively, as to our September 17, 2007 financing, although the overall stock price increased from December 31, 2007 to December 31, 2008, other valuation assumptions (principally option term and volatility) resulted in a lower value; this decrease was reflected as derivative income.

•

In connection with our accounting for each of the convertible preferred stock and warrant transactions, we encountered the unusual circumstance of a day-one derivative loss related to the recognition of derivative instruments arising from the arrangement at their fair values on the inception dates. That means that the fair value of the financial instruments required to be classified as derivative liabilities exceeded the net proceeds that we received from the arrangements and we were required to record a loss to record the derivative financial instruments at fair value.

Interest Expense:

Interest expense for the year ended December 31, 2008 amounted to $35,989 as compared to $237,272 for the year ended December 31, 2007. The decrease is a result of lower average debt balances during each of those years.

Interest Income:

Interest income for the year ended December 31, 2008 amounted to $9,346 as compared to $9,102 for the year ended December 31, 2007. Interest income is relatively consistent from year to year because our interest-bearing deposits on average were consistent.

Gain on Extinguishments:

In the year ended December 31, 2007, we incurred gains of $144,355 from the negotiated settlement of accounts payable for amounts below their respective carrying amounts.

Write off of Deferred Financing Costs upon Early Debt Settlement:

In the year ended December 31, 2007, we charged deferred financing costs of $239,858 to expense when we early settled the debt at its face value.

Net Loss:

Net loss amounted to $4,281,060 for the year ended December 31, 2008, as compared to a net loss of $3,285,801 for the year ended December 31, 2007, representing an increase of $995,259 (or 30%). Our increased net loss resulted from increases in other costs and expenses, as discussed above, that exceeded our increased gross margin on our product sales.

Reconciliation of Net Loss to Loss Applicable to Common Stockholders:

Loss applicable to common stockholders amounted to $11,873,748 during the year ended December 31, 2008 as compared to $6,644,184 during the year ended December 31, 2007. Loss applicable to common stockholders gives effect to accretion of redeemable preferred stock, amounting to $6,932,439 and $3,273,146 during the years ended December 31, 2008 and 2007, respectively, and preferred stock dividends of $660,249 and $85,237 during the same periods, respectively. In connection with our Series C Preferred Stock and warrant financing and our Series D Preferred Stock and warrant financings, we allocated proceeds to these instruments that was lower than the redemption amounts. Accretion represents the adjustment of those discounted amounts to their redemption values by charging paid in capital, accumulated deficit or a combination of both. We will have no further accretions on the Series C Preferred or Series D Preferred. However, if we enter into future preferred stock sales, additional accretion may result. The terms and conditions of each of the Series C Preferred and Series D Preferred provide for the payment of dividends, whether or not declared. Accordingly, we accrue dividends. Whether or not declared, cumulative dividends are included as adjustments to net loss to arrive at loss applicable to common stockholders. Accordingly, we will continue to give effect to this adjustment in future periods that these series of preferred stock are outstanding.

Loss per Common Share:

Loss per common share amounted to $0.22 during the year ended December 31, 2008 as compared to $0.14 during the year ended December 31, 2007. We account for (loss) income per share in accordance with SFAS No. 128, “Earnings per Share” (“SFAS No. 128”). Basic (loss) income per share represents our income loss applicable to common shareholders divided by the weighted average number of shares of common stock outstanding during each period. It excludes the dilutive effects of potentially issuable common shares such as those related to our convertible note and warrants. Diluted (loss) income per share is calculated by including potentially dilutive share issuances in the denominator. For stock options and warrants that are indexed to common stock, we apply the treasury stock method to determine the number of dilutive shares. For convertible instruments, such as our convertible preferred stock, we use the if-converted method. During the years ended December 31, 2008 and 2007, dilutive (loss) earnings per share excludes the following financial instruments because the effect would be anti-dilutive:

	Year ended December 31,
	2008	2007
Common shares indexed to:
Redeemable preferred stock	135,000,000	55,000,000
Warrants	147,416,800	61,436,800
Stock options	11,710,000	11,410,000
Series B Preferred Stock	—	1,202,000

	294,126,800	129,048,800

Liquidity and Capital Resources for the years ended December 31, 2008 and 2007

Cash and cash equivalents amounted to $45,946 as of December 31, 2008. We require cash to pay our operating expenses, make capital expenditures and service our debt and other long-term liabilities, such as our leasing arrangements. Our principal source of funds is from our operations. However, we incurred a net loss amounting to $4,281,060 and $3,285,801 for the years ended December 31, 2008 and 2007, respectively. In addition, we used cash of $2,799,979 and $971,286 to sustain our operations during the years ended December 31, 2008 and 2007, respectively. Finally, as of December 31, 2008, we have a working capital deficiency of $11,186,484. These conditions raise substantial doubt surrounding our ability to continue as a going concern for a reasonable period.

Our management is executing certain plans to alleviate the negative trends and conditions described above. In 2008 and 2007, we raised $5,480,000 and $2,971,299, respectively from the sale of preferred stock, common stock and warrants. We are currently seeking additional financing sources. Further, our management is currently reviewing our operating and cost structure and believes that there are opportunities for cost curtailment. There can be no assurances that our management will be successful in raising additional capital based upon reasonable terms and rates, if at all. Our ability to continue as a going concern is dependent on our ability to raise additional capital. Ultimately, our ability to continue as a going concern is dependent upon the achievement of profitable operations. The accompanying financial statements do not include any adjustments that arise from this uncertainty.

Cash Flows from Operating Activities:

We used cash of $2,799,979 in our operating activities during the year ended December 31, 2008 as compared to using cash of $971,286 in our operating activities during the year ended December 31, 2007. Our use of cash was largely attributable to our operating losses, which was offset by certain non-cash charges, including derivative expense and depreciation. Net operating assets and liabilities decrease our cash from operations by $606,077 during the year ended December 31, 2008 as compared to increasing our cash from operations by $523,463 during the year ended December 31, 2007. The increase in our operating assets was attributable to higher operating levels following our purchase of assets and customer lists from Diabetics Plus, Inc. on February 5, 2008.

Our total assets amounted to $4,416,661 as of December 31, 2008 as compared to $1,221,327 as of December 31, 2007. The increase in our total assets is largely the result of purchasing tangible and intangible assets from Diabetic Plus, Inc. in February 2008. Our total liabilities amounted to $12,987,572 as of December 31, 2008 as compared to $6,174,910 as of December 31, 2007. The increase in our total liabilities is largely the result of allocating financing proceeds to derivative financial instruments that are carried at their fair values. As of December 31, 2008, derivative financial instruments comprise $10,492,917 (or 80%) of our total liabilities. Since derivative financial instruments are carried at fair value, our liabilities will fluctuate as fair value of these instruments fluctuates.

The following tables summarize the components of derivative liabilities as of December 31, 2008 and 2007:

	December 31, 2008
Financing arrangements giving rise to derivative financial instruments (see Note 7):	Compound Embedded Derivative	Warrant Derivatives	Total Derivatives
Series C Convertible Preferred Stock and warrant financing, dated September 17, 2007	$—	$(4,164,840)	$(4,164,840)
Series D Convertible Preferred Stock and warrant financing, dated February 5, 2008	—	(4,102,520)	(4,102,520)
Series D Convertible Preferred Stock and warrant financing, dated June 24, 2008	—	(2,225,557)	(2,225,557)

	$—	$(10,492,917)	$(10,492,917)

	December 31, 2007
Financing arrangement giving rise to derivative financial instruments (see Note 7):	Compound Embedded Derivative	Warrant Derivatives	Total Derivatives
Series C Convertible Preferred Stock and warrant financing, dated September 17, 2007	$—	$(4,502,800)	$(4,502,800)

We estimate fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective measuring fair values. In selecting the appropriate technique, we consider, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, we generally use the Black-Scholes-Merton (“BSM”) option valuation technique, adjusted for the effect of dilution, because it embodies all of the requisite assumptions (including trading volatility, estimated terms, dilution and risk free rates) necessary to fair value these instruments. For compound derivative instruments, comprising certain redemption and put features embodied in our convertible preferred stock, we use discounted cash flow models involving multiple, probability-weighted outcomes and risk-adjusted rates. We concluded based upon this technique that the fair value of the compound derivatives was de minimus as of December 31, 2008 and 2007. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques (such as BSM) are highly volatile and sensitive to changes in the trading market price of our common stock, which has a high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, our income (loss) will reflect the volatility in these estimate and assumption changes.

Cash Flows from Investing Activities:

We used cash of $2,442,180 in our investing activities during the year ended December 31, 2008 as compared to using cash of $155,416 during the year ended December 31, 2007. The significant increase in 2008 relates to our purchase of tangible and intangible assets from Diabetics Plus, Inc.

We currently have no commitments to purchase property and equipment or intangible assets.

Cash Flows from Financing Activities:

We generated cash of $5,262,945 from our financing activities during the year ended December 31, 2008 as compared to $1,072,325 during the year ended December 31, 2007. We generated $5,480,000 and $2,971,299 from the sale of preferred stock, common stock and warrants during the years ended December 31, 2008 and 2007, respectively. We anticipate additional sales of our equity instruments in future periods. However, there can be no assurances that our management will obtain financing on suitable terms and conditions, if at all. We will continue to be obligated to pay our capital leases and debt instruments.

Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008

Product Sales:

Our core business, generating nearly all of our sales revenues to date, is the sale of products required by diabetics to conduct and evaluate testing of their blood sugar levels. The blood sugar testing products consist of a “lancet,” used to prick the finger and obtain drops of blood for analysis, a “lancing device,” which houses and fires the lancet into the finger, a “strip,” on which an extracted drop of blood is placed, a “control solution,” placed on the strip to test the meter’s accuracy, and a blood glucose monitor or “meter,” which reads the drop of blood on the strip and provides a blood-sugar level result. All five of these test products are marketed and sold by us. In addition, we also market and sell insulin and syringes required by diabetics with IDDM. Revenues from the sale of insulin and syringes, however, represent an insignificant portion of our total sales revenues. We also offer a variety of meters purchased from four major manufacturers. Meters generally have a useful life of one to five years, and some first-time customers of ours who have been purchasing test products from other vendors choose to continue using the meter they already own. In many cases, customers requiring new meters purchase a model recommended by their physician. In other cases, our customer service representatives discuss with a customer the available models of meters and help the customer determine which to purchase.

Product sales for the three months ended March 31, 2009 amounted to $2,079,156 compared to $1,729,277 for the three months ended March 31, 2008, representing an increase of $349,879 (or 20%). Approximately 36.7% of the increase is due to the acquisition of a patient list from Diabetic Plus, Inc. on February 5, 2008 and approximately 63.3% of the increase is due to the substantial increase in effective advertising and marketing programs designed to attract new patients. As more fully discussed below, our advertising and marketing increased from $162,425 to $196,817 for the interim periods.

Cost of Product Sales:

Cost of product sales for the three months ended March 31, 2009 amounted to $961,737 as compared to $919,017 for the three months ended March 31, 2008, representing an increase of $42,720 (or 5%). Approximately 36.7% of the increase in product cost of sales and the decrease in cost of product sales as a percentage of product sales is due to additional patients acquired from Diabetic Plus, Inc., and approximately 63.3% of the increase is due to increased enrollment and shipment of new diabetes patients. Our cost of product sales as a percent of product sales decreased from 53% for the three months ended March 31, 2008 to 46% for three months ended March 31, 2009. This decrease is a direct result of the composition shift to higher margin products.

Compensation:

Compensation expense for the three months ended March 31, 2009 amounted to $778,287 as compared to $790,531 for the three months ended March 31, 2008, reflecting a decrease of $12,244 (or 2%).

General and Administrative Expenses:

General and administrative expenses for the three months ended March 31, 2009 amounted to $422,349 as compared to $293,217 for the three months ended March 31, 2008, representing an increase of $129,132 (or 44%). Increases in our general and administrative expenses arose from increases in (i) legal and accounting expenses (approximately $35,000), (ii) bad debts expenses (approximately $73,000), and (iii) telephone services (approximately $21,000) related to our call center. We are currently projecting decreases in our general and administrative expenses. During January 2009, we closed our Sunrise, Florida office and consolidated its operations in our headquarters. Those costs in 2008 amounted to approximately $92,000. In addition certain other general and administrative costs were curtailed with the closure of the Sunrise, Florida office.

Advertising and Marketing Expenses:

Advertising and marketing expense for the three months ended March 31, 2009 amounted to $196,817 as compared to $162,425 for the three months ended March 31, 2008. This increase is due to the additional overhead of our internet marketing sales office located in Sunrise, Florida and the internet marketing to attract new diabetes patients.

Depreciation and Amortization:

Depreciation and amortization for the three months ended March 31, 2009 amounted to $78,828 as compared to $46,414 for the three months ended March 31, 2008, representing an increase of $32,414. This increase relates to the incremental amortization expense related to acquired tangible and intangible assets in the DPI purchase business combination.

Derivative Income (Expense):

Derivative expense comprises (i) changes in the fair value of our derivative financial instruments and (ii) day-one losses resulting inception date derivative fair values greater than the underlying proceeds in our Series C and Series D Preferred Stock and warrant financing arrangements. Derivative income (expense) associated with post-inception changes in fair value amounted to $9,186,130 for the three months ended March 31, 2009, as compared to ($7,765,220) for the three months ended March 31, 2008. Day-one derivative losses associated with our Series D Preferred Stock and warrant transactions dated February 5, 2008 amounted to $151,803 for the three months ended March 31, 2008.

The following tables summarize the effects on our income (loss) associated with changes in the fair values of our derivative financial instruments by financing arrangement for the three months ended March 31, 2009 and 2008:

	Three months ended March 31, 2009
Financing arrangements giving rise to derivative financial instruments (see Note 7):	Compound Embedded Derivative	Warrant Derivatives	Total Derivatives
Changes in fair values of derivatives:
Series C Convertible Preferred Stock and warrant financing, dated September 17, 2007	$—	$3,722,880	$3,722,880
Series D Convertible Preferred Stock and warrant financing, dated February 5, 2008	—	3,591,480	3,591,480
Series D Convertible Preferred Stock and warrant financing, dated June 24, 2008	—	1,871,770	1,871,770

Total derivative income (expense)	$—	$9,186,130	$9,186,130

	Three months ended March 31, 2008
Financing arrangements giving rise to derivative financial instruments (see Note 7):	Compound Embedded Derivative	Warrant Derivatives	Total Derivatives
Changes in fair values of derivatives:
Series C Convertible Preferred Stock and warrant financing, dated September 17, 2007	$—	$(2,866,440)	$(2,866,440)
Series D Convertible Preferred Stock and warrant financing, dated February 5, 2008	—	(4,898,780)	(4,898,780)

	$—	$(7,765,220)	$(7,765,220)

Day-one derivative allocation loss:
Series D Convertible Preferred Stock and warrant financing, dated February 5, 2008			(151,803)

Total derivative income (expense)			$(7,917,023)

Our derivative liabilities as of March 31, 2009 and December 31, 2008 and our derivative income (expense) for the three months ended March 31, 2009 and 2008 are significant to our consolidated financial statements. Since derivative financial instruments require adjustment to fair value during each reporting period, we will continue to experience the effects in our earning so long as the derivatives are outstanding. Changes in our trading market price will have a significant effect on the amounts of income (expense) that we record. In addition, we may enter into additional financing arrangements that give rise to derivative financial instruments that (i) would increase the overall affect of fair value changes on our earning and (ii) may result in additional day-one derivative losses if the fair value of the derivatives exceeds the proceeds from the financing arrangement. Although our management is currently reviewing financing arrangements that may give rise to derivatives, there can be no assurances that any transaction can be completed at terms acceptable to our management, if at all.

The magnitude of derivative income (expense) reflects the following:

•

The market price of our common stock, which significantly affects the fair value of our derivative financial instruments, experienced material price fluctuations. The closing price of our common stock decreased from $0.29 on March 31, 2008, to $0.06 on March 31, 2009. The closing market price increased from $0.11 on September 17, 2007 to $0.15 on December 31, 2007. The lower stock prices on each of our quarter-end dates had the effect of significantly decreased the fair value of our derivative liabilities and, accordingly, we were required to adjust the derivatives to these lower values with charges to derivative income.

•

In connection with our accounting for each of the convertible preferred stock and warrant transactions, we encountered the unusual circumstance of a day-one derivative loss related to the recognition of derivative instruments arising from the arrangement at their fair values on the inception dates. That means that the fair value of the financial instruments required to be classified as derivative liabilities exceeded the net proceeds that we received from the arrangements and we were required to record a loss to record the derivative financial instruments at fair value.

Interest Expense:

Interest expense for the three months ended March 31, 2009 amounted to $7,380 as compared to $7,750 for the three months ended March 31, 2008. The decrease is a result of lower average debt balances during each of those years.

Net Income (Loss):

Net income amounted to $8,808,651 for the three months ended March 31, 2009, as compared to a net loss of $8,382,755 for the three months ended March 31, 2008, representing an increase of $17,191,406 (or 205%). Our increased net loss resulted from increases in other costs and expenses, as discussed above, that exceeded our increased gross margin on our product sales.

Reconciliation of Net Income (Loss) to Income (Loss) Applicable to Common Stockholders:

Income applicable to common stockholders amounted to $8,581,042 during the three months ended March 31, 2009 as compared to $13,087,348 in loss applicable to common stockholders during the three months ended March 31, 2008. Income (loss) applicable to common stockholders gives effect to accretion of redeemable preferred stock, amounting to $-0- and $4,563,770 during the three months ended March 31, 2009 and 2008, respectively, and preferred stock dividends of $227,609 and $140,823 during the same periods, respectively. In connection with our Series C Preferred Stock and warrant financing and our Series D Preferred Stock and warrant financings, we allocated proceeds to these instruments that was lower than the redemption amounts. Accretion represents the adjustment of those discounted amounts to their redemption values by charging paid in capital, accumulated deficit or a combination of both. We will have no further accretions on the Series C Preferred or Series D Preferred. However, if we enter into future preferred stock sales, additional accretion may result. The terms and conditions of each of the Series C Preferred and Series D Preferred provide for the payment of dividends, whether or not declared. Accordingly, we accrue dividends. Whether or not declared, cumulative dividends are included as adjustments to net loss to arrive at loss applicable to common stockholders. Accordingly, we will continue to give effect to this adjustment in future periods that these series of preferred stock are outstanding.

Income (Loss) per Common Share:

Income per common share amounted to $0.15 during the three months ended March 31, 2009 as compared to $0.26 loss per common share during the three months ended March 31, 2009. We account for income (loss) per share in accordance with SFAS No. 128, “Earnings per Share” (“SFAS No. 128”). Basic (loss) income per share represents our income loss applicable to common shareholders divided by the weighted average number of shares of common stock outstanding during each period. It excludes the dilutive effects of potentially issuable common shares such as those related to our convertible note and warrants. Diluted (loss) income per share is calculated by including potentially dilutive share issuances in the denominator. For stock options and warrants that are indexed to common stock, we apply the treasury stock method to determine the number of dilutive shares. For convertible instruments, such as our convertible preferred stock, we use the if-converted method.

The following table provides the components of the numerator and denominator in our computations:

	Three months ended March 31,
	2009	2008
Numerators:

Net income (loss)	$8,808,651	$(8,382,755)
Adjustments to reconcile net income (loss) to income (loss) applicable to common stockholders:
Preferred stock dividends	(227,609)	(140,823)
Accretion of preferred stock	—	(4,563,770)

Numerator for income (loss) per common share-basic	8,581,042	(13,087,348)
Adjustment for the if-converted method	227,609	—

Numerator for income (loss) per common share-diluted	$8,808,651	$(13,087,348)

Denominators:

Denominator for income (loss) per common share-basic:
Weighted average common shares outstanding	56,670,154	50,504,450
Adjustments:
Employee stock options	(1)	(2)
Warrants	(1)	(2)
Derivative warrants	(1)	(2)
Preferred stock	135,000,000	(2)

Denominator for income (loss) per common share-diluted	191,670,154	50,504,450

(1)	These contracts were out of the money applying the treasury stock method that provides for the use of an average market value to which the individual strike prices are compared. As a result, these securities had an anti-dilutive effect on income (loss) per common share-diluted.
(2)	These contracts, while in the money using the treasury stock method, had an anti-dilutive effect as a result of the loss applicable to common stockholders for this period.

Liquidity and Capital Resources for the Three Months Ended March 31, 2009 and March 31, 2008

Cash and cash equivalents amounted to $1,360 as of March 31, 2009. We require cash to pay our operating expenses, make capital expenditures and service our debt and other long-term liabilities, such as our leasing arrangements. Our principal source of funds is from our operations. However, we incurred an operating income (loss) amounting to ($358,862) and ($482,327) for the three months ended March 31, 2009 and 2008, respectively. We received (used) cash of $5,180 and ($825,673) in connection with our operations during the three months ended March 31, 2009 and 2008, respectively. Finally, as of March 31, 2009, we have a working capital deficiency of $2,543,331. These conditions raise substantial doubt surrounding our ability to continue as a going concern for a reasonable period.

Our management is executing certain plans to alleviate the negative trends and conditions described above. During the three months ended March 31, 2008, we raised $3,630,000 (and an aggregate of $5,480,000 during the year ended December 31, 2008) from the sale of preferred stock, common stock and warrants. We are currently seeking additional financing sources. Further, our management is currently reviewing our operating and cost structure and believes that there are opportunities for cost curtailment. There can be no assurances that our management will be successful in raising additional capital based upon reasonable terms and rates, if at all. Our ability to continue as a going concern is dependent on our ability to raise additional capital. Ultimately, our ability to continue as a going concern is dependent upon the achievement of profitable operations. The accompanying financial statements do not include any adjustments that arise from this uncertainty.

Cash Flows from Operating Activities:

We generated cash of $5,180 in our operating activities during the three months ended March 31, 2009 as compared to using cash of ($825,673) in our operating activities during the three months ended March 31, 2008. Our improvement gives effect to our lower operating loss in the three months ended March 31, 2009 versus 2008 that is largely attributable to the increased activity arising from the DPI acquisition in 2008. Changes in operating assets and liabilities increased (decreased) our cash from operations by $228,961 during the three months ended March 31, 2009 compared to decreasing our cash from operations by ($397,987) during the three months ended March 31, 2008.

Our total assets amounted to $4,580,227 as of March 31, 2009 as compared to $4,458,211 as of December 31, 2008. Our total liabilities amounted to $4,528,546 as of March 31, 2009 as compared to $12,987,572 as of December 31, 2008. The decrease in our total liabilities is largely the result of fair value adjustments made to our derivative financial instruments that are carried at their fair values. As of March 31, 2009, derivative financial instruments comprise $1,306,787 (or 30%) of our total liabilities compared to $14,858,593 at March 31, 2008. Since derivative financial instruments are carried at fair value, our liabilities will fluctuate as fair value of these instruments fluctuates.

We estimate fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective measuring fair values. In selecting the appropriate technique, we consider, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, we generally use the Black-Scholes-Merton (“BSM”) option valuation technique, adjusted for the effect of dilution, because it embodies all of the requisite assumptions (including trading volatility, estimated terms, dilution and risk free rates) necessary to fair value these instruments. For compound derivative instruments, comprising certain redemption and put features embodied in our convertible preferred stock, we use discounted cash flow models involving multiple, probability-weighted outcomes and risk-adjusted rates. We concluded based upon this technique that the fair value of the compound derivatives was de minimus as of March 31, 2009 and December 31, 2008. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques (such as BSM) are highly volatile and sensitive to changes in the trading market price of our common stock, which has a high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, our income (loss) will reflect the volatility in these estimate and assumption changes.

Cash Flows from Investing Activities:

We used cash of ($32,914) in our investing activities during the three months ended March 31, 2009 compared to using cash of ($1,857,820) for the three months ended March 31, 2008. In 2008, we used $1,807,600 to purchase DPI. We funded $41,500 of the purchase price with non-cash warrants.

We currently have no commitments to purchase property and equipment or intangible assets.

Cash Flows from Financing Activities:

We used cash of ($16,852) from our financing activities during the three months ended March 31, 2009 compared to receiving $3,562,652 in cash during the three months ended March 31, 2008. We generated $-0- and $3,630,000 from the sale of preferred stock, common stock and warrants during the three months ended March 31, 2009 and 2008, respectively. We anticipate additional sales of our equity instruments in future periods. However, there can be no assurances that our management will obtain financing on suitable terms and conditions, if at all. We will continue to be obligated to pay our capital leases and debt instruments.

Recent Accounting Pronouncements:

We have reviewed accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. We believe that the following impending standards may have an impact on our future filings. Also see Fair Value Measurements, above. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

•

In December 2007, the FASB issued SFAS No. 141(R),“Business Combinations” (“SFAS No. 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141R is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. During our year ended December 31, 2008, we entered into a purchase business combination and may enter into similar arrangements in future periods. Our accounting for any acquisitions commencing on January 1, 2009 will be accounted for under SFAS No. 141(R).

•

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements Liabilities –an Amendment of ARB No. 51”. This statement amends ARB No. 51 to establish accounting and reporting standards for the Non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 will change the classification and reporting for minority interest and non-controlling interests of variable interest entities. Following the effectiveness of SFAS No. 160, the minority interest and non-controlling interest of variable interest entities will be carried as a component of stockholders’ equity. Accordingly, upon the effectiveness of this statement, we will begin to reflect non-controlling interest in our consolidated variable interest entities as a component of stockholders’ equity. This statement was effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. The application of this standard did not have any material effect on our financial statements.

•

In December 2007, the FASB ratified the consensus in EITF Issue No. 07-1, “Accounting for Collaborative Arrangements” (EITF 07-1). EITF 07-1 defines collaborative arrangements and requires collaborators to present the result of activities for which they act as the principal on a gross basis and report any payments received from (made to) the other collaborators based on other applicable authoritative accounting literature, and in the absence of other applicable authoritative literature, on a reasonable, rational and consistent accounting policy is to be elected. EITF 07-1 also provides for disclosures regarding the nature and purpose of the arrangement, the entity’s rights and obligations, the accounting policy for the arrangement and the income statement classification and amounts arising from the agreement. EITF 07-1 will be effective for fiscal years beginning after December 15, 2008. The application of this standard did not have any material effect on our financial statements.

•

In March 2008, the FASB” issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. Our derivative disclosure levels in prior and current reporting periods are at a level commensurate with the requirements of this standard.

•

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. The Company is required to adopt FSP 142-3 on January 1, 2009.

The guidance in FSP 142-3 for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption. We applied this standard in developing lives for our recent acquisition and will apply in relation to all acquisitions in future periods.

•

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). FAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS No. 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company does not expect the adoption of SFAS No. 162 will have a material effect on its consolidated financial position, results of operations or cash flows.

•

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. This standard did not have a material effect on our financial statements upon its adoption.

•

In June 2008, the Emerging Issues Task Force issued EITF Consensus No. 07-05 Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock for periods beginning after December 15, 2008. The objective of this Consensus is to provide guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock and it applies to any freestanding financial instrument or embedded feature that has all the characteristics of a derivative in of Statements of Accounting Standards No. 133 Accounting for Derivative Financial Instruments and Hedging Activities, for purposes of determining whether the financial instrument or embedded feature qualifies for the first part of the scope exception in paragraph 11(a) of Statement 133 (the “Paragraph 11(a) Exemption). This Issue also applies to any freestanding financial instrument that is potentially settled in an entity’s own stock, regardless of whether the instrument has all the characteristics of a derivative in Statement 133, for purposes of determining whether the instrument is within the scope of Issue 00-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. The Consensus requires the application of a two-step approach that required us to (1) evaluate the instrument’s contingent exercise provisions and (2) evaluate the instrument’s settlement provisions. In connection with our evaluation of this standard, we have determined that there are no other equity-linked contracts, not already classified in liabilities, that would no longer meet the definition of indexed to a Company’s own stock under EITF 07-05.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on our present or future consolidated financial statements.

Off Balance Sheet Arrangements

Our off balance sheet arrangements principally involve our non-cancellable commitments under operating leases for our principal operating facilities and a lease payment guaranty on our former operating facility.

We believe that the current lease commitments are reasonable and appropriate for our current operational requirements and the minimum payments are at levels reasonably within our ability to fulfill in the normal course of our operations.

Future annual minimum lease commitments as of March 31, 2009, under operating leases are as follows:

Amount
Nine months ending December 31, 2009	$134,323
Year ending December 31:
2010	187,377
2011	167,801

$489,501

Commencing January 1, 2009, we became the guarantor of an unrelated party’s sublease obligations of our former corporate offices. Non-cancellable minimum lease payments under this lease aggregate approximately $584,000 through May 31, 2012. While there is currently no indication that the primary obligor under the lease arrangement will default, there is a possibility that such a default may occur. In that instance, the affect of meeting our guarantee obligation may have an adverse affect on our results of operations and liquidity. In the event of a default of the primary obligor, we would have the right to mitigate our losses by identifying another sublease tenant.

We account for this guarantee under FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), which requires certain guarantees, such as our lease guarantee to be recorded at fair value. Accordingly, on the effective date of our guarantee, we recorded the fair value of our contingent obligation under this arrangement in the amount of $23,908. We calculated the fair value using future discounted cash flows ($403,000 in the aggregate) under multiple, probability weighted outcomes. Those outcomes include assumptions related the periods of potential default in future periods based upon our views of the credit worthiness of the primary obligor and assumptions related to the potential for further subleasing under various scenarios. For purposes of discount rates, we use credit-risk adjusted bond yield curves from publicly available surveys in categories of credit risk (as published by Standard & Poors and Moodys) we consider similar to our credit risk, with is speculative to highly speculative. Those rates ranged from 15.6% to 21.26% over the period of our contingent commitment.

ITEM 3.	DESCRIPTION OF PROPERTIES

Our principal executive offices are located at Airport Woods Commerce Center, 10061 Amberwood Road, Ft. Myers, Florida 33913. We are currently leasing those premises for $13,983 per month for a term that will expire on October 31, 2011. We have no other properties.

The Company’s former offices were at 3030 Horseshoe Drive South, Naples, Florida. The Company entered into a five year lease extension on June 1, 2007. On January 1, 2009 the Company sublet that office space to a tenet who assumed the remaining portion of the lease through May 31, 2012. The Company remains as a secondary guarantor on the lease through the termination date of May 31, 2012, which has aggregate non-cancellable minimum lease payments of $584,000.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the securities holdings of our executive officers, directors and all persons which we have reason to believe may be deemed the beneficial owners of more than 5% of our outstanding common stock as of June 30, 2009. Also set forth in the table is the beneficial ownership of all shares of our outstanding common stock of all proposed officers and directors as a group.

Beneficial ownership of shares is determined under Rule 13d-3(d)(1) of the Exchange Act and generally includes any shares over which a person exercises sole or shared voting or investment power and the number of shares that can be acquired within sixty (60) days upon exercise of an option or conversion of warrants and preferred stock. Common stock subject to these convertible securities are deemed to be outstanding for the purpose of computing the ownership percentage of the person holding such convertible security, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Owner		Percentage of Class(2)
Common Stock	Lowell M. Fisher, Jr.	10,000,000	(3)	15.71%
Common Stock	Mark A. Bock	2,650,000	(4)	4.47%
Common Stock	Ronald L. Stutzman	1,675,000	(5)	2.93%
Common Stock	James E. Postema	3,100,000	(6)	5.43%
Common Stock	Joy M. Melton	4,930,000	(7)	8.00%
Common Stock	Alan B. Fields	6,054,103	(8)	10.68%
Common Stock	Peter J. Fiscina	8,917,107	(9)	15.74%
Common Stock	Brent Peterson	4,554,103	(10)	8.04%
Common Stock	Vicis Capital Master Fund	82,827,840	(11)	59.38%
Executive Officers and Directors as a Group (5 persons)		22,305,000	(12)	30.91%

(1)	Unless otherwise indicated, the address of each shareholder is Airport Woods Commerce Center, 10061 Amberwood Road, Ft. Myers, Florida 33913.
(2)	Applicable percentage of ownership is based on 56,670,154 shares of Certified Diabetic Services, Inc. common stock being issued and outstanding as of June 30, 2009.
(3)	Includes (a) 3,000,000 shares of common stock held by Lowell M. Fisher, Jr.; and (b) 7,000,000 shares of common stock issuable upon exercise of a stock option held by Mr. Fisher, which may be exercised, at the option of the holder, at an exercise price of $0.17 per share.
(4)	Includes 2,650,000 shares of common stock issuable upon exercise of a stock option held by Mr. Bock, which may be exercised, at the option of the holder, at an exercise price of $0.17 per share.
(5)	Includes (a) 1,225,000 shares of common stock held by Ronald L. Stutzman; and (b) 450,000 shares of common stock issuable upon exercise of a stock option held by Mr. Stutzman, which may be exercised, at the option of the holder, at an exercise price of $0.17 per share.
(6)	Includes (a) 2,575,000 shares of common stock held by James E. Postema; (b) 450,000 shares of common stock issuable upon exercise of a stock option held by Mr. Postema, which may be exercised, at the option of the holder, at an exercise price of $0.17 per share; and (c) 75,000 shares of common stock held by Judith C. Postema, Mr. Postema’s spouse.

(7)	Includes (a) 350,000 shares of common stock issuable upon exercise of a stock option held by Ms. Melton, which may be exercised, at the option of the holder, at an exercise price of $0.17 per share; (b) 1,100,000 shares of common stock issuable upon exercise of a BD Common Stock Purchase Warrant, which may be exercised, at the option of the holder, at an exercise price of $0.05 per share; (c) 500,000 shares of common stock issuable upon exercise of a BD Series 1 Common Stock Purchase Warrant, which may be exercised, at the option of the holder, at an exercise price of $0.10 per share; (d) 500,000 shares of common stock issuable upon exercise of a BD Series 2 Common Stock Purchase Warrant, which may be exercised, at the option of the holder, at an exercise price of $0.15 per share; (e) 1,280,000 shares of common stock issuable upon exercise of a BD Series 3 Common Stock Purchase Warrant, which may be exercised, at the option of the holder, at an exercise price of $0.075 per share; (f) 600,000 shares of common stock issuable upon exercise of a BD Series 4 Common Stock Purchase Warrant, which may be exercised, at the option of the holder, at an exercise price of $0.125 per share; and (g) 600,000 shares of common stock issuable upon exercise of a BD Series 5 Common Stock Purchase Warrant, which may be exercised, at the option of the holder, at an exercise price of $0.15 per share.
(8)	Includes 6,054,103 shares of common stock owned by Alan B. Fields.
(9)	Includes 8,917,107 shares of common stock owned by Peter J. Fiscina.
(10)	Includes 4,554,103 shares of common stock owned by Brent Peterson.
(11)

Vicis Capital Master Fund’s address is 445 Park Avenue, 16th Floor, New York, New York 10022. Vicis Capital Master Fund beneficially owns 260,000,000 shares of our common stock, which includes: (a) 55,000,000 shares of common stock issuable upon conversion of our Series C Preferred Stock held by Vicis Capital Master Fund; and (b) 80,000,000 shares of common stock issuable upon conversion of our Series D Preferred Stock held by Vicis Capital Master Fund. It also includes (w) 25,000,000 shares of common stock issuable upon exercise of a Series 1 Common Stock Purchase Warrant, which may be exercised, at the option of the holder, at an exercise price of $0.10 per share; (x) 25,000,000 shares of common stock issuable upon exercise of a Series 2 Common Stock Purchase Warrant, which may be exercised, at the option of the holder, at an exercise price of $0.15 per share; (y) 37,500,000 shares of common stock issuable upon exercise of a Series 3 Common Stock Purchase Warrant, which may be exercised, at the option of the holder, at an exercise price of $0.125 per share; and (z) 37,500,000 shares of common stock issuable upon exercise of a Series 4 Common Stock Purchase Warrant, which may be exercised, at the option of the holder, at an exercise price of $0.15 per share. Our Series C Preferred Stock, Series D Preferred Stock, Series 1 Common Stock Purchase Warrants, Series 2 Common Stock Purchase Warrants, Series 3 Common Stock Purchase Warrants and Series 4 Common Stock Purchase Warrant each impose a contractual limitation on the holder’s ability to convert such securities into common stock. This limitation prevents such holder from beneficially owning more than 4.99% of Certified Diabetic Services, Inc.

Holders of our Series C Preferred Stock have the right to vote with our common stockholders on an “as-converted” basis on all matters submitted to our common stockholders for a vote. However, the holders of our Series C Preferred Stock may only vote that number of shares of common stock that it may acquire in accordance with the contractual limitation described above (limiting the holder from beneficially owning more than 4.99% of Certified Diabetic Services, Inc.).

Holders of our Series D Preferred Stock also have the right to vote with our common stockholders on an “as-converted” basis on all matters submitted to our common stockholders for a vote. Holders of our Series D Preferred Stock may vote that number of shares of common stock without regard to the contractual limitations described above.

Vicis Capital Master Fund does not own any shares of our common stock. Vicis Capital Master Fund owns all of our issued and outstanding Series C and D Preferred Stock and currently has the ability to vote 82,827,840 shares of common stock (calculated on an “as-converted” basis). This figure is comprised of 2,827,840 shares Vicis Capital Master Fund may vote as the holder of our Series C Preferred Stock (4.99% of 56,670,154, which is the number of shares of our common stock issued and outstanding as of June 30, 2009) and 80,000,000 shares of our common stock it may vote as the holder of our Series D Preferred Stock on an “as-converted” basis.

ITEM 5.	DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth certain information with respect to each of our directors, executive officers and key employees as of June 30, 2009. Their ages, positions, dates of initial election or appointment, and the expiration of their terms are as follows:

Name	Age	Position	Period Served
Lowell M. Fisher, Jr.	76	Chief Executive Officer, Secretary, and Chairman of the Board of Directors	October 2004 to present; term expires in 2010.

James E. Postema	70	Director	July 2005 to present; term expired in 2008.

Ronald L. Stutzman	71	Director	July 2005 to present; term expires in 2009.

Joy M. Melton	37	Director	January 2007 to present; term expires in 2010.

Mark A. Bock	51	Chief Financial Officer	N/A

Unless expressly indicated in the above table, each director and officer will serve in these capacities until their successors are duly elected, qualified and seated in accordance with the Company’s Certificate of Incorporation and Bylaws.

Duties, Responsibilities And Experience

Lowell M. Fisher, Jr., age 76, is the Company’s Chief Executive Officer and Secretary. He has served the Company in these capacities since August 2006. He also currently serves as the Chairman of the Company’s Board of Directors and has been a member of the Board of Directors since October 2004. Mr. Fisher also served as Interim Chief Executive Officer of Medical Solutions Management Inc. from January 2008 through January 2009. Prior to joining the Company, Mr. Fisher was the managing member of the Stonehill Group, LLC from January 2000 to January 2005, a business consulting and financial advisory services company. Prior to that, Mr. Fisher served several private and public companies as director, Chief Executive Officer and President. Among the positions he has held, Mr. Fisher was a director for Munsingwear, Inc., now known as Premiumwear, Inc., a New York Stock Exchange traded apparel company. In addition, Mr. Fisher was the President of the Wegner Corporation, a diversified company providing various equipment and services in the music industry. Mr. Fisher was also a founder and owner of Team Electronics, Inc., a 130-store company selling and installing consumer electronics products. Mr. Fisher received his B.S. in Economics and Physics from Macalester College and is a graduate of the Harvard School of Business’ Strategic and Financial Management program and the Wharton School of Business’ Total Quality Management program.

James E. Postema, age 70, has been a member of the Company’s Board of Directors since July 2005. Until his retirement in 1996, Mr Postema worked for United Parcel Service (UPS) for over 30 years. Mr. Postema began his career with UPS as a delivery driver, but quickly rose through management eventually becoming a national manager overseeing managers throughout the United States. In this position, Mr. Postema was instrumental in the revitalization of underperforming districts for UPS. After his retirement from UPS, Mr. Postema has been involved with real estate development in Cape Coral, Florida with PKH, LLC. Mr. Postema received a degree in business from the Detroit College of Business in 1980.

Ronald L. Stutzman, age 71, has been a member of the Company’s Board of Directors since July 2005. For most of his career, Mr. Stutzman has been a private investor and real estate developer in Fort Myers Beach, Florida. Through his real estate development and investment activities, Mr. Stutzman has built a successful resort management company, Summa Group, Inc. Mr. Stuztman has served as the President of Summa Group, Inc. since 1978. Mr. Stutzman also is currently a member of the board of directors of Lahaina Inn Resort. Previously, Mr. Stutzman was a member of the board of directors of First Independence Bank, and served in that capacity up to and through the company’s acquisition by The Colonial Bank. Mr. Stutzman also served as Chairman of the Mosquito Control Board for the Town of Fort Myers Beach for over 20 years.

Joy M. Melton, age 37, has been a member of the Company’s Board of Directors since January 9, 2007. Ms. Melton is the Vice President of Investment Banking at Midtown Partners & Co., LLC, a FINRA registered broker-dealer, where she assists public and private companies with raising capital in private financing transactions. Prior to joining Midtown Partners, Ms. Melton was a financial advisor for UBS Financial Services, Inc. from June 2002 through March 2005 in their New York City office. In the private client division, Ms. Melton and her partner raised over $40 million in client assets in one year and effectively managed over $100 million in assets by implementing strategies to help clients grow, preserve and transfer their wealth. Before her career at UBS, Ms. Melton spent nine years at Atlas Model Railroad Co., Inc., a privately-held manufacturing firm in New Jersey, where she held the position of Executive Vice President. Ms. Melton earned an MBA from Rutgers University Graduate School of Management in Newark, New Jersey, and a B.A. in Communications from Rutgers College, Rutgers University in New Brunswick, New Jersey.

Mark A. Bock, age 51, is the Company’s Vice-President and Chief Financial Officer. He has served in each of these capacities since October 2006. Prior to joining the Company, Mr. Bock served as a business manager for ManyThanks, Inc. from September 2004 to September 2006, where he was responsible for all of the company’s accounting and marketing activities. From August 1999 to September 2004, Mr. Bock was the Chief Financial Officer of Altare Health Systems. From December 1997 to May 1999, Mr. Bock served as the Chief Financial Officer of the Company. Mr. Bock was a licensed Certified Public Accountant in the State of Indiana and received his B.S. in Business from Indiana University in 1981.

Significant Employees

Other than the executive officers named above, the Company does not have any “significant employees.”

Family Relationships

There are no known family relationships among any of our directors and executive officers.

Involvement In Legal Proceedings

Except as noted below, to the best of our knowledge, during the past five years, none of our directors or executive officers were involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Mr. Fisher has been informed of a federal investigation that relates to the value of certain accounts receivable recorded on the financial statements of Medical Solutions Management Inc. The accounts receivable in question were reported on the financial statements of Medical Solutions Management Inc. when Mr. Fisher served as Interim Chief Executive Officer of Medical Solutions Management Inc. The grand jury is sitting in the District of New Hampshire and Mr. Fisher understands that the investigation is ongoing.

Director Independence

The Company’s common stock is not listed on a national securities exchange or in an automated inter-dealer quotation system of a national securities association, and, therefore, the Company is not currently subject to a system of director independence requirements. Under Item 407(a) of Regulation S-K, the Company has chosen to measure the independence of its directors under the definition of independence used by the American Stock Exchange, which can be found in §121(A)(2) of the AMEX Company Guide. Under such definition, the board of directors has determined that Messrs. Postema and Stutzman are independent.

Committees of the Board Of Directors

The business and affairs of the Company are conducted under the direction of the Board of Directors. The Board of Directors has delegated to management the day-to-day operations of the Company. The primary focus of the Board of Directors is on policy and strategic direction. The Board of Directors selects, advises and monitors the Company’s management in the discharge of its duties. The Board of Directors has developed corporate governance practices to help it fulfill its responsibilities to the Company’s shareholders and to oversee the Company’s business operations. Our bylaws require that our Board of Directors consist of three or more members, the specific number of which is determined from time to time by a resolution of our Board of Directors or shareholders. The Board of Directors currently consists of four (4) directors, which number the Board of Directors believes is appropriate based on the Company’s size and present circumstances.

Board Meetings

Directors are expected to attend the Company’s Annual Shareholders’ Meeting and all or substantially all Board meetings and meetings of the committees, if any, on which they serve. Occasionally, unforeseen circumstances may prevent a director from attending. The Chairman of the Board and the other Board members periodically communicate with one another during the year regarding Company business in between Board and committee meetings.

Committees of the Board of Directors

The Company does not currently have standing audit, nominating or compensation committees of the Board of Directors. At this time, the Company feels that it is appropriate not to have these committees due to the size of the Company. The Board of Directors, as a whole, performs the functions of these committees, as described below.

Audit Committee. The Company does not have a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. Instead, the entire Board of Directors of the Company acts as the Company’s audit committee. At present, the Company does not have an audit committee financial expert serving on the Board of Directors. This is primarily due to the size of the Company and the Company’s lack of an adequate directors and officers’ insurance policy.

Nominating Committee. Currently, the Board of Directors, as a whole, recommends candidates who will be nominated as management’s slate of directors at each annual or special meeting of the shareholders. The Board of Director’s nomination activities are not governed by a written charter. In connection with selecting candidates for nomination to the Board of Directors, including any nominees recommended by shareholders, the Board of Directors (1) reviews information assembled for the purpose of selecting candidates for nomination to membership on the Board of Directors, taking into account the skills and characteristics reflected in the then-current Board members, and identifies any particular qualifications necessary to augment the skills, expertise and experience represented on the Board; and (2) following appropriate investigation, ascertains the willingness of selected candidates to serve and extends invitations to become nominees for election to the Board of Directors. In identifying candidates for membership on the Board of Directors, the Board takes into consideration all of the factors that it considers appropriate, which may include, without limitation, diversity, knowledge of the Company’s business and other related industries, skills, and experience of the nominee in the context of the needs of the Board of Directors as a whole. Nominees are selected who have the highest personal and professional integrity, as well as demonstrated abilities, and who the Board believes will best serve the long-term interests of the Company and its shareholders. The Board of Directors considers recommendations from shareholders, directors and officers, in light of upcoming elections, and actual or expected Board vacancies. All candidates, including those recommended by shareholders, are evaluated using the same criteria.

Compensation Committee. In performing the duties of a compensation committee, the Board of Directors has overall responsibility for approving and evaluating the director and executive officer compensation plans, policies and programs of the Company. The Board of Directors’ compensation activities are not governed by a written charter. In performing the duties of a compensation committee, the Board of Directors has sole authority to determine executive compensation levels. To determine compensation levels, the Board of Directors reviews and approves the Company’s goals and objectives relevant to executive compensation, evaluates executive performance in light of those goals and objectives, and considers the Company’s performance and relative shareholder return, the value of similar incentive awards to executives at comparable companies, and the awards given to the Company’s executives in the past years.

ITEM 6.	EXECUTIVE COMPENSATION

Compensation of Our Executive Officers

The following table contains compensation information for our executive officers for the fiscal years ended December 31, 2008 and December 31, 2007. No other officer received compensation greater than $100,000 for either fiscal year. All of the information included in this table reflects compensation earned by the individuals for services rendered to our Company and all references in the following tables to stock awards relate to awards of stock granted by us.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus			Stock Awards			Option Awards			Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)			Total (S)
Lowell M. Fisher, Jr., Principal Executive Officer	2008 2007	$ $	267,187 204,231	$ $	100,000 50,000	(1) (2)	$ $	90,000 0	(3)	$ $	0 314,910	(4)	— —	— —	$ $	28,811 41,865	(5) (6)	$ $	485,998 611,006
Mark A. Bock, Principal Financial Officer	2008 2007	$ $	140,000 140,000		$22,500 —			— —		$ $	0 60,435	(7)	— —	— —	$ $	12,000 6,000	(8) (9)	$ $	174,500 206,435

(1)	Mr. Fisher was awarded a $100,000 bonus in 2008, but only $85,101 was paid to him in fiscal 2008. The balance was accrued in 2008, but has since been paid in 2009.

(2)	Mr. Fisher was awarded a $50,000 bonus in 2007, but only $43,120 was paid to him in fiscal 2008. The balance was accrued in 2007, but was paid in 2008.
(3)	Mr. Fisher received a stock grant of 3,000,000 shares of the Company’s common stock in 2008. The value assigned to the shares was $0.03 per share.
(4)	Mr. Fisher received an option to purchase 100,000 shares of the Company’s common stock at $0.17 per share and an option to purchase 1,700,000 shares of the Company’s common stock at $0.18 per share.
(5)	Mr. Fisher received a car allowance of $1,000 per month in 2008. In addition, the Company reimburses Mr. Fisher for healthcare costs not covered by the Company’s health insurance.
(6)	Mr. Fisher received a car allowance of $1,000 per month in 2007. In addition, the Company reimburses Mr. Fisher for healthcare costs not covered by the Company’s health insurance.
(7)	Mr. Bock received an option to purchase 350,000 shares of the Company’s common stock at $0.17 per share and an option to purchase 250,000 shares of the Company’s common stock at $0.18 per share.
(8)	Mr. Bock received a car allowance of $1,000 per month in 2008
(9)	Mr. Bock received a car allowance of $500 per month in 2007

Overview

The following is a discussion of our program for compensating our named executive officers and directors. Currently, we do not have a compensation committee, and as such, our board of directors is responsible for determining the compensation of our named executive officers. The primary goal of our executive compensation policy is to attract and retain the most talented and loyal executives possible. Our intent is to ensure that our executives are compensated effectively in a manner consistent with our strategy and competitive practice and to align executive compensation with the achievement of our short and long term business objectives.

Our board of directors considers a variety of factors in determining compensation of executives including the executive’s background, training and prior work experience.

Employment Agreements

Lowell M. Fisher, Jr., Chief Executive Officer

On June 16, 2007, the Company extended Mr. Fisher’s existing employment agreement by executing that certain Extension of Executive Employment Agreement (the “Fisher Employment Agreement”) pursuant to which Mr. Fisher agreed to continue his service as Chairman of the Board of Directors and Chief Executive Officer and Secretary of the Company through March 31, 2010. Under the Fisher Employment Agreement, Mr. Fisher’s salary increased from $180,000 per annum to $225,000 effective June 16, 2007. In addition, effective March 31, 2008, Mr. Fisher’s salary increased to $281,250. Further, under the Fisher Employment Agreement, Mr. Fisher is (a) eligible for a performance based bonus to be awarded by the Board of Directors, (b) entitled to receive health benefits and coverage and participate in the Company’s 401(k) Plan, (c) entitled to receive a monthly car allowance not to exceed $1,500 a month, (d) eligible to receive warrants and/or options to purchase shares of the Company’s common stock in amounts and upon terms as determined by the Company’s Board of Directors from time to time The Fisher Employment Agreement may be terminated by the Board of Directors at any time for cause, provided that Mr. Fisher receive notice of such termination and fail to cure the alleged breach. Notwithstanding termination of the Fisher Employment Agreement, Mr. Fisher shall remain entitled to receive his salary for the balance of the Fisher Employment Agreement.

Mark A. Bock, Chief Financial Officer

On June 16, 2007, the Company extended Mr. Bock’s employment by executing that certain Extension of Executive Employment Agreement (the “Bock Employment Agreement”) pursuant to which Mr. Bock agreed to continue his service as Chief Financial Officer and Vice-President of the Company through March 31, 2010. Under the terms of the Bock Employment Agreement, Mr. Bock is entitled to receive a salary of $140,000 per annum, subject to annual increases by the Board of Directors. In addition, under the terms of the agreement, Mr. Bock is (a) eligible for a performance based bonus to be awarded by the Board of Directors, (b) entitled to receive health benefits and coverage and participate in the Company’s 401(k) Plan, (c) entitled to receive a monthly car allowance not to exceed $500 a month, and (d) eligible to receive warrants and/or options to purchase shares of the Company’s common stock in amounts and upon terms as determined by the Company’s Board of Directors from time to time. The Bock Employment Agreement may be terminated by the Board of Directors at any time, for cause, which requires Mr. Bock to have been found guilty of a felony.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Name (a)	Number of securities underlying unexcercised options (#) exercisable (b)	Number of securities underlying unexcercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($ weighted average) (e)	Option expiration date (f)
Lowell M. Fisher, Jr.	7,000,000	—	—	$0.17	2016 2017
Mark A. Bock	2,650,000	—	—	$0.17	2016 2017

Compensation of Directors

Directors receive between $100 and $500 for each board meeting attended (we do not compensate board members for telephonic meetings attended). The Company had 9 meetings of the Board of Directors in 2007 and 7 meetings of the Board of Directors in 2008. For 2007, Mr. Stutzman, Mr. Postema, and Ms. Melton received $900, $500 and $3,300 respectively. For 2008, Mr. Stutzman, Mr. Postema, and Ms. Melton received $700, $700 and $3,500 respectively. Mr. Fisher does not accept compensation for his attendance at meetings of the Board of Directors.

Change of Control

There is currently no arrangement which may result in a change of control of the Company.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Except as set forth below, there were no transactions since the beginning of our last two completed fiscal years, and there are no proposed transactions, that involve amounts in excess of $120,000 to which we were or are to become a party in which any director, executive officer, beneficial owner of more than five (5%) percent of our common stock, or members of their immediate families had, or is to have, a direct or indirect material interest.

On October 30, 2006, the Company entered into a Settlement Agreement with Alan Fields, a 5% beneficial shareholder and a former officer and director of the Company. The Settlement Agreement settled all outstanding disputes between the Company and Fields. Pursuant to the terms of the Settlement Agreement, the Company issued 1,500,000 shares of our common stock to Fields and paid $75,000 cash and issued a promissory note in favor of Alan Fields having an original principal balance of $120,000. The Company has satisfied the Fields promissory note in full.

The Company has issued its note payable in favor of Peter Fiscina, a 5% shareholder, which such note has a current balance of $0.

Elroy E. Erie, a former director of the Company, CDS Investors, LLC, Brent Peterson, Lowell Fisher and the Company entered into a settlement agreement effective June 26, 2007 under which the Company agreed that Erie was the unconditional owner of 1,000,000 shares of the Company’s common stock under a certificate issued to him in 2003 and that Erie became the owner of an additional 800,000 shares of the Company’s common stock by exercise of options as of October 5, 2005. The Company paid no cash under the settlement agreement. The parties executed a settlement agreement and mutual release of their claims against each other. The court dismissed Erie’s lawsuit with prejudice on February 11, 2008.

Joy M. Melton, a member of the Company’s Board of Directors, is employed by Midtown Partners & Co., LLC, a NASD registered broker-dealer. On November 30, 2006, the Company entered into a loan agreement with ABS SOS-Plus Partners, LLC (“ABS”). The Company issued ABS a $1,000,000 term note due in one year with an interest rate of 10.5%. This term note was secured by pledging the Company’s patient list as collateral. Additionally, ABS provided the Company with a new line of credit arrangement secured by the Company’s accounts receivables and inventories. The line of credit allowed the Company to borrow up to $1,000,000 limited to the collateral base stipulated in the agreement. The new line of credit carried an interest rate of 10.5%. Midtown Partners & Co., LLC served as the broker-dealer in the transaction and received a cash fee of $112,080 (8% of the debt issued) and warrants to purchase 116,800 shares of the Company’s common stock at an exercise price of $.10 per share. At the time of the transaction, Ms. Melton was not a member of the Company’s Board of Directors.

On September 18, 2007, the Company raised $2,750,000 in a private placement, by issuing to the purchaser (a) 2,750,000 shares of Series C Convertible Preferred Stock, which may be converted at the option of the holder into 55,000,000 shares of Common Stock, (b) a Series 1 Common Stock Purchase Warrant, which may be exercised at the option of the holder for 25,000,000 shares of Common Stock at an exercise price of $0.10 per share (“Series 1 Warrants”), and (c) a Series 2 Common Stock Purchase Warrant, which may be exercised at the option of the holder for 25,000,000 shares of Common Stock at an exercise price of $0.15 per share (“Series 2 Warrants”) (the “Series C Preferred Stock Offering”). Midtown Partners & Co., LLC served as the broker-dealer in the transaction and received a cash fee of $220,000 (8% of the equity issued) and 8,400,000 warrants to purchase the Company’s common stock. At the time of the transaction, Ms. Melton was a member of the Company’s Board of Directors.

On February 5, 2008, the Company raised $4,000,000 in a private placement, by issuing to the purchaser (a) 4,000,000 shares of Series D Convertible Preferred Stock, which may be converted at the option of the holder into 53,333,333 shares of Common Stock, (b) a Series 3 Common Stock Purchase Warrant, which may be exercised at the option of the holder for 25,000,000 shares of Common Stock at an exercise price of $0.125 per share (“Series 3 Warrants”), and (c) a Series 4 Common Stock Purchase Warrant, which may be exercised at the option of the holder for 25,000,000 shares of Common Stock at an exercise price of $0.15 per share (“Series 4 Warrants”) (the “Series D Preferred Stock Offering”). Midtown Partners & Co., LLC served as the broker-dealer in the transaction and received a cash fee of $320,000 (8% of the equity issued) and 8,266,667 warrants to purchase the Company’s common stock. At the time of the transaction, Ms. Melton was a member of the Company’s Board of Directors.

On June 26, 2008, the Company raised $2,000,000 in a private placement, by issuing to the purchaser (a) 2,000,000 shares of Series D Convertible Preferred Stock, which may be converted at the option of the holder into 26,666,666 shares of Common Stock, (b) a Series 3 Common Stock Purchase Warrant, which may be exercised at the option of the holder for 12,500,000 shares of Common Stock at an exercise price of $0.125 per share (“Series 3 Warrants”), and (c) a Series 4 Common Stock Purchase Warrant, which may be exercised at the option of the holder for 12,500,000 shares of Common Stock at an exercise price of $0.15 per share (“Series 4 Warrants”) (the “Series D Preferred Stock Offering”). Midtown Partners & Co., LLC served as the broker-dealer in the transaction and received a cash fee of $160,000 (8% of the equity issued) and 4,133,333 warrants to purchase the Company’s common stock. At the time of the transaction, Ms. Melton was a member of the Company’s Board of Directors.

ITEM 8.	LEGAL PROCEEDINGS

GLB Closing, Inc. vs. Diabetic Plus, Inc. and Certified Diabetic Services, Inc. On March 25, 2009, GLB Closing, Inc. (“GLB”) filed a complaint in the Circuit Court for Collier County, Florida, Civil Action No. 09-2449-CA naming the Company and its wholly-owned subsidiary, Diabetic Plus, Inc., as defendants. The complaint seeks to recover amounts GLB alleges it is owed (plus interest, costs, and attorney’s fees) under a Non-Negotiable Non-Interest Bearing Promissory Note in the original principal amount of $763,102 (the “Note”) issued by Diabetic Plus to GLB pursuant to an Agreement for Purchase and Sale and Assets (the “Purchase Agreement”) between the parties. The complaint also seeks payment of $254,000 allegedly due under the Purchase Agreement. Diabetic Plus has not paid either amount alleged to be due by GLB due to GLB’s breach of numerous representations and warranties in the Purchase Agreement. On April 14, 2009, Diabetic Plus and the Company filed a Motion to Dismiss the complaint. Diabetic Plus and the Company vigorously oppose the allegations and claims of GLB, and believe that no monies are owed to GLB by either of them.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted on the Pink Sheets under the symbol “CDIP.PK” The following table sets forth the quarterly high and low bid prices for our common stock for the periods indicated. The prices set forth below represent inter-dealer quotations, without retail mark-up, mark-down or commission and may not be reflective of actual transactions. Furthermore, since no public information was available about our business, operating results or financial condition during the time the bid prices occurred, the bid prices set forth below might not reflect the historical value of our company on a per share basis, nor be an accurate indication of the prices at which shares may be traded in the future. On July 22, 2009, the last sale price of our common stock as reported by the Pink Sheets was $0.14 per share.

	High*	Low*
2009
First Quarter Ended March 31, 2009	$0.12	$0.04

2008
Fourth Quarter Ended December 31, 2008	$0.20	$0.03
Third Quarter Ended September 30, 2008	$0.17	$0.05
Second Quarter Ended June 30, 2008	$0.30	$0.10
First Quarter Ended March 31, 2008	$0.28	$0.11

2007
Fourth Quarter Ended December 31, 2007	$0.15	$0.07
Third Quarter Ended September 30, 2007	$0.17	$0.08
Second Quarter Ended June 30, 2007	$0.21	$0.15
First Quarter Ended March 31, 2007	$0.21	$0.16

*	Source: Pink Sheets, Research Library Department

Outstanding Options, Warrants and Convertible Securities

As of June 30, 2009, there were 147,416,800 shares of our common stock subject to outstanding common stock purchase warrants; 11,710,000 shares of our common stock subject to outstanding common stock options; and 135,406,000 shares of our common stock issuable upon conversion of our outstanding preferred stock. Please see “Description of Securities” above for a fuller description of our options, warrants, and convertible securities.

Rule 144 Shares

Pursuant to Rule 144, after satisfying a six month holding period: (a) affiliated stockholders (or stockholders whose shares are aggregated) may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale provided we have “current public information” available (as such term is defined in Rule 144) and (b) non-affiliated stockholders may sell without such limitations, provided we have “current public information” available (as such term is defined in Rule 144). Rule 144 also permits the sale of securities by non-affiliates that have satisfied a one year holding period without any limitation or restriction.

We currently do not have current public information available about our Company. As such, only non-affiliates that have satisfied a one year holding period can sell our common stock pursuant to Rule 144. As of the date of this registration statement, [—] shares of our common stock are available for resale to the public in accordance with the requirements of Rule 144 of the Act.

Registration Rights

The Company agreed to register the common stock underlying the Company’s Series B Preferred Stock and granted these purchasers piggy back registration rights. As such, if the Company registers any of its securities for public sale, including pursuant to any stockholder-initiated demand registration (but excluding any registration statement filed on Form S-4 or S-8), these holders have the right to include their shares in the registration statement.

The Company entered into a Registration Rights Agreement dated November 30, 2006 to register the common stock underlying a warrant issued to ABS-SOS Plus Partners Ltd. The Registration Rights Agreement grants ABS-SOS Plus Partners, Ltd. with piggy-back registration rights. As such, if the Company registers any of its securities for public sale, including pursuant to any stockholder-initiated demand registration (but excluding any registration statement filed on Form S-4 or S-8), these holders have the right to include their shares in the registration statement. Please see page 43, under the heading “ABS SOS Warrant,” for a more complete description of the Company’s issuance of such securities to ABS-SOS Plus Partners Ltd.

The Company entered into a Registration Rights Agreement dated September 18, 2007 to register the common stock underlying the Series C Preferred Stock and the Series 1 Common Stock Purchase Warrants, Series 2 Common Stock Purchase Warrants, BD Common Stock Purchase Warrants, BD Series 1 Common Stock Purchase Warrants and BD Series 2 Common Stock Purchase Warrants for resale with the SEC for the benefit of purchasers of the Company’s Series C Preferred Stock and the aforementioned warrants. The Registration Rights Agreement provides the holders of the Series C Preferred Stock and the aforementioned warrants with piggy-back registration rights. As such, if the Company registers any of its securities for public sale, including pursuant to any stockholder-initiated demand registration (but excluding any registration statement filed on Form S-4 or S-8), these holders have the right to include their shares in the registration statement. Please see page 43, under the heading “Series C Preferred Stock Offering,” for a more complete description of the Company’s issuance of the securities described in this paragraph.

The Company entered into a Registration Rights Agreement dated February 5, 2008, as amended June 26, 2008 to register the common stock underlying the Series D Preferred Stock and the Series 3 Common Stock Purchase Warrants, Series 4 Common Stock Purchase Warrants, BD Series 3 Common Stock Purchase Warrants, BD Series 4 Common Stock Purchase Warrants and BD Series 5 Common Stock Purchase Warrants for resale with the SEC for the benefit of purchasers of the Company’s Series D Preferred Stock and the aforementioned warrants. The Registration Rights Agreement provides the holders of the Series D Preferred Stock and warrants with piggy-back registration rights. As such, if the Company registers any of its securities for public sale, including pursuant to any stockholder-initiated demand registration (but excluding any registration statement filed on Form S-4 or S-8), these holders have the right to include their shares in the registration statement. Please see page 42, under the heading “February Series D Preferred Stock Offering,” and “June Series D Preferred Stock Offering,” for a more complete description of the Company’s issuance of the securities described in this paragraph.

Because, under this Registration Statement, the Company is not registering any of its securities for public sale under the Securities Act, the Company is not required to include any securities pursuant to the piggy-back registration rights described above.

Holders

On March 31, 2009, there were 160 shareholders of record or persons otherwise entitled to hold our common stock.

Transfer Agent

The transfer agent and registrar for our common stock is Affiliated Stock Transfer Company.

Dividends

Except for cash dividends paid on our Series B Preferred Stock (as described below), we have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion and development of our business. Except for cash dividends payable on our Series B Preferred Stock, any future determination to pay cash dividends will be at the sole discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors including any existing contractual limitations, as our board of directors may deem relevant at that time. Our board of directors has the right to authorize the issuance of preferred stock, without further stockholder approval, which may have preferences over our common stock as to the payment of dividends. The Company may not, without the prior approval of the holders of at least fifty-one percent (51%) of our outstanding Series C Preferred Stock and Series D Preferred Stock (each voting as a separate class), directly or indirectly pay or declare any dividend or make any distribution in respect of our common stock.

Each holder of our Series B Preferred Stock is entitled to receive a dividend for each share of Series B Preferred Stock at a rate equal to eight percent (8%) per annum of the stated value, payable at a rate of two percent (2%) per quarter on the last day of January, April, July and October. During fiscal years ending December 31, 2008 and December 31, 2007, we paid holders of our Series B Preferred Stock total cash dividends of $7,100 and $9,774, respectively. As of March 31, 2009, we had $52,554 in accrued and unpaid dividends on our Series B Preferred Stock.

Each holder of our Series C Preferred Stock is entitled to receive a cumulative dividend at a rate equal to ten percent (10%) per annum of the stated value. The dividend is due semi-annually on March 31 and October 31 of each year and can be paid in cash or in-kind with registered shares of our common stock. As of December 31, 2008, we had $308,151 in accrued and unpaid dividends on its Series C Preferred Stock.

Each holder of our Series D Preferred Stock is entitled to receive a cumulative dividend at a rate equal to ten percent (10%) per annum of the stated value. The dividend is due semi-annually on March 31 and October 31 of each year and can be paid in cash or in-kind with registered shares of our common stock. As of December 31, 2008, we had $347,945 in accrued and unpaid dividends on its Series D Preferred Stock.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of June 30, 2009 about our common stock that may be issued to employees or directors under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	11,710,000	$0.17	3,790,000
Equity compensation plans not approved by security holders	—	—	—
Total	11,710,000	$0.17	3,790,000

Summary of the Incentive Plans

We currently have two incentive stock option plans, the Certified Diabetic Services, Inc. 1997 Incentive Plan (the “1997 Incentive Plan”) and the Certified Diabetic Services, Inc. 2007 Long Term Incentive Plan (the “2007 Long Term Incentive Plan”), as described below. As of June 30, 2009, we have granted a total of 11,710,000 shares of common stock under the 1997 Incentive Plan and the 2007 Long Term Incentive Plan.

1997 Incentive Plan

The purpose of our 1997 Stock Option Plan is to advance the interests of the Company and our shareholders by providing incentives to certain of our employees and other key individuals who perform services for us, including those who contribute significantly to the strategic and long-term performance objectives and growth of our

Company. The 1997 Incentive Plan is administered by our board of directors or by one or more committees appointed by the board of directors (the “Plan Administrator”). The Plan Administrator has the power to interpret the 1997 Incentive Plan and to prescribe rules, regulations and procedures in connection with the operations of the 1997 Incentive Plan.

The 1997 Incentive Plan provides for the granting of several types of awards, including stock options, performance grants and other awards deemed by the Plan Administrator to be consistent with the purposes of the 1997 Incentive Plan. Awards may be granted alone, or in conjunction with one or more other awards, as determined by the Plan Administrator.

We adopted the 1997 Incentive Plan in connection with the reorganization of the Company in August 1997, pursuant to which we changed our state of incorporation from Florida to Delaware. The 1997 Incentive Plan was amended in September 1997, after completion of the reorganization, to increase the number of shares of common stock reserved for issuance thereunder from 5,000,000 to 8,000,000. Currently a maximum of Eight Million (8,000,000) shares of common stock have been authorized to be issued under the 1997 Incentive Plan in connection with the grant of awards, subject to adjustment for corporate transactions, including, without limitation, any stock dividend, forward stock split, reverse stock split, merger or recapitalization.

The Plan Administrator has exclusive discretion to select to whom awards will be granted; to determine the type, size, terms and conditions of each award; to modify or waive, within certain limits, the terms and conditions of any award; to determine the time when awards will be granted; to establish performance objectives; to prescribe the form of documents representing awards under the 1997 Incentive Plan; and to make all other determinations which it deems necessary, advisable or desirable in the interpretation and administration of the 1997 Incentive Plan. At the discretion of the Plan Administrator, awards may be made under the 1997 Incentive Plan in assumption of, or in substitution for, outstanding awards previously granted by us, any predecessor or a company acquired by us or with which it combines. The Plan Administrator has the authority to administer and interpret the 1997 Incentive Plan, and its decisions are final, conclusive and binding. we intended that all of its employees and directors would be eligible to participate in the 1997 Incentive Plan.

2007 Long Term Incentive Plan

The purpose of our 2007 Long Term Incentive Plan is to advance the interests of the Company and our shareholders by providing incentives to certain of its employees and other key individuals who perform services for us, including those who contribute significantly to the strategic and long-term performance objectives and growth of the Company. The 2007 Incentive Plan is administered by a committee (the “Committee”) appointed by the board of directors. The Committee has the power to interpret the 2007 Incentive Plan and to prescribe rules, regulations and procedures in connection with the operations of the 2007 Incentive Plan. The Committee may delegate administrative responsibilities under the 2007 Incentive Plan to any officer or officers of our Company, except for the power to amend the 2007 Incentive Plan and except for determinations regarding employees who are subject to Section 16 of the Securities Exchange Act of 1934, and except as may otherwise be required under applicable listing standards for an exchange on which common stock may be listed.

The 2007 Incentive Plan provides for the granting of several types of awards, including stock options, performance grants and other awards deemed by the Committee to be consistent with the purposes of the 2007 Incentive Plan. Awards may be granted alone, or in conjunction with one or more other awards, as determined by the Committee.

The 2007 Incentive Plan was effective as of December 31, 2006, and was approved by our shareholders at the 2007 annual meeting of shareholders. A maximum of seven million five hundred thousand (7,500,000) shares of common stock has been authorized to be issued under the 2007 Incentive Plan in connection with the grant of awards, subject to adjustment for corporate transactions, including, without limitation, any stock dividend, forward stock split, reverse stock split, merger or recapitalization. Of this amount, no more than two million (2,000,000) shares of common stock may be issued as incentive stock options. Common stock issued under the 2007 Incentive Plan may be either newly issued shares, treasury shares, reacquired shares or any combination thereof. If common stock issued as restricted stock, restricted stock units or otherwise subject to repurchase or forfeiture rights is reacquired by us pursuant to such rights, or if any award is cancelled, terminates, or expires unexercised, the common stock which would otherwise have been issuable pursuant to such awards will be available for issuance under new awards.

The Committee has exclusive discretion to select to whom awards will be granted; to determine the type, size, terms and conditions of each award; to modify or waive, within certain limits, the terms and conditions of any award; to determine the time when awards will be granted; to establish performance objectives; to prescribe the form of documents representing awards under the 2007 Incentive Plan; and to make all other determinations which it deems necessary, advisable or desirable in the interpretation and administration of the 2007 Incentive Plan. At the discretion of the Committee, awards may be made under the 2007 Incentive Plan in assumption of, or in substitution for, outstanding awards previously granted by us, any predecessor or a company acquired by us or with which it combines. The Committee has the authority to administer and interpret the 2007 Incentive Plan, and its decisions are final, conclusive and binding. We anticipate that all of our employees and directors will be eligible to participate in the 2007 Incentive Plan.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES

June 2008 Series D Preferred Stock Offering

On June 26, 2008, the Company raised $2,000,000 in a private placement with a single institutional investor, by issuing to the purchaser (a) 2,000,000 shares of Series D Convertible Preferred Stock, which may be converted at the option of the holder into 26,666,666 shares of Common Stock, (b) a Series 3 Common Stock Purchase Warrant, which may be exercised at the option of the holder for 12,500,000 shares of Common Stock at an exercise price of $0.125 per share (“Series 3 Warrants”), and (c) a Series 4 Common Stock Purchase Warrant, which may be exercised at the option of the holder for 12,500,000 shares of Common Stock at an exercise price of $0.15 per share (“Series 4 Warrants”) (the “Series D Preferred Stock Offering”). A description of the rights, preferences and designations of our Series D Preferred Stock can be found in the section entitled “Description of Securities—Series D Preferred Stock.”

Midtown Partners & Co., LLC, which served as the Company’s placement agent in connection with the Series D Preferred Stock Offering, received placement agent fees of $160,000, as well as the following common stock purchase warrants: (i) a BD-3 Common Stock Purchase Warrant exercisable for 2,133,333 shares of Common Stock at an exercise price of $0.075 per share, (ii) a BD-4 Common Stock Purchase Warrants exercisable for 1,000,000 shares of Common Stock at an exercise price of $0.125 per share, and (iii) a BD-5 Common Stock Purchase Warrants exercisable for 1,000,000 shares of Common Stock at an exercise price of $0.15 per share. The Series BD-3 and BD-4 warrants have a term of three years, and the Series BD-5 warrants have a term of five years. Midtown Partners & Co., LLC is an NASD registered broker-dealer.

The offer and sale of such shares of our common stock was effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act.

February 2008 Series D Preferred Stock Offering

On February 5, 2008, the Company raised $4,000,000 in a private placement with a single institutional investor, by issuing to the purchaser (a) 4,000,000 shares of Series D Convertible Preferred Stock, which may be converted at the option of the holder into 53,333,333 shares of Common Stock, (b) a Series 3 Common Stock Purchase Warrant, which may be exercised at the option of the holder for 25,000,000 shares of Common Stock at an exercise price of $0.125 per share (“Series 3 Warrants”), and (c) a Series 4 Common Stock Purchase Warrant, which may be exercised at the option of the holder for 25,000,000 shares of Common Stock at an exercise price of $0.15 per share (“Series 4 Warrants”) (the “Series D Preferred Stock Offering”). A description of the rights, preferences and designations of our Series D Preferred Stock can be found in the section entitled “Description of Securities—Series D Preferred Stock.”

Midtown Partners & Co., LLC, which served as the Company’s placement agent in connection with the Series D Preferred Stock Offering, received placement agent fees of $320,000, as well as the following common stock purchase warrants: (i) a BD-3 Common Stock Purchase Warrant exercisable for 4,266,667 shares of Common Stock at an exercise price of $0.075 per share, (ii) a BD-4 Common Stock Purchase Warrants exercisable for 2,000,000 shares of Common Stock at an exercise price of $0.125 per share, and (iii) a BD-5 Common Stock Purchase

Warrants exercisable for 2,000,000 shares of Common Stock at an exercise price of $0.15 per share. The Series BD-3 and BD-4 warrants have a term of three years, and the Series BD-5 warrants have a term of five years. Midtown Partners & Co., LLC is an NASD registered broker-dealer.

The offer and sale of such shares of our common stock was effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act.

2007 Series C Preferred Stock Offering

On September 18, 2007, for an aggregate purchase price of $2,750,000, we sold to a single institutional investor (a) 2,750,000 shares of our Series C Preferred Stock, which may be converted, at the option of the holder, into 55,000,000 shares of our Common stock, (b) a Series 1 Common Stock Purchase Warrants, which may be exercised, at the option of the holder, for 25,000,000 shares of Common Stock at an exercise price of $0.10 per share, and (c) a Series 2 Common Stock Purchase Warrants, which may be exercised, at the option of the holder, for 25,000,000 shares of Common Stock at an exercise price of $0.15 per share A description of the rights, preferences and designations of our Series C Preferred Stock can be found in the section entitled “Description of Securities—Series C Preferred Stock.”

Midtown Partners & Co., LLC, which served as the Company’s placement agent in connection with the Series C Preferred Stock Offering, received placement agent fees of $220,000, as well as the following common stock purchase warrants: (i) a BD Common Stock Purchase Warrant exercisable for 4,400,000 shares of Common Stock at an exercise price of $0.05 per share, (ii) a BD-1 Common Stock Purchase Warrants exercisable for 2,000,000 shares of Common Stock at an exercise price of $0.10 per share, and (iii) a BD-2 Common Stock Purchase Warrants exercisable for 2,000,000 shares of Common Stock at an exercise price of $0.15 per share. The Series BD and BD-1 warrants have a term of three years, and the Series BD-2 warrants have a term of five years. Midtown Partners & Co., LLC is an NASD registered broker-dealer.

The offer and sale of such shares of our common stock was effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act.

2007 Common Stock Offering

On May 10, 2007, we completed the offering and sale of 2,125,000 shares of our common stock at a price of $.10 per share to 18 individual investors, for total proceeds of $212,500. The offer and sale of such shares of our common stock was effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following: (a) the investors confirmed to us that they were either “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act or had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our Company; (d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

ABS SOS Warrant

The Company entered into a loan agreement with ABS SOS-Plus Partners, LLC on November 30, 2006. Pursuant to the terms of the loan agreement, (i) ABS funded the Company $1,000,000 on a term note due in one year with an interest rate of 10.5%, (ii) ABS provided the Company with a new line of credit arrangement to borrow up to $1,000,000 limited to the collateral base stipulated in the agreement, and (iii) in addition to principal and interest payments, the Company issued to ABS SOS-Plus Partners, LLC [A] 730,000 shares of common stock, and [B] a warrant exercisable for the purchase of up to 730,000 shares of Common Stock at an exercise price of $0.20 per share. In connection with the Series B Offering, pursuant to the ratchet provisions in the warrant, the exercise price of the warrant was reduced from $0.20 to $0.05, and the maximum number of shares issuable under the warrant was increased from 730,000 shares of common stock to 2,920,000 shares of common stock.

Midtown Partners & Co., LLC, which served as the Company’s placement agent in connection with the ABS SOS debt placement, received placement agent fees of approximately $112,080, as well as the following common stock purchase warrant exercisable for 116,800 shares of common stock. Midtown Partners & Co., LLC is an NASD registered broker-dealer.

The offer and sale of such shares of our common stock was effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act.

2006 Common Stock Offering

On August 22, 2006, we completed the offering and sale of 6,640,750 shares of our common stock at a price of $.10 per share to 50 individual investors, for total proceeds of $664,075. The offer and sale of such shares of our common stock was effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following: (a) the investors confirmed to us that they were either “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act or had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our Company; (d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

In connection with such offering, the Company paid a finder aggregate cash compensation of $3,500 and issued 48,000 shares of common stock having an aggregate value of $4,800.

Other Issuances of Unregistered Common Stock

On October 30, 2006, the Company entered into a Settlement Agreement with Alan Fields, a 5% beneficial shareholder and a former officer and directors of the Company. The Settlement Agreement settled all outstanding disputes between the Company and Fields. Pursuant to the terms of the Settlement Agreement, the Company issued 1, 500,000 shares of Common Stock to Fields and paid $75,000 cash and issued a promissory note in favor of Alan Fields having an original principal balance of $120,000. Such note has a current balance of $72,280. The issuance of such shares of our common stock was affected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act.

On October 31, 2006, the Company issued 458,050 shares of common stock to consultants as compensation for services rendered. The issuance of such shares of our common stock was effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act.

On February 28, 2007, the Company issued 48,000 shares of common stock to an independent consultant as compensation for services rendered. The issuance of such shares of our common stock was effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act.

On March 12, 2007, we completed the offering and sale of 1,000,000 shares of our common stock at a price of $.05 per share to Ron Stutzman, a member of our Board of Directors, for total proceeds of $50,000. The offer and sale of such shares of our common stock was effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act.

On March 14, 2007, we completed the offering and sale of 2,000,000 shares of our common stock at a price of $.05 per share to James Postema, a member of our Board of Directors, for total proceeds of $100,000. The offer and sale of such shares of our common stock was effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act.

No compensation was paid to any broker-dealers or finders in connection with any of the offerings referenced in this section titled “Other Issuances of Unregistered Common Stock.”

Issuances of Unregistered Common Stock to Employees or Directors Pursuant to Incentive Plans

On June 16, 2007, the Company awarded to certain employees and directors options to purchase, in the aggregate, 1,950,000 shares of the Company’s common stock. Such options have an exercise price of $.18 per share.

On March 1, 2007, the Company awarded to certain employees and directors options to purchase, in the aggregate, 935,000 shares of the Company’s common stock. Such options have an exercise price of $.17 per share.

On November 24, 2006, the Company awarded to certain employees and directors options to purchase, in the aggregate, 6,200,000 shares of the Company’s common stock. Such options have an exercise price of $.17 per share.

On October 26, 2006, the Company awarded to certain employees and directors options to purchase, in the aggregate, 25,000 shares of the Company’s common stock. Such options have an exercise price of $.10 per share.

On August 17, 2006, the Company awarded to certain employees and directors options to purchase, in the aggregate, 2,000,000 shares of the Company’s common stock. Such options have an exercise price of $.17 per share.

On August 17, 2006, the Company awarded to certain employees and directors options to purchase, in the aggregate, 75,000 shares of the Company’s common stock. Such options have an exercise price of $.10 per share.

No compensation was paid to any broker-dealers or finders in connection with any of the offerings referenced in this section titled “Issuances of Unregistered Common Stock to Employees or Directors Pursuant to Incentive Plans.”

The offer and sale of options referred to in this section titled “Issuances of Unregistered Common Stock to Employees or Directors Pursuant to Incentive Plans” was effected in reliance on the exemptions for sales of securities, as set forth in Rule 701 promulgated under the Securities Act.

ITEM 11.	DESCRIPTION OF SECURITIES TO BE REGISTERED

General

As of June 30, 2009, the Company had 56,670,154 shares of common stock outstanding, and 8,750,203 shares of preferred stock outstanding. The following description of the Company’s capital stock is a summary and is qualified by the provisions of the Company’s Certificate of Incorporation and Bylaws, a copy of which are exhibits to the registration statement, of which this prospectus is a part. Our shares of common stock were held by 160 stockholders of record as of March 31, 2009.

Common Stock

The Company has 490,000,000 authorized shares of common stock. Holders of the Company’s common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of the common stock do not have cumulative voting rights, which means that the holders of more than one-half of the Company’s outstanding shares of common stock can elect all of the Company’s directors, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available for that purpose and, upon the Company’s liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on any preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is duly authorized and validly issued, fully paid, and nonassessable. In the event the Company were to elect to sell additional shares of common stock, holders of our common stock would have no right to purchase additional shares. As a result, the common stockholders’ percentage equity interest would be diluted.

The issued and outstanding shares of the Company’s common stock are fully paid and not liable for further call and assessment. Except as otherwise permitted by Delaware law, and subject to the rights of the holders of preferred stock, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voted as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

The par value of the common stock is $0.001.

Preferred Stock

The Company has 10,000,000 authorized shares of preferred stock, par value $0.01. The Company may issue preferred stock in one or more series and having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and preferences and redemption rights, as may, from time to time, be determined by the Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financing, or other matters, as the Board of Directors deems appropriate. In the event that the Company determines to issue any shares of preferred stock, a certificate of designation containing the rights, privileges, and limitations of this series of preferred stock shall be filed with the Delaware Secretary of State. The effect of this preferred stock designation power is that the Company’s Board of Directors alone, subject to federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the Company’s stockholders, and may adversely affect the voting and other rights of the holders of the Company’s common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of the Company’s common stock, including the loss of voting control to others. Below is a description of each class of preferred stock outstanding as of June 30, 2009.

Series B Preferred Stock

As of June 30, 2009, there were 203 shares of our Series B Preferred Stock issued and outstanding. Our Series B Preferred Stock has the following rights, preferences, privileges and restrictions:

•

Conversion—Prior to July 31, 2008, a holder could convert a share of our Series B Preferred Stock into that number of shares of our common stock determined by dividing the stated value per share of the Series B Preferred Stock (initially $1,000 per share) by the conversion price (initially $0.50 per share). In lieu of any fractional shares to which the holder may be entitled upon conversion, the Company is obligated to pay cash equal to such fraction multiplied by the fair market value of a share of common stock as determined in good faith by the Board of Directors.

•

Dividends—Holders of our Series B Preferred Stock are entitled to receive a dividend at a rate equal to eight percent (8%) per annum of the stated value (initially $1,000 per share). The dividend is payable quarterly.

•

Liquidation Rights—In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of our Series B Preferred Stock are entitled to be paid out of the assets available for distribution and before any payment shall be made to the holders of common stock or any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock, an amount equal to the stated value of the Series B Preferred Stock (initially $1,000 per share), plus accrued, unpaid dividends. If upon any such liquidation, dissolution, or winding up of the Company the remaining assets available for distribution are insufficient to pay the holders of shares of our Series B Preferred Stock the full preferential amount to which they are entitled, the holders of shares of our Series B Preferred Stock will share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them.

•

Voting Rights—The Series B Preferred Stock is non-voting capital stock. However, so long as any shares of Series B Preferred Stock are outstanding, the Company cannot, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, materially alter or change the rights, preferences or privileges of the Series B Preferred Stock, as set forth in the Certificate of Designations, Preferences and Rights, or increase or decrease the total number of authorized shares of Series B Preferred Stock.

•

Call Redemption—The Company has the option, at any time, to call or to redeem all or any shares of Series B Preferred Stock at a price equal to the stated value per share (initially $1,000 per share), plus accrued, unpaid dividends. Any redemption of our Series B Preferred Stock shall be made pro rata (so that the number of shares of Series B Preferred Stock held by each registered owner whose shares are being redeemed shall be reduced in an amount which shall bear the same ratio to the total number of shares of Series B Preferred Stock being redeemed). The Series B Preferred Stock does not have a mandatory redemption date.

Series C Preferred Stock

As of June 30, 2009, there were 2,750,000 shares of our Series C Preferred Stock issued and outstanding, which are convertible into 55,000,000 shares of our common stock. Our Series C Preferred Stock has the following rights, preferences, privileges and restrictions:

•

Conversion—Each share of our Series C Preferred Stock (at its stated value of $1.00 per share), together with any accrued and unpaid dividends, is convertible into common stock at a price of five cents ($0.05) per share of common stock. Shares of our Series C Preferred Stock may be converted into common stock at the option of the holder at any time.

•

Limitation on Conversion—Holders of our Series C Preferred Stock are not entitled to convert any shares of Series C Preferred Stock if, as a result of such conversion, the total number of shares of common stock beneficially owned by the holder and its affiliates exceeds 4.99% of our outstanding shares of common stock. A holder may elect to increase this conversion limitation from 4.99% to 9.99% by providing the Company with at least 61 days written notice.

•

Dividends—Holders of our Series C Preferred Stock are entitled to receive a dividend at a rate equal to ten percent (10%) per annum, payable semi-annually, at the option of the Company in cash, to the extent funds are legally available, or in shares of our registered common stock at a ten percent (10%) discount to the “Market Price” (as such term is defined in the Certificate of Designations, Preferences and Rights of our Series C Preferred Stock.)

•

Liquidation Rights—In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of our Series C Preferred Stock are entitled to be paid out of the assets available for distribution, before any payment shall be made to the holders of our Series B Preferred Stock and our common stock or any other class or series of stock ranking on liquidation junior to the Series C Preferred Stock, an amount equal to the stated value of our Series C Preferred Stock (initially $1.00 per share), plus accrued, unpaid dividends. As to liquidation rights, the holders of shares of our Series C Preferred Stock rank junior to holders of our Series D Preferred Stock, but senior to holders of shares of our Series B Preferred Stock and our common stock and any other series of preferred stock.

•

Voting Rights—Holders of our Series C Preferred stock have the right to vote with our common stockholders (on an as-converted basis) on all matters submitted to a vote of our stockholders. In addition, the Company cannot take the following actions without the prior approval of the holders of at least fifty-one percent (51%) of our then outstanding Series C Preferred Stock (voting as a separate class):

•	amend its certificate of incorporation in any manner that adversely affects the rights of the holder of the Series C Preferred Stock;

•	alter or change adversely the voting or other powers, preferences, rights, privileges, or restrictions of the Series C Preferred Stock;

•	increase the authorized number of shares of the Company’s preferred stock, Series B Preferred Stock, or Series C Preferred Stock;

•	redeem, purchase or otherwise acquire directly or indirectly any securities junior or pari passu with the Series C Preferred Stock;

•

directly or indirectly pay or declare any dividend or make any distribution in respect of any securities junior or pari passu with the Series C Preferred Stock, other than the Series B Preferred Stock; or

•	authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to or otherwise pari passu with the Series C Preferred Stock.

•

Limitation on Voting—Holders of our Series C Preferred Stock may only vote that number of shares of common stock that a holder may acquire in accordance with the “Limitation on Conversion” described above.

Series D Preferred Stock

As of June 30, 2009, there were 6,000,000 shares of our Series D Preferred Stock issued and outstanding, which are convertible into 80,000,000 shares of our common stock. Our Series D Preferred Stock has the following rights, preferences, privileges and restrictions:

•

Conversion—Each share of our Series D Preferred Stock (at its stated value of $1.00 per share), together with any accrued and unpaid dividends, is convertible into common stock at a price of seven and one-half cents ($0.075) per share of common stock. Shares of our Series D Preferred Stock may be converted into common stock at the option of the holder at any time.

•

Limitation on Conversion—Holders of our Series D Preferred Stock are not entitled to convert any shares of Series D Preferred Stock if, as a result of such conversion, the total number of shares of common stock beneficially owned by the holder and its affiliates exceeds 4.99% of our outstanding shares of common stock. A holder may elect to increase this conversion limitation from 4.99% to 9.99% by providing the Company with at least 61 days written notice.

•

Dividends—Holders of our Series D Preferred Stock are entitled to receive a dividend at a rate equal to ten percent (10%) per annum, payable semi-annually, at the option of the Company in cash, to the extent funds are legally available, or in shares of our registered common stock at a ten percent (10%) discount to the “Market Price” (as such term is defined in the Certificate of Designations, Preferences and Rights of our Series D Preferred Stock.)

•

Liquidation Rights—In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of our Series D Preferred Stock are entitled to be paid out of the assets available for distribution, before any payment shall be made to the holders of our Series C Preferred Stock, Series B Preferred Stock and our common stock or any other class or series of stock ranking on liquidation junior to the Series D Preferred Stock, an amount equal to the stated value of our Series D Preferred Stock (initially $1.00 per share), plus accrued, unpaid dividends. As to liquidation rights, the holders of shares of our Series D Preferred Stock rank senior to holders of shares of our Series C Preferred Stock, Series B Preferred Stock and our common stock and any other series of preferred stock.

•

Voting Rights—Holders of our Series D Preferred stock have the right to vote with our common stockholders (on an as-converted basis) on all matters submitted to a vote of our stockholders. In addition, the Company cannot take the following actions without the prior approval of the holders of at least fifty-one percent (51%) of our then outstanding Series D Preferred Stock (voting as a separate class):

•	amend its certificate of incorporation in any manner that adversely affects the rights of the holder of the Series D Preferred Stock;

•	alter or change adversely the voting or other powers, preferences, rights, privileges, or restrictions of the Series D Preferred Stock;

•	increase the authorized number of shares of preferred stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock;

•	redeem, purchase or otherwise acquire directly or indirectly any securities junior or pari passu with the Series D Preferred Stock;

•

directly or indirectly pay or declare any dividend or make any distribution in respect of any securities junior or pari passu with the Series D Preferred Stock, other than the Series B Preferred Stock and Series C Preferred Stock (provided that, prior to payment of any dividend to the holders of Series B or Series C Preferred Stock, any dividend due on the Series D Preferred Stock must be paid in full); or

•	authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to or otherwise pari passu with the Series D Preferred Stock.

Options, Warrants and Other Securities Convertible into Common Stock

Series 1 Common Stock Purchase Warrants

As of June 30, 2009, there were Series 1 Common Stock Purchase Warrants entitling the holders to purchase up to an aggregate of 25,000,000 shares of common stock at an exercise price of $0.10 per share. Each Series 1 Common Stock Purchase Warrant is exercisable, in whole or in part, at any time after issuance and before the close of business on the date three (3) years from the initial exercise date. In addition, holders of our Series 1 Common Stock Purchase Warrants are not entitled to exercise the warrant if, as a result of such exercise, the total number of shares of common stock beneficially owned by the holder and its affiliates exceeds 4.99% of our outstanding shares of common stock. A holder may elect to increase this conversion limitation from 4.99% to 9.99% by providing the Company with at least 61 days written notice. Each Series 1 Common Stock Purchase Warrants also contains full-ratchet anti-dilution price protection provisions that are triggered upon the Company’s issuance of securities below the exercise price.

Series 2 Common Stock Purchase Warrants

As of June 30, 2009, there were Series 2 Common Stock Purchase Warrants entitling the holders to purchase up to an aggregate of 25,000,000 shares of common stock at an exercise price of $0.15 per share. Each Series 2 Common Stock Purchase Warrant is exercisable, in whole or in part, at any time after issuance and before the close of business on the date five (5) years from the initial exercise date. In addition, holders of our Series 1 Common Stock Purchase Warrants are not entitled to exercise the warrant if, as a result of such exercise, the total number of shares of common stock beneficially owned by the holder and its affiliates exceeds 4.99% of our outstanding shares of common stock. A holder may elect to increase this conversion limitation from 4.99% to 9.99% by providing the Company with at least 61 days written notice. Each Series 2 Common Stock Purchase Warrants also contains full-ratchet anti-dilution price protection provisions that are triggered upon the Company’s issuance of securities below the exercise price.

Series 3 Common Stock Purchase Warrants

As of June 30, 2009, there were Series 3 Common Stock Purchase Warrants entitling the holders to purchase up to an aggregate of 37,500,000 shares of common stock at an exercise price of $0.125 per share. Each Series 3 Common Stock Purchase Warrant is exercisable, in whole or in part, at any time after issuance and before the close of business on the date three (3) years from the initial exercise date, and may be exercised on a cashless basis. In addition, holders of our Series 3 Common Stock Purchase Warrants are not entitled to exercise the warrant if, as a result of such exercise, the total number of shares of common stock beneficially owned by the holder and its affiliates exceeds 4.99% of our outstanding shares of common stock. A holder may elect to increase this conversion limitation from 4.99% to 9.99% by providing the Company with at least 61 days written notice. Each Series 3 Common Stock Purchase Warrants also contains full-ratchet anti-dilution price protection provisions that are triggered upon the Company’s issuance of securities below the exercise price.

Series 4 Common Stock Purchase Warrants

As of June 30, 2009, there were Series 4 Common Stock Purchase Warrants entitling the holders to purchase up to an aggregate of 37,500,000 shares of common stock at an exercise price of $0.15 per share. Each Series 4 Common Stock Purchase Warrant is exercisable, in whole or in part, at any time after issuance and before the close of business on the date five (5) years from the initial exercise date, and may be exercised on a cashless basis. In addition, holders of our Series 4 Common Stock Purchase Warrants are not entitled to exercise the warrant if, as a result of such exercise, the total number of shares of common stock beneficially owned by the holder and its affiliates exceeds 4.99% of our outstanding shares of common stock. A holder may elect to increase this conversion limitation from 4.99% to 9.99% by providing the Company with at least 61 days written notice. Each Series 4 Common Stock Purchase Warrants also contains full-ratchet anti-dilution price protection provisions that are triggered upon the Company’s issuance of securities below the exercise price.

BD Common Stock Purchase Warrants

As of June 30, 2009, there were BD Common Stock Purchase Warrants entitling the holders to purchase up to an aggregate of 4,400,000 shares of common stock at an exercise price of $0.05 per share. Each BD Common Stock Purchase Warrant is exercisable, in whole or in part, at any time after issuance and before the close of business on the date three (3) years from the initial exercise date, and may be exercised on a cashless basis. Each BD Common Stock Purchase Warrants also contains full-ratchet anti-dilution price protection provisions that are triggered upon the Company’s issuance of securities below the exercise price.

BD Series 1 Common Stock Purchase Warrants

As of June 30, 2009, there were BD Series 1 Common Stock Purchase Warrants entitling the holders to purchase up to an aggregate of 2,000,000 shares of common stock at an exercise price of $0.10 per share. Each BD Series 1 Common Stock Purchase Warrant is exercisable, in whole or in part, at any time after issuance and before the close of business on the date three (3) years from the initial exercise date, and may be exercised on a cashless basis. Each BD Series 1 Common Stock Purchase Warrants also contains full-ratchet anti-dilution price protection provisions that are triggered upon the Company’s issuance of securities below the exercise price.

BD Series 2 Common Stock Purchase Warrants

As of June 30, 2009, there were BD Series 2 Common Stock Purchase Warrants entitling the holders to purchase up to an aggregate of 2,000,000 shares of common stock at an exercise price of $0.15 per share. Each BD Series 2 Common Stock Purchase Warrant is exercisable, in whole or in part, at any time after issuance and before the close of business on the date five (5) years from the initial exercise date, and may be exercised on a cashless basis. Each BD Series 2 Common Stock Purchase Warrants also contains full-ratchet anti-dilution price protection provisions that are triggered upon the Company’s issuance of securities below the exercise price.

BD Series 3 Common Stock Purchase Warrants

As of June 30, 2009, there were BD Series 3 Common Stock Purchase Warrants entitling the holders to purchase up to an aggregate of 6,400,000 shares of common stock at an exercise price of $0.075 per share. Each BD Series 3 Common Stock Purchase Warrant is exercisable, in whole or in part, at any time after issuance and before the close of business on the date three (3) years from the initial exercise date, and may be exercised on a cashless basis. Each BD Series 3 Common Stock Purchase Warrants also contains full-ratchet anti-dilution price protection provisions that are triggered upon the Company’s issuance of securities below the exercise price.

BD Series 4 Common Stock Purchase Warrants

As of June 30, 2009, there were BD Series 4 Common Stock Purchase Warrants entitling the holders to purchase up to an aggregate of 3,000,000 shares of common stock at an exercise price of $0.125 per share. Each BD Series 4 Common Stock Purchase Warrant is exercisable, in whole or in part, at any time after issuance and before the close of business on the date three (3) years from the initial exercise date, and may be exercised on a cashless basis. Each BD Series 4 Common Stock Purchase Warrants also contains full-ratchet anti-dilution price protection provisions that are triggered upon the Company’s issuance of securities below the exercise price.

BD Series 5 Common Stock Purchase Warrants

As of June 30, 2009, there were BD Series 5 Common Stock Purchase Warrants entitling the holders to purchase up to an aggregate of 3,000,000 shares of common stock at an exercise price of $0.15 per share. Each BD Series 5 Common Stock Purchase Warrant is exercisable, in whole or in part, at any time after issuance and before the close of business on the date five (5) years from the initial exercise date, and may be exercised on a cashless basis. Each BD Series 5 Common Stock Purchase Warrants also contains full-ratchet anti-dilution price protection provisions that are triggered upon the Company’s issuance of securities below the exercise price.

Other Warrants/Options

As of June 30, 2009, the Company had a warrant outstanding entitling its holder to purchase up to an aggregate of 116,800 shares of common stock at an exercise price of $0.10 per share. The warrant is exercisable, in whole or in part, at any time after issuance and before the close of business on the date five (5) years from the initial exercise date, and may be exercised on a cashless basis. The warrant also contain full-ratchet anti-dilution price protection provisions that are triggered upon the Company’s issuance of securities below the exercise price.

As of June 30, 2009, the Company had a warrant outstanding entitling its holder to purchase up to an aggregate of 1,500,000 shares of common stock at an exercise price of $0.14 per share. The warrant is exercisable, in whole or in part, at any time after issuance and before the close of business on the date three (3) years from the initial exercise date.

As of June 30, 2009, the Company had options outstanding entitling the holder to purchase up to an aggregate of 11,710,000 shares of common stock at various strike prices. Please see 40 for addition information on the Company’s outstanding stock options.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Certificate of Incorporation and By-Laws provide that the Company shall indemnify any person to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference.

The Company’s Certificate of Incorporation includes certain provisions permitted pursuant to Delaware law whereby officers and directors of the Company are to be indemnified against certain liabilities. The Company’s Certificate of Incorporation limits, to the fullest extent permitted by Delaware law, a director’s liability for monetary damages for breach of fiduciary duty. In accordance with Section 102(b)(7) of the DGCL, the Company’s

Certificate of Incorporation eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(b)(7).

The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs also may discourage our Company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, including breaches resulting from negligent or grossly negligent behavior, except under certain situations defined by statute, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees, even though such actions, if successful, might otherwise benefit our company and the shareholders. We believe that the indemnification provisions in our Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers or other persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Item 15 Financial Statements and Exhibits of this registration statement.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

ITEM 15.	FINANCIAL STATEMENTS & EXHIBITS

Page	Description
CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES (1) CONSOLIDATED FINANCIAL STATEMENTS

F-2	Report of Independent Registered Public Accounting Firm
F-3	Consolidated Balance Sheets as of December 31, 2008 and 2007
F-4	Consolidated Statements of Operations for the Years Ended December 31, 2008 and 2007
F-5	Consolidated Statements of Stockholders’ Deficit for the Years Ended December 31, 2008 and 2007
F-6 – F-7	Consolidated Statements of Cash Flows for the Years Ended December 31, 2008 and 2007
F-8 – F-37	Notes to Consolidated Financial Statements

F-38	Consolidated Balance Sheets as of March 31, 2009 and December 31, 2008
F-39	Consolidated Statements of Operations for the Three-Months Ended March 31, 2009 and 2008
F-40	Consolidated Statements of Stockholders’ Deficit for the Three-Months Ended March 31, 2009 and 2008
F-41 – F-42	Consolidated Statements of Cash Flows for the Three-Months Ended March 31, 2009 and 2008
F-43 – F-67	Notes to Consolidated Financial Statements

DIABETIC PLUS, INC. FINANCIAL STATEMENTS

F-68	Report of Independent Registered Public Accounting Firm
F-69	Statements of Operations for the Year Ended October 31, 2007 and the three months ended January 31, 2008
F-71	Statements of Cash Flows for the Year Ended October 31, 2007 and the three months ended January 31, 2008
F-72 – F-76	Notes to Financial Statements

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION (2)

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2008
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(1)	Supplemental information and schedules have been omitted because they are not required.
(2)	The unaudited pro forma condensed consolidated balance sheet is omitted since the most recent audited balance sheet of Certified Diabetic Services, Inc. is for a period subsequent to the acquisition of Diabetic Plus, Inc.

Exhibit	Description
3.01*	Certificate of Incorporation of Certified Diabetic Services

3.02*	Certificate of Amendment of Certificate of Incorporation of Certified Diabetic Services, Inc.

3.03*	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of Certified Diabetic Services, Inc.

3.04*	Certificate of Amendment of Certificate of Incorporation of Certified Diabetic Services, Inc.

3.05*	Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock of Certified Diabetic Services, Inc.

3.06*	Amended and Restated Certificate of Incorporation of Certified Diabetic Services, Inc.

3.07*	Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock of Certified Diabetic Services, Inc.

3.08*	Certificate of Designation, Preferences and Rights of Series D Convertible Preferred Stock of Certified Diabetic Services, Inc.

3.09*	Amended and Restated Certificate of Designation, Preferences and Rights of Series D Convertible Preferred Stock of Certified Diabetic Services, Inc.

3.10*	By-laws of Certified Diabetic Services Inc.

3.11*	Amended and Restated Bylaws of Certified Diabetic Services, Inc.

4.01*	Certified Diabetic Services, Inc. 1997 Stock Option Plan

4.02*	Certified Diabetic Services, Inc. 2007 Long Term Incentive Plan

10.01*	Employment Agreement between Lowell M. Fisher, Jr. and Certified Diabetic Services, Inc. dated effective as of April 1, 2005

10.02*	Extension of Executive Employment Agreement between Lowell M. Fisher, Jr. and Certified Diabetic Services, Inc. dated June 16, 2007.

10.03*	Employment Agreement between Mark A. Bock and Certified Diabetic Services, Inc. dated August 17, 2006.

10.04*	Extension of Executive Employment Agreement between Mark A. Bock and Certified Diabetic Services, Inc. dated June 16, 2007.

10.05*	Securities Purchase Agreement dated September 17, 2007, among Certified Diabetic Services, Inc. and Vicis Capital Master Fund

10.06*	Registration Rights Agreement dated September 17, 2007, among Certified Diabetic Services, Inc., Vicis Capital Master Fund, and Midtown Partners & Co., LLC

10.07*	Form of Series 1 Common Stock Purchase Warrant

10.08*	Form of Series 2 Common Stock Purchase Warrant

10.09*	Form of BD Common Stock Purchase Warrant

10.10*	Midtown Partners & Co., LLC Placement Agent Agreement

10.11*	Securities Purchase Agreement dated February 5, 2008, among Certified Diabetic Services, Inc. and Vicis Capital Master Fund

10.12*	Form of Series 3 Common Stock Purchase Warrant

10.13*	Form of Series 4 Common Stock Purchase Warrant

10.14*	Securities Purchase Agreement dated June 26, 2008, among Certified Diabetic Services, Inc. and Vicis Capital Master Fund

10.15*	Amended and Restated Registration Rights Agreement dated June 26, 2008, among Certified Diabetic Services, Inc., Vicis Capital Master Fund, and Midtown Partners & Co., LLC

10.16*	Settlement Agreement dated October 30, 2006, by and between Certified Diabetic Services, Inc., CDS Investors, LLC, and Alan B. Fields

10.17*	Common Stock Purchase Warrant dated November 30, 2006, issued to ABS SOS-Plus Partners, LLC

10.18*	Lease Agreement between C.P.O.C. Realty, LLC and Certified Diabetic Services, Inc. dated January 25, 2002.

10.20*	Lease Agreement between THP, LLC and Certified Diabetic Services, Inc. dated November 1, 2008

10.21*	Settlement Agreement effective June 26, 2007 by and between Certified Diabetic Services, Inc., CDS Investors, LLC, Brent Peterson, Lowell Fisher and Elroy E. Erie.

10.22**	Agreement for the Purchase and Sale of Assets dated February 5, 2008 by and among CDS DP Acquisition, Inc.; Diabetic Plus, Inc.; Glenn Brosnick and Certified Diabetic Services, Inc.

10.23***	Argus Health Systems, Inc. Participating Agreement for Individual Pharmacy between Argus Health Systems, Inc. and CDS Pharmacies, Inc. dated February 23, 2007.

10.24***	Bayer Healthcare LLC, Diabetes Care Distributor Medical Benefit Patient Testing Compliance Program Agreement Contract MY between Bayer HealthCare, LLC and Certified Diabetic Services, Inc. dated February 2009.

10.25***	Blue Cross and Blue Shield of Florida, Inc. NetworkBlue Provide Participation Agreement dated November 2004.

10.26***	Blue Cross and Blue Shield of Florida, Inc. Preferred Patient Care Participation Agreement dated March 1999.

10.27***	Blue Cross and Blue Shield of Texas Ancillary Provider Agreement For PPO/POS Network Participation dated October 2006.

10.28***	Distributor Purchasing Agreement by and between Specialty Medical Supplies and Certified Diabetic Services, Inc. dated June 6, 2007.

10.29***	SelectCare Health Plans, Inc. Ancillary Participation Agreement by and between SelectCare Health Plans, Inc. and CDS Health Management Inc. dated June 1, 2006.

10.30***	Heritage Physician Networks Ancillary Participation Agreement between Heritage Physician Networks and CDS Health Management, dated March 1, 2004.

10.31***	Primary Medical Care, Inc. Ancillary Participation Agreement between Primary Medical Care, Inc. and Certified Diabetic Supplies, Inc. dated August 1, 2004.

21.01*	List of Subsidiaries

23.01***	Consent of Certified Public Accountants as to Certified Diabetic Services, Inc.

23.02***	Consent of Certified Public Accountants as to Diabetic Plus, Inc.

*	Filed with Registration Statement on Form 10 filed on April 15, 2009.

**	File with Amendment No. 1 to Registration Statement on Form 10 filed June 25, 2009.

***	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on July 27, 2009.

CERTIFIED DIABETIC SERVICES, INC>

By:	/s/ Lowell M. Fisher, Jr.
Lowell M. Fisher, Jr., Chief Executive Officer

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

(1)	Supplemental information and schedules have been omitted because they are not required.
(2)	The unaudited pro forma condensed consolidated balance sheet is omitted since the most recent audited balance sheet of Certified Diabetic Services, Inc. is for a period subsequent to the acquisition of Diabetic Plus, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Certified Diabetic Services, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Certified Diabetic Services, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Certified Diabetic Services, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

KBL, LLP

/s/ KBL, LLP
Tampa, Florida
March 31, 2009

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$45,946	$25,160
Accounts receivable (net of allowances of $167,450 and $72,500 as of December 31, 2008 and 2007, respectively)	1,482,893	609,751
Inventories	91,702	69,113
Employee advance	6,693	12,550
Prepaid expenses	51,233	93,464

Total current assets	1,678,467	810,038

Intangible assets, net	1,646,794	—
Property and equipment, net	1,033,728	395,075
Other assets	99,222	16,214

Total assets	$4,458,211	$1,221,327

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	1,485,452	1,019,520
Accrued expenses	46,610	120,430
Preferred stock dividends	704,590	134,072
Derivative liabilities	10,492,917	4,502,800
Current portion of long-term debt	72,580	206,668
Current portion of capital lease obligations	62,802	62,653

Total current liabilities	12,864,951	6,046,143

Long-term debt, less current portion	—	25,486
Long-term portion of capital leases	122,621	103,281

Total liabilities	12,987,572	6,174,910

Commitments and contingencies (Note 9)	—	—

Redeemable preferred stock	8,750,000	2,750,000

Stockholders’ deficit:

Preferred stock, $0.01 par value; 10,000,000 shares authorized; 2,500 shares designated Series B Preferred Stock, 2,750,000 shares designated Series C Convertible Preferred Stock (mezzanine); and, 6,000,000 shares designated Series D Convertible Preferred Stock (mezzanine)

Series B Preferred Stock, $.01 par value; 203 and 601 shares issued and outstanding as of December 31, 2008 and 2007, respectively	2	6
Common stock, $.01 par value; 490,000,000 shares authorized, 56,670,154 50,504,450 issued and outstanding as of December 31, 2008 and 2007	566,702	505,045
Additional paid-in capital	—	2,589,283
Common stock subscribed	90,756	8,125
Accumulated deficit	(17,936,821)	(10,806,041)

Total stockholders’ deficit	(17,279,361)	(7,703,582)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$4,458,211	$1,221,327

The accompanying notes are an integral part of the consolidated financial statements.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007
Product sales, net	$8,755,394	$5,774,563
Cost of product sales	4,250,797	3,132,362

Gross margin	4,504,597	2,642,201

Other costs and expenses:
Compensation costs, including share-based payment of $67,880 and $497,067 in 2008 and 2007, respectively	3,793,290	2,993,769
General and administrative expense	1,692,541	930,173
Advertising and marketing expenses	1,285,167	56,641
Depreciation and amortization	269,756	61,668
Other expense	65,582	62,424

	7,106,336	4,104,675

Loss from operations	(2,601,739)	(1,462,474)

Other income and expense:
Fair value changes in derivative financial instruments	(1,384,237)	(1,231,520)
Day-one derivative losses	(268,441)	(268,134)
Interest expense	(35,989)	(237,272)
Interest income	9,346	9,102
Gain on debt extinguishments	—	144,355
Write off of deferred financing costs upon early debt settlement	—	(239,858)

	(1,679,321)	(1,823,327)

Net loss	(4,281,060)	(3,285,801)

Reconciliation of net loss to loss applicable to common stockholders:

Accretion of preferred stock to redemption value	(6,932,439)	(3,273,146)
Preferred stock dividends	(660,249)	(85,237)

Loss applicable to common stockholders	$(11,873,748)	$(6,644,184)

Loss per common share:

Basic	$(0.22)	$(0.14)

Diluted	$(0.22)	$(0.14)

Weighted average shares, basic	52,866,232	48,656,514

Weighted average shares, diluted	52,866,232	48,656,514

The accompanying notes are an integral part of the consolidated financial statements.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 2008 AND 2007

	Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Note Receivable From Stockholder	Common Stock Subscribed	Accumulated Deficit	Total Stockholders’ Deficit
	Number of Shares	Amount	Number of Shares	Amount
Balance at January 1, 2007	601	$6	45,781,450	$457,815	$5,194,509	$(200,000)	$8,125	$(7,520,240)	$(2,059,785)
Cancellation of officer note	—	—	(2,000,000)	(20,000)	(180,000)	200,000	—	—	—
Sale of common stock	—	—	6,723,000	67,230	436,090	—	—	—	503,320
Share-based payment	—	—	—	—	497,067	—	—	—	497,067
Accretion of Series C Preferred Stock	—	—	—	—	(3,273,146)	—	—		(3,273,146)
Preferred stock dividends	—	—	—	—	(85,237)	—	—	—	(85,237)
Net loss	—	—	—	—	—	—	—	(3,285,801)	(3,285,801)

Balance at December 31, 2007	601	6	50,504,450	505,045	2,589,283	—	8,125	(10,806,041)	(7,703,582)
Issuance of warrants in connection with DPI acquisition	—	—	—	—	41,550	—	—	—	41,550
Sale of common stock	—	—	3,000,000	30,000	60,908	—	82,631	—	173,539
Cashless exercise of options and warrants	—	—	2,369,704	23,697	(23,697)	—	—	—	—
Beneficial conversion feature on
Series D Preferred Stock	—	—	—	—	2,015,000	—	—	—	2,015,000
Share-based payment	—	—	—	—	67,880	—	—	—	67,880
Accretion of Series D Preferred Stock	—	—	—	—	(4,082,719)	—	—	(2,849,720)	(6,932,439)
Conversion of Series B
Preferred Stock	(398)	(4)	796,000	7,960	(7,956)	—	—	—	—
Preferred stock dividends	—	—	—	—	(660,249)	—	—	—	(660,249)
Net loss	—	—	—	—	—	—	—	(4,281,060)	(4,281,060)

Balance at December 31, 2008	203	$2	56,670,154	$566,702	$—	$—	$90,756	$(17,936,821)	$(17,279,361)

The accompanying notes are an integral part of the consolidated financial statements.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007
Cash flows from operating activities:

Net loss	$(4,281,060)	$(3,285,801)
Adjustments to reconcile net loss to net cash flows:
Derivative fair value adjustments and losses	1,652,678	1,499,654
Depreciation and amortization	269,756	61,668
Bad debt expense	94,950	(48,042)
Share-based payment	67,880	497,067
Settlements and extinguishments, net	—	(219,295)
Loss on disposal of fixed assets	1,894	—
Changes in operating assets and liabilities:
Accounts receivable	(968,092)	429,043
Inventories, excluding $8,317 acquired from Diabetic Plus, Inc.	(13,801)	(34,470)
Prepaid expenses	48,088	46,977
Accounts payable	457,143	52,718
Payment or return of security deposit	(62,580)	5,631
Accrued expenses and other liabilities	(66,835)	23,564

Net cash flows used for operating activities	(2,799,979)	(971,286)

Cash flows from investing activities:
Purchase of Diabetic Plus, Inc.	(1,807,600)	—
Purchase of property and equipment	(614,152)	(163,784)
Deferred costs	(20,428)	8,368

Net cash flows used for investing activities	(2,442,180)	(155,416)

Cash flows from financing activities:

Proceeds for issuance of preferred stock and warrants	5,420,000	2,480,000
Payments on notes payable	(158,598)	(1,704,036)
Payments on capital lease obligations	(74,305)	(50,567)
Proceeds from the sale of common stock	60,000	491,299
Proceeds from long-term notes payable	22,039	—
Payment of dividends on preferred stock	(7,100)	(9,774)
Proceeds from note payable to officer	6,000	40,000
Repayment of note payable to officer	(6,000)	(40,000)
Proceeds from exercise of stock options	909	—
Payments on line of credit	—	(357,156)
Loan origination fee	—	222,559

Net cash flows provided by financing activities	5,262,945	1,072,325

Net change in cash and cash equivalents	20,786	(54,377)

Cash and cash equivalents at beginning of year	25,160	79,537

Cash and cash equivalents at end of year	$45,946	$25,160

The accompanying notes are an integral part of the consolidated financial statements.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Year Ended December 31,
	2008	2007
Supplemental disclosure of cash flow information:

Interest paid	$37,868	$199,687

Income taxes paid	$—	$—

Supplemental Schedule of Non-Cash Investing and Financing Activities:

Issuance of warrants in connection with DPI acquisition	$41,550	$—

Purchase of equipment under capital lease arrangements	$93,794	$121,081

Issuance of 2,000,000 shares of common stock for note receivable—related party	$—	$200,000

The accompanying notes are an integral part of the consolidated financial statements.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization:

Certified Diabetic Services, Inc. (the “Company” or “We” or “Our” or “CDI”) was organized as a Delaware corporation in May 1997 and operates as a holding company. Through our wholly-owned subsidiary, Certified Diabetic Supplies, Inc., a Delaware corporation (“CDS”), we are a national direct-to-consumer mail-order distributor of diabetic testing and medical supplies to over 24,000 diabetic customers in the United States. These supplies include home blood glucose monitors, test strips, control solution, lancets and lancing devices used for testing the blood sugar levels of diabetics, as well as insulin and syringes. Our sales revenues are primarily generated from reimbursements by Medicare, private insurance carriers, and pharmacy benefit management companies. We have increased our customers through contracts with preferred provider organizations, third-party health plan administrators, self-insured plans, managed-care programs and other similar groups (all referred to, collectively, as “Groups”). Pursuant to these contracts, we provide diabetes test products to participants in or members of Groups at a specified price or reimbursement formula.

We are also engaged in the marketing and mail order sale of durable medical equipment, primarily diabetic supplies through our wholly-owned subsidiary, Florida Supplies, Inc. (“Florida Supplies”). As a registered supplier, Florida Supplies is permitted to invoice Medicare directly for diabetic supplies shipped to Medicare patients. Florida Supplies also accepts Medicaid and private insurance payments.

We have three other wholly-owned subsidiaries, CDS Medical Supply, Inc. (“Medicalco”), CDS Health Management, Inc. (“Healthco”) and CDS Pharmacies, Inc. (“Pharmacies”) and one subsidiary consolidated as a variable interest entity. Medicalco was formed for the purpose of entering into contracts with preferred provider organizations, third-party health plan administrators, self insured plans, managed care programs and other similar groups, through which Medicalco would receive the right to supply (in some cases on an exclusive or preferred basis) medical equipment and products of the types sold by the Company to participants in such programs or groups. Healthco was formed for the purpose of supplying customers covered by health insurance with Blue Cross and Blue Shield with medical supplies. Additionally, the Company formed Pharmacies in August of 2006. Pharmacies was formed to provide diabetes testing supplies and medications to patients through pharmacy benefit plans and Medicare.

Liquidity and Management’s Plans:

We incurred a net loss amounting to $4,281,060 and $3,285,801 for the years ended December 31, 2008 and 2007, respectively. In addition, we used cash of $2,799,979 and $971,286 to sustain our operations during the years ended December 31, 2008 and 2007, respectively. Finally, as of December 31, 2008, we have a working capital deficiency of $11,186,484. These conditions raise substantial doubt surrounding our ability to continue as a going concern for a reasonable period.

Our management is executing certain plans to alleviate the negative trends and conditions described above. In 2008 and 2007, we raised $5,480,000 and $2,971,299, respectively from the sale of preferred stock, common stock and warrants. We are currently seeking additional financing sources. Further, our management is currently reviewing our operating and cost structure and believes that there are opportunities for cost curtailment. There can be no assurances that our management will be successful in raising additional capital based upon reasonable terms and rates, if at all.

Our ability to continue as a going concern is dependent on our ability to raise additional capital. Ultimately, our ability to continue as a going concern is dependent upon the achievement of profitable operations. The accompanying financial statements do not include any adjustments that arise from this uncertainty.

Basis of Consolidation:

Our consolidated financial statements include the accounts of CDI and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Use of Accounting Estimates:

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

Revenue Recognition and Accounts Receivable:

We recognize revenue related to product sales to customers who have placed orders upon shipment of such orders, provided that risk of loss has passed to the customer and we have received and verified any written documentation required to bill Medicare, other third-party payers, and customers. Revenue is recorded at the amounts expected to be collected from Medicare, other third-party payers, and directly from customers. Revenue recognition is deferred for product shipments for which we have not yet received the required written forms until the period in which those documents are collected and verified.

Revenue related to Medicare reimbursement is calculated based on government-determined reimbursement prices for Medicare-covered items. The reimbursements that Medicare pays us are subject to review by appropriate government regulators. Medicare reimburses at 80% of the government-determined prices for reimbursable supplies, and we bill the remaining balance to either third-party payers or directly to customers.

Revenues $5,622,804 and $2,375,457 for the fiscal years ended December 31, 2008 and 2007, respectively, were reimbursable by Medicare for products provided to Medicare beneficiaries and $480,203 and $100,313 of amounts due from Medicare were included in billed accounts receivable as of December 31, 2008 and 2007, respectively. Medicare reimbursements accounted for approximately 29% and 15% of gross accounts receivable balances as of December 31, 2008 and 2007, respectively.

As of December 31, 2008 and 2007, accounts receivable allowances were $167,450 and $72,500 respectively, or 10.1% and 10.6% of gross accounts receivable, respectively.

The valuation of accounts receivable is based upon the credit-worthiness of customers and third-party payers as well as the historical collection experience. Allowances for doubtful accounts are recorded as a selling, general and administrative expense for estimated amounts expected to be uncollectible from third-party payers and customers. We base our estimates on historical collection and write-off experience, current trends, credit policy, and on analysis of accounts receivable by aging category.

Our accounts receivable are generally due from Medicare, private insurance companies, Medicaid and the Company’s customers. The collection process is time-consuming, complex and typically involves the submission of claims to multiple payers whose payment of claims may be contingent upon the payment of another payer. As a result, collection efforts may be active up to 18 months from the initial billing date. In accordance with applicable regulatory requirements, we make reasonable and appropriate efforts to collect its accounts receivable, including deductible and co-payment amounts, in a consistent manner for all payer classes. As of December 31, 2008 and 2007, allowances for doubtful accounts are based upon increasing percentages of each aging category ranging from 1% for current balances up to 55% for amounts greater than 180 days.

Cash and Cash Equivalents:

For purposes of reporting cash flows, we consider cash in operating bank accounts, demand deposits, cash on hand and highly-liquid debt instruments, with an initial maturity of three months or less, as cash and cash equivalents. From time to time, deposits in bank accounts may exceed federally guaranteed levels which poses a potential risk of loss should the bank holding these deposits fail. We manage this risk by utilizing multiple banks for our depositary accounts and periodically evaluation the financial status of the banks.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Inventories and Cost of Sales:

Our inventories and cost of sales consist of finished goods that are held for sale. Inventories are recorded based on the lower of cost (first-in, first-out method) or market. Market value or the net realizable value is impacted by the types and levels of inventory held, forecasted demand, and pricing. Changes in judgment regarding the recoverability of inventories, including the carrying value of inventory shipped to customers, could result in the recording of additional expense. Shipping costs are included as a component of cost of sales.

Property and Equipment:

Property, plant, and equipment are recorded at cost. Depreciation and amortization is computed using the straight-line method based on the estimated useful lives of the various assets as set forth in the table below:

Computer equipment and software	3 to 10 years
Furniture, fixtures, and office equipment	3 to 10 years
Machinery and equipment	3 to 10 years
Leased assets	Lease term or estimated life, whichever is less.

Upon retirement, sale or disposal of property and equipment, the costs and accumulated depreciation are removed from the accounts, and any gain or loss is reflected in income. Expenditures for repairs and maintenance are charged to expense as incurred.

Intangible Assets:

We acquired intangible assets pursuant to a purchase business combination. Purchased customer lists and other intangible assets are recorded at cost and those with finite lives are amortized over the estimated periods of benefit. See Note 2.

Long-lived Assets:

Long-lived assets consist of property and equipment and purchased intangible assets. We review our property and equipment for impairments whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset may not be recoverable through undiscounted cash flows that the respective asset, or group of assets, generates. Impairment charges may be recognized when the undiscounted cash flow generated from the respective asset, or group of assets, is insufficient to recover the carrying value. In these circumstances, the respective asset, or group of assets, is adjusted to its fair value with a charge to expense.

Financial Instruments and Fair Value Measurement:

Financial instruments, as defined in Statements of Financial Accounting Standard No. 107 Disclosures about Fair Value of Financial Instruments (“SFAS 107”), consist of cash, evidence of ownership in an entity, and contracts that both (i) impose on one entity a contractual obligation to deliver cash or another financial instrument to a second entity, or to exchange other financial instruments on potentially unfavorable terms with the second entity, and (ii) conveys to that second entity a contractual right (a) to receive cash or another financial instrument from the first entity, or (b) to exchange other financial instruments on potentially favorable terms with the first entity. Accordingly, our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, notes payable, derivative financial instruments, notes payable and redeemable preferred stock.

We carry cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities at historical costs; their respective estimated fair values approximate carrying values due to their current nature. We also carry notes payable and redeemable preferred stock at historical cost; however, fair values of debt and redeemable instruments are estimated for disclosure purposes, below. We carry derivative financial instruments at fair value; changes in fair value of derivative financial instruments are recorded in our income (loss).

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Financial Instruments and Fair Value Measurement:

Fair Value Disclosure (SFAS 107): As of December 31, 2008, the carrying values and estimated fair values of our secured convertible notes payable and our redeemable preferred stock are as follows:

	Carrying Value	Fair Value
Financial instrument:
Notes payable, other (Note 6)	$(72,580)	$(72,580)

Redeemable Preferred (see Note 9):
Series C Convertible Preferred Stock	$(2,750,000)	$(11,962,574)

Series D Convertible Preferred Stock	$(6,000,000)	$(18,103,061)

The fair value of our notes payable is estimated based upon the future cash flow, discounted by credit-risk adjusted interest rates. The fair value of our redeemable preferred stock is estimated based upon its common-stock equivalent value, plus enhancements associated with its preferential features. Those features include, where applicable, the liquidation preference, the down-round, anti-dilution protections and the cumulative dividend feature.

Derivative Financial Instruments: Derivative financial instruments, as defined in Statements of Financial Accounting Standard No. 133, Accounting for Derivative Financial Instruments and Hedging Activities (SFAS 133), consist of financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets.

We generally do not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, we have entered into arrangements involving certain other financial instruments and contracts, such as our convertible preferred stock and warrant financing arrangements, with features that are either (i) not afforded equity classification, (ii) embody risks not clearly and closely related to host contracts, or (iii) may be net-cash settled by the counterparty. As required by SFAS 133, these instruments are required to be carried as derivative liabilities, at fair value with changes in fair value reflected in our income (loss).

The following tables summarize the components of derivative liabilities as of December 31, 2008 and 2007:

	December 31, 2008
	Compound Embedded Derivative	Warrant Derivatives	Total Derivatives
Financing arrangements giving rise to derivative financial instruments (see Note 7):

Series C Convertible Preferred Stock and warrant financing, dated September 17, 2007	$—	$(4,164,840)	$(4,164,840)
Series D Convertible Preferred Stock and warrant financing, dated February 5, 2008	—	(4,102,520)	(4,102,520)
Series D Convertible Preferred Stock and warrant financing, dated June 24, 2008	—	(2,225,557)	(2,225,557)

	$—	$(10,492,917)	$(10,492,917)

	December 31, 2007
	Compound Embedded Derivative	Warrant Derivatives	Total Derivatives
Financing arrangement giving rise to derivative financial instruments (see Note 7):

Series C Convertible Preferred Stock and warrant financing, dated September 17, 2007	$—	$(4,502,800)	$(4,502,800)

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Financial Instruments and Fair Value Measurement:

We estimate fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective measuring fair values. In selecting the appropriate technique, we consider, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, we generally use the Black-Scholes-Merton (“BSM”) option valuation technique, adjusted for the effect of dilution, because it embodies all of the requisite assumptions (including trading volatility, estimated terms, dilution and risk free rates) necessary to fair value these instruments. For compound derivative instruments, comprising certain redemption and put features embodied in our convertible preferred stock, we use discounted cash flow models involving multiple, probability-weighted outcomes and risk-adjusted rates. We concluded based upon this technique that the fair value of the compound derivatives was de minimus as of December 31, 2008 and 2007. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques (such as BSM) are highly volatile and sensitive to changes in the trading market price of our common stock, which has a high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, our income (loss) will reflect the volatility in these estimate and assumption changes.

The following tables summarize the effects on our income (loss) associated with changes in the fair values of our derivative financial instruments by financing arrangement for the years ended December 31, 2008 and 2007:

	Year ended December 31, 2008
	Compound Embedded Derivative	Warrant Derivatives	Total Derivatives
Financing arrangements giving rise to derivative financial instruments (see Note 7):

Changes in fair values of derivatives:
Series C Convertible Preferred Stock and warrant financing, dated September 17, 2007	$—	$337,960	$337,960
Series D Convertible Preferred Stock and warrant financing, dated February 5, 2008	—	(1,511,947)	(1,511,947)
Series D Convertible Preferred Stock and warrant financing, dated June 24, 2008	—	(210,250)	(210,250)

	$—	$(1,384,237)	(1,384,237)

Day-one derivative allocation losses:
Series D Convertible Preferred Stock and warrant financing, dated February 5, 2008			(151,803)
Series D Convertible Preferred Stock and warrant financing, dated June 24, 2008			(116,638)

Total derivative income (expense)			$(1,652,678)

	Year ended December 31, 2007
	Compound Embedded Derivative	Warrant Derivatives	Total Derivatives
Financing arrangements giving rise to derivative financial instruments (see Note 7):

Changes in fair values of derivatives:
Series C Convertible Preferred Stock and warrant financing, dated September 17, 2007	$—	$(1,231,520)	$(1,231,520)

Day-one derivative allocation loss:
Series C Convertible Preferred Stock and warrant financing, dated September 17, 2007			(268,134)

Total derivative income (expense)			$(1,499,654)

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Financial Instruments and Fair Value Measurement:

Our derivative liabilities as of December 31, 2008 and 2007 and our derivative income (expense) for the years ended December 31, 2008 and 2007 are significant to our consolidated financial statements. The magnitude of derivative income (expense) reflects the following:

•

The market price of our common stock, which significantly affects the fair value of our derivative financial instruments, experienced material price fluctuations. The closing price of our common stock increased from $0.13 and $0.18 on February 5, 2008 and June 24, 2008, respectively, to $0.20 on December 31, 2008. The closing market price increased from $0.11 on September 17, 2007 to $0.15 on December 31, 2007. The higher stock prices on each of our year-end dates had the effect of significantly increasing the fair value of our derivative liabilities and, accordingly, we were required to adjust the derivatives to these higher values with charges to derivative expense. Alternatively, as to our September 17, 2007 financing, although the overall stock price increased from December 31, 2007 to December 31, 2008, other valuation assumptions (principally option term and volatility) resulted in a lower value; this decrease was reflected as derivative income.

•

In connection with our accounting for each of the convertible preferred stock and warrant transactions, we encountered the unusual circumstance of a day-one derivative loss related to the recognition of derivative instruments arising from the arrangement at their fair values on the inception dates. That means that the fair value of the financial instruments required to be classified as derivative liabilities exceeded the net proceeds that we received from the arrangements and we were required to record a loss to record the derivative financial instruments at fair value.

The following table summarizes the number of common shares indexed to the derivative financial instruments as of December 31, 2008 and 2007 (see Note 7 for information about the terms of these contracts):

	December 31,
	2008	2007
Financing arrangement giving rise to derivative indexed shares:

Series C Convertible Preferred Stock and warrant financing, dated September 17, 2007
Investor warrants	50,000,000	50,000,000
Placement agents warrants	8,400,000	8,400,000
Series D Convertible Preferred Stock and warrant financing, dated February 5, 2008
Investor warrants	50,000,000	—
Placement agents warrants	8,266,667	—
Series D Convertible Preferred Stock and warrant financing, dated June 24, 2008
Investor warrants	25,000,000	—
Placement agents warrants	4,133,333	—

Total number of common shares indexed to derivative instruments	145,800,000	58,400,000

Registration Payment Arrangements: In connection with our September 17, 2007 Series C Convertible Preferred Stock and warrant financing we extended the investor firm registration rights that provided for liquidated damages for non-filing and non-effectiveness. Registration rights extended to investors in our February 5, 2008 and June 24, 2008 Series D Convertible Preferred Stock and warrant financings did not provide for firm rights or liquidated damages; rather these rights provided solely for our best efforts. During December 2006, the Financial Accounting Standards Board released FASB Staff Position FSP EITF 00-19-2, Accounting for Registration Payment Arrangements, which amended SFAS 133 and EITF 00-19. Generally, the standard provides for the exclusion of registration payment arrangements, such as the liquidated damage provisions that are included in the financing contracts underlying the convertible debt financing arrangements, from the consideration of classification of financial instruments. Rather, such registration payments are accounted for pursuant to Financial Accounting Standard No. 5 Accounting for Contingencies, which is our current accounting practice. That is, all registration payments will require recognition when they are both probable and reasonably estimable.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Financial Instruments and Fair Value Measurement:

Fair Value Measurements: Fair value measurement requirements are embodied in certain accounting standards applied in the preparation of our financial statements. Significant fair value measurements resulted from the application Statements of Financial Accounting Standards No. 141 Business Combinations (Note 2), SFAS 133 and Statement of Financial Accounting Standard No. 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150) to our preferred stock and warrant financing arrangements (Note 7) and SFAS 123R to our share-based payment arrangements (Note 6). Statement of Financial Accounting Standards No. 157 Fair Value Measurements (SFAS 157) defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 was effective for our fiscal year beginning January 1, 2008. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this standard does not require any new fair value measurements. Adoption of this standard did not result in a material financial affect. See our policy note related to Financial Instruments, above, and Notes 6 and 7 for disclosures related to our preferred stock and warrant financing arrangements and our stock option accounting, respectively.

Statement of Financial Accounting Standard No. 159 The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159) permits entities to choose to measure many financial instruments and certain other items at fair value. It was effective for our year beginning January 1, 2008. Upon its adoption at this time, we do not intend to reflect any of our current financial instruments at fair value (expect that we are required to carry our derivative financial instruments at fair value under SFAS 133). However, we will consider the appropriateness of recognizing financial instruments at fair value on a case by case basis as they arise in future periods.

Concentrations: Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. We maintain our cash on deposit with financial institutions that, from time to time, may exceed federally insured levels. We manage our risk by maintaining accounts with high quality financial institutions. Our accounts receivable are concentrated with third-party health insurance payors. See Revenue Recognition and Accounts Receivable, above, for quantitative levels of these concentrations. Third party payors are continuously evaluated to minimize our risk associated with this concentration.

Marketing and Promotional Costs:

Advertising, promotional, and other marketing costs, which are included in selling, general and administration expense, are charged in the period in which they are incurred, which amounted to $1,285,167 and $56,641 for the years ended December 31, 2008 and 2007, respectively.

Share-Based Payment:

We apply the grant-date fair value method to our share-based payment arrangements with employees under the rules provided in Statement of Financial Accounting Standards No. 123R Accounting for Share-Based Payment (SFAS 123R). For share-based payment transactions with parties other than employees we apply EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Under SFAS 123R, share-based compensation cost to employees is measured at the grant date fair value based on the value of the award and is recognized over the service period, which is usually the vesting period for employees. Share-based payments to non-employees are recorded at fair value on the measurement date and reflected in expense over the service period.

Income Taxes:

We account for income taxes applying the asset and liability approach prescribed in SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Under the asset and liability approach, we recognize deferred tax assets and liabilities based on the difference between the financial statements carrying amounts and the tax basis of assets and liabilities, using the effective tax rates in the years in which the differences are expected to reverse. A valuation allowance related to deferred tax assets is also recorded when it is more likely than not that some or all of the deferred tax asset may not be realized.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Income Taxes:

The amount of income taxes and related income tax positions taken is subject to audits by federal and state tax authorities. While, as of December 31, 2008, three years of our income tax returns are subject to audit by these authorities, we have received no indication that any audits are planned. Our estimate of the potential outcome of any uncertain tax position is subject to management’s assessment of relevant risks, facts, and circumstances existing at that time, pursuant to Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 requires a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. Our policy is to record a liability for the difference between the benefit recognized and measured pursuant to FIN 48 and tax position taken or expected to be taken on the tax return. Then, to the extent that our assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. We report tax-related interest and penalties as a component of income tax expense. During the years ended December 31, 2008 and 2007, we have not concluded that any significant tax position requires recognition under FIN 48.

Comprehensive (loss) income:

Comprehensive (loss) income, as defined in SFAS No. 130 “Comprehensive Income” (“SFAS No. 130”), represents the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, and is comprised of “net income (loss)” and “other comprehensive income (loss).” During the periods presented, we had no components of other comprehensive income (loss). Accordingly, our comprehensive loss equals our net loss for these periods.

(Loss) income per common share:

We account for (loss) income per share in accordance with SFAS No. 128, “Earnings per Share” (“SFAS No. 128”). Basic (loss) income per share represents our income loss applicable to common shareholders divided by the weighted average number of shares of common stock outstanding during each period. It excludes the dilutive effects of potentially issuable common shares such as those related to our convertible note and warrants. Diluted (loss) income per share is calculated by including potentially dilutive share issuances in the denominator. For stock options and warrants that are indexed to common stock, we apply the treasury stock method to determine the number of dilutive shares. For convertible instruments, such as our convertible preferred stock, we use the if-converted method. During the years ended December 31, 2008 and 2007, dilutive (loss) earnings per share excludes the following financial instruments because the effect would be anti-dilutive:

	Year ended December 31,
	2008	2007
Common shares indexed to:
Redeemable preferred stock	135,000,000	55,000,000
Warrants	147,416,800	61,436,800
Stock options	11,710,000	11,410,000
Series B Preferred Stock	—	1,202,000

	294,126,800	129,048,800

Recent Accounting Pronouncements:

We have reviewed accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. We believe that the following impending standards may have an impact on our future filings. Also see Fair Value Measurements, above. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Recent Accounting Pronouncements:

•

In December 2006, the FASB issued FSP EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP 00-19-2”) which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies”. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of EITF 00-19-2, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those fiscal years. The adoption of EITF 00-19-2 did not have a material impact on our consolidated financial position, results of operations or cash flows, because we have no transactions that embody Registration Payment Arrangements, as defined in the standard.

•

In June 2007, the FASB ratified the consensus in EITF Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities” (EITF 07-3), which requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development (R&D) activities be deferred and amortized over the period that the goods are delivered or the related services are performed, subject to an assessment of recoverability. EITF 07-3 is effective for fiscal years beginning after December 15, 2007. The adoption of EITF 07-3 did not have a material impact on our consolidated financial position, results of operations or cash flows because we have no arrangements within the scope of this standard.

•

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141R is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited and we are currently evaluating the effect, if any that the adoption will have on our consolidated financial position results of operations or cash flows.

•

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements Liabilities –an Amendment of ARB No. 51”. This statement amends ARB No. 51 to establish accounting and reporting standards for the Non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 will change the classification and reporting for minority interest and non-controlling interests of variable interest entities. Following the effectiveness of SFAS No. 160, the minority interest and non-controlling interest of variable interest entities will be carried as a component of stockholders’ equity. Accordingly, upon the effectiveness of this statement, we will begin to reflect non-controlling interest in our consolidated variable interest entities as a component of stockholders’ equity. This statement is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited.

•

In December 2007, the FASB ratified the consensus in EITF Issue No. 07-1, “Accounting for Collaborative Arrangements” (EITF 07-1). EITF 07-1 defines collaborative arrangements and requires collaborators to present the result of activities for which they act as the principal on a gross basis and report any payments received from (made to) the other collaborators based on other applicable authoritative accounting literature, and in the absence of other applicable authoritative literature, on a reasonable, rational and consistent accounting policy is to be elected. EITF 07-1 also provides for disclosures regarding the nature and purpose of the arrangement, the entity’s rights and obligations, the accounting policy for the arrangement and the income statement classification and amounts arising from the agreement. EITF 07-1 will be effective for fiscal years beginning after December 15, 2008, and will be applied as a change in accounting principle retrospectively for all collaborative arrangements existing as of the effective date. We have not yet evaluated the potential impact of adopting EITF 07-1 on our consolidated financial position, results of operations or cash flows, because we are not a party to arrangements that are within the scope of this standard.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Recent Accounting Pronouncements:

•

In March 2008, the FASB” issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. We will be required to make the necessary disclosures commencing with our first fiscal quarter in the year ending December 31, 2009.

•

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. The Company is required to adopt FSP 142-3 on January 1, 2009. The guidance in FSP 142-3 for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption. The Company is currently evaluating the impact of FSP 142-3 on its consolidated financial position, results of operations or cash flows.

•

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). FAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS No. 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company does not expect the adoption of SFAS No. 162 will have a material effect on its consolidated financial position, results of operations or cash flows.

•

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. The Company is currently evaluating the potential impact, if any, of the adoption of FSP APB 14-1 on its consolidated financial position, results of operations or cash flows.

•

In June 2008, the Emerging Issues Task Force issued EITF Consensus No. 07-05 Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock for periods beginning after December 15, 2008. The objective of this Consensus is to provide guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock and it applies to any freestanding financial instrument or embedded feature that has all the characteristics of a derivative in of Statements of Accounting Standards No. 133 Accounting for Derivative Financial Instruments and Hedging Activities, for purposes of determining whether the financial instrument or embedded feature qualifies for the first part of the scope exception in paragraph 11(a) of Statement 133 (the “Paragraph 11(a) Exemption). This Issue also applies to any freestanding financial instrument that is potentially settled in an entity’s own stock, regardless of whether the instrument has all the characteristics of a derivative in Statement 133, for purposes of determining whether the instrument is within the scope of Issue 00-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. The Consensus requires the application of a two-step approach that required us to (1) evaluate the instrument’s contingent exercise provisions and (2) evaluate the instrument’s settlement provisions. We are currently engaged in evaluating the effects of this standard.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Recent Accounting Pronouncements:

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on our present or future consolidated financial statements.

NOTE 2 – PURCHASE OF DIABETIC PLUS, INC.:

On February 5, 2008, we completed the acquisition of substantially all of the assets, tangible and intangible, except that we did not acquire accounts receivable, of Diabetic Plus, Inc. (“DPI”), which was engaged in the marketing and distribution of diabetic products through an Internet-based member patient ordering system. We did not assume any liabilities. We acquired DPI for two principal reasons. First, the assets that we acquired included a revenue-generating customer list that would serve to increase our product sales. Second, the DPI acquisition allows us to rapidly enter Internet-based sales platforms that will be used to promote DPI products, our existing products and other offerings that we may develop in future periods. The purchase price for the DPI assets amounted to $1,697,343, which was paid in cash of $1,655,793 and warrants to purchase 1,500,000 shares of our common stock (over a period of three years following the purchase, at a strike price of $0.14) that had a fair value of $41,550, using the Black Scholes Merton valuation technique (significant assumptions: trading market value-$0.13; term-term to maturity, or three years; volatility-132.88%, which is our historical trading volatility; risk-free rate-2.08%, which is the yield on zero coupon government securities with remaining terms of three years). We also issued a Non-Negotiable Non-Interest Bearing Promissory Note in the original principal amount of $763,102 (the “Note”) to DPI, however, due to DPI’s breach of numerous representations and warranties in the purchase agreement, we exercised our contractual set-off rights contained in the Note and purchase agreement. We also incurred direct, incremental expenses of $151,807 related to the purchase, which principally related to legal and broker fees. There are no components of the purchase price that are contingent in nature. See Note 9 related to litigation that subsequently arose as a result of this acquisition.

We have accounted for our purchase of DPI as a purchase business combination under Statements of Financial Accounting Standards No. 141 Business Combinations (“SFAS 141”). We are the accounting acquirer in this purchase business combination because we did not exchange our equity securities, our management succeeds as management of the combined companies, our directors succeed as the governance body of the combined companies, and there are no minority or other interests in the assets that we acquired. We have allocated our aggregate purchase price of $1,807,600 to the assets acquired based upon their relative fair values. Since the relative fair values exceeded our purchase price (i) no goodwill arose from our purchase and (ii) the discount was allocated only to the long-lived assets based upon their relative fair values in accordance with the requirements of SFAS 141. The following table illustrates our allocation:

	Estimated Life	Fair Values	Allocated Values
Assets acquired:
Patient list	10	$2,542,862	$1,796,802
Property and equipment	*	34,813	24,030
Non-competition agreements	2	28,975	20,000
Inventories		8,317	8,317

		$2,614,967	$1,849,150

*	We have used lives consistent with our policies which are reasonable approximations of the remaining lives of these tangible assets.

The operations arising from the DPI purchase are included in our operations commencing with the date of acquisition, which was February 5, 2008. The following table illustrates the unaudited pro forma effects of our purchase of DPI as if it had been acquired at the beginning of 2008 and 2007, respectively.

	Year ended December 31
	2008	2007
Product sales	$8,974,682	$10,366,557
Net loss	(4,321,431)	(4,425,911)
Loss applicable to common stockholders	(11,914,119)	(7,784,294)
Loss per common share—basic and diluted	(0.23)	(0.15)

Unaudited pro forma information is not necessarily indicative of the results that would have been achieved had we completed the purchase of DPI at the beginning of 2008 and 2007, respectively.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following at December 31, 2008 and 2007:

	2008	2007
Computer equipment and software	$997,972	$575,226
Furniture, fixtures, and office equipment	501,593	475,127
Machinery and equipment	68,758	59,498
Leasehold improvements	150,592	11,400

	1,718,915	1,121,251
Less accumulated depreciation	(685,187)	(726,176)

	$1,033,728	$395,075

Property and equipment include certain computer and telephony equipment with a cost basis of $331,052 and $237,258 at December 31, 2008 and 2007, respectively, which were acquired under capital lease arrangements. Accumulated amortization related to these leased assets amounted to $75,550 and $39,181 as of December 31, 2008 and 2007 respectively.

Depreciation expense amounted to $99,748 and $61,668 for the years ending December 31, 2008 and 2007, respectively.

NOTE 4 – INTANGIBLE ASSETS

During our year ending December 31, 2008, we acquired certain intangible assets for cash, as follows:

	Life	Cost	Accumulated Amortization	Carrying Amounts
Patient list	10 years	$1,796,802	$(160,841)	$1,635,961
Non-competition agreement	2 years	20,000	(9,167)	10,833

		$1,816,802	$(170,008)	$1,646,794

We developed our estimates of useful lives applying the guidance of Statements of Financial Accounting Standards No. 142 Intangible Assets (“SFAS 142”). A life of 10 years was established for customer lists because we have concluded, based upon all facts and circumstances, including actual attrition rates, that the Company will derive a benefit for that period. A life of 2 years was established for the non-competition agreement based upon the contractual term. Useful lives are subject to periodic evaluation if circumstances should change. Changes in lives, if ever, will be accounted for prospectively. The weighted average life of our intangible assets at December 31, 2008 is 8.95.

Amortization expense during the year ended December 31, 2008 amounted to $170,008.

Amortization
Estimated future amortization expense for each year ending December 31 is as follows:
2009	$189,680
2010	180,513
2011	179,680
2012	179,680
179,680
Thereafter	737,561

$1,646,794

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – LONG-TERM DEBT:

Long-term debt consists of the following at December 31, 2008 and 2007:

	2008	2007

Note payable to former director, no stated interest rate, $1,500 monthly payments commencing in November 2007	$—	$17,522

Notes payable to vendor on revolving credit line, minimum payments of $290 per month with an interest rate of 23.1%	18,327	3,450

Note payable to vendor, no stated interest rate, varying monthly payments, commencing November 2004	—	35,927

Note payable to vendor, no stated interest rate, no set payment schedule	54,253	57,101

Note payable to officer, no stated interest rate, 24 equal payments of $5,000 monthly, commencing December 2006	—	53,497

Note payable to stockholder, payable in 36 equal monthly payments of $5,994, including interest at 5%, commencing September 2005	—	52,846

Note payable to vendor, no stated interest rate, 17 equal payments of $3,250 monthly, final payment of $1,750, commencing November 2001	—	11,811

	72,580	232,154
Less principal due within one year	(72,580)	(206,668)

Long-term debt due after one year	$0	$25,486

NOTE 6 – STOCKHOLDERS EQUITY (DEFICIT):

Stock Option Plans:

1997 Incentive Plan: The purpose of our 1997 Stock Option Plan is to advance the interests of the Company and our shareholders by providing incentives to certain of our employees and other key individuals who perform services for us, including those who contribute significantly to the strategic and long-term performance objectives and growth of our Company. The 1997 Incentive Plan is administered by our board of directors or by one or more committees appointed by the board of directors (the “Plan Administrator”). The Plan Administrator has the power to interpret the 1997 Incentive Plan and to prescribe rules, regulations and procedures in connection with the operations of the 1997 Incentive Plan.

The 1997 Incentive Plan provides for the granting of several types of awards, including stock options, performance grants and other awards deemed by the Plan Administrator to be consistent with the purposes of the 1997 Incentive Plan. Awards may be granted alone, or in conjunction with one or more other awards, as determined by the Plan Administrator.

We adopted the 1997 Incentive Plan in connection with the reorganization of the Company in August 1997, pursuant to which we changed our state of incorporation from Florida to Delaware. The 1997 Incentive Plan was amended in September 1997, after completion of the reorganization, to increase the number of shares of common stock reserved for issuance thereunder from 5,000,000 to 8,000,000. Currently a maximum of Eight Million (8,000,000) shares of common stock have been authorized to be issued under the 1997 Incentive Plan in connection with the grant of awards, subject to adjustment for corporate transactions, including, without limitation, any stock dividend, forward stock split, reverse stock split, merger or recapitalization.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – STOCKHOLDERS EQUITY (DEFICIT) (CONTINUED):

Stock Option Plans:

The Plan Administrator has exclusive discretion to select to whom awards will be granted; to determine the type, size, terms and conditions of each award; to modify or waive, within certain limits, the terms and conditions of any award; to determine the time when awards will be granted; to establish performance objectives; to prescribe the form of documents representing awards under the 1997 Incentive Plan; and to make all other determinations which it deems necessary, advisable or desirable in the interpretation and administration of the 1997 Incentive Plan. At the discretion of the Plan Administrator, awards may be made under the 1997 Incentive Plan in assumption of, or in substitution for, outstanding awards previously granted by us, any predecessor or a company acquired by us or with which it combines. The Plan Administrator has the authority to administer and interpret the 1997 Incentive Plan, and its decisions are final, conclusive and binding. We intended that all of its employees and directors would be eligible to participate in the 1997 Incentive Plan.

2007 Long Term Incentive Plan: The purpose of our 2007 Long Term Incentive Plan is to advance the interests of the Company and our shareholders by providing incentives to certain of its employees and other key individuals who perform services for us, including those who contribute significantly to the strategic and long-term performance objectives and growth of the Company. The 2007 Incentive Plan is administered by a committee (the “Committee”) appointed by the board of directors. The Committee has the power to interpret the 2007 Incentive Plan and to prescribe rules, regulations and procedures in connection with the operations of the 2007 Incentive Plan. The Committee may delegate administrative responsibilities under the 2007 Incentive Plan to any officer or officers of our Company, except for the power to amend the 2007 Incentive Plan and except for determinations regarding employees who are subject to Section 16 of the Securities Exchange Act of 1934, and except as may otherwise be required under applicable listing standards for an exchange on which common stock may be listed.

The 2007 Incentive Plan provides for the granting of several types of awards, including stock options, performance grants and other awards deemed by the Committee to be consistent with the purposes of the 2007 Incentive Plan. Awards may be granted alone, or in conjunction with one or more other awards, as determined by the Committee.

The 2007 Incentive Plan was effective as of December 31, 2006, and was approved by our shareholders at the 2007 annual meeting of shareholders. A maximum of seven million five hundred thousand (7,500,000) shares of common stock has been authorized to be issued under the 2007 Incentive Plan in connection with the grant of awards, subject to adjustment for corporate transactions, including, without limitation, any stock dividend, forward stock split, reverse stock split, merger or recapitalization. Of this amount, no more than two million (2,000,000) shares of common stock may be issued as incentive stock options. Common stock issued under the 2007 Incentive Plan may be either newly issued shares, treasury shares, reacquired shares or any combination thereof. If common stock issued as restricted stock, restricted stock units or otherwise subject to repurchase or forfeiture rights is reacquired by us pursuant to such rights, or if any award is cancelled, terminates, or expires unexercised, the common stock which would otherwise have been issuable pursuant to such awards will be available for issuance under new awards.

The Committee has exclusive discretion to select to whom awards will be granted; to determine the type, size, terms and conditions of each award; to modify or waive, within certain limits, the terms and conditions of any award; to determine the time when awards will be granted; to establish performance objectives; to prescribe the form of documents representing awards under the 2007 Incentive Plan; and to make all other determinations which it deems necessary, advisable or desirable in the interpretation and administration of the 2007 Incentive Plan. At the discretion of the Committee, awards may be made under the 2007 Incentive Plan in assumption of, or in substitution for, outstanding awards previously granted by us, any predecessor or a company acquired by us or with which it combines. The Committee has the authority to administer and interpret the 2007 Incentive Plan, and its decisions are final, conclusive and binding. We anticipate that all of our employees and directors will be eligible to participate in the 2007 Incentive Plan.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – STOCKHOLDERS EQUITY (DEFICIT) (CONTINUED):

Stock Option Plans:

Option activity under the Plans for the years ended December 31, 2008 and 2007 is as follows:

	Option Shares	Weighted Average Option Price

Outstanding, January 1, 2007	8,525,000	$0.17
Granted	2,885,000	$0.18
Exercised	—	$0.00
Expired	—	$(0.00)
Cancelled	—	$(0.00)

Outstanding, December 31, 2007	11,410,000	$0.17
Granted	350,000	$0.20
Exercised	—	$0.00
Expired	—	$(0.00)
Cancelled	(50,000)	$(0.17)

Outstanding, December 31, 2008	11,710,000	$0.17

The weighted-average prices of exercisable shares are as follows:

December 31,
2008	$0.17
2007	$0.17

The numbers of exercisable shares are as follows:

December 31,
2008	11,710,000
2007	11,410,000

Summarized information about stock options outstanding as of December 31, 2008, is as follows:

Range of Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options Outstanding - Exercisable	Weighted Average Exercise – Price Exercisable
$0.19-$0.30	2,125,000	8.56	$0.19	2,125,000	$0.19
$0.13-$0.18	9,035,000	7.89	$0.17	9,035,000	$0.17
$0.10-$0.12	550,000	4.47	$0.11	550,000	$0.11

	11,710,000			11,710,000

Share-based payment expense amounted to $67,880 and $497,067 during the years ended December 31, 2008 and 2007, respectively. We estimate the fair value of each common stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2008 and 2007: no dividends paid for all years; average expected volatility 131.48% for 2007 and 163.75% for 2006; risk-free interest rates of 3.38% to 4.25% for 2008 and 4.5% to 5.25% for 2007, expected terms range from 5 to 10 years for 2008 and 5 to 10 years for 2007.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – STOCKHOLDERS EQUITY (DEFICIT):

Warrants:

Warrants outstanding have been issued to purchase common stock at prices ranging from $0.05 to $0.15 per share and expire between September 2010 and November 2011. Warrant activity during the years ended December 31, 2008 and 2007 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2007	3,036,800	$0.05	4.91	$0
Cancelled or expired	—	—	—	—
Granted	58,400,000	$0.12	2.67	$0
Exercised	—	—	—	—
Outstanding at December 31, 2007	61,436,800	$0.12	2.69	$0

Cancelled or expired	—	—	—	—
Granted	88,880,000	$0.12	2.90	$0
Exercised	(2,920,000)	$0.05	3.58	$0

Outstanding at December 31, 2008	147,416,800	$0.13	2.95	$0

Exercisable at Year-end	Warrant Shares	Exercise Price Range Per Share	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
2008	147,416,800	$0.05 to $0.15	$0.13	2.95	$0

The following table summarizes information about common stock warrants outstanding at December 31, 2008:

	Ranges			Total
Range of exercise prices	$0.05 to $0.09	$0.10 to $0.14	$0.15 to $0.25	$0.05 to $0.25
Outstanding	10,916,800	69,000,000	67,500,000	147,416,800
Weighted average remaining contractual life (years)	2.04	2.03	4.03	2.95
Weighted average exercise price	$0.06	$0.12	$0.15	$0.13
Exercisable	10,916,800	69,000,000	67,500,000	147,416,800
Weighted average exercise price	$0.06	$0.12	$0.15	$0.13

Utilizing the above assumptions, the weighted average fair market value of employee options and warrants are as follows:

	Year Ended December 31
	2008	2007
Warrants	$0.13	$0.12

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – STOCKHOLDERS EQUITY (DEFICIT) (CONTINUED):

Series B Convertible Preferred Stock:

In January 2005, we commenced a private placement of equity securities up to a maximum of 100 units. Each unit consisted of 75,000 shares of common stock and 25 shares of Series B Preferred Stock. During that year, thirty-six units were sold (2,700,000 shares of common stock and 900 shares of Series B Preferred Stock). The Series B Preferred has a stated value of $1,000 per share and provides for an 8% cumulative dividend, subject to Board declaration. Each share of Series B Preferred is convertible into 2,000 shares of common stock at a fixed conversion rate $.50 per share based upon the stated value; however, the conversion feature expired on July 31, 2008. The Series B Preferred shares are redeemable by the Company solely at its option at the stated value, plus any dividends in arrears; however, this feature was not effective until after July 31, 2008. The Series B Preferred stock is otherwise not redeemable for cash for any reasons not within our control. Accordingly, this security is classified in stockholders’ equity. During the year ended December 31, 2008, investors converted 398 shares of Series B Preferred stock at the fixed conversion price resulting in the issuance of 796,000 shares of common stock. As of December 31, 2008, we have 203 shares of Series B Preferred Stock outstanding that is no-longer convertible into common.

Issuance of Common Stock for Note:

On October 28, 2007, a stockholder exchanged a note receivable with a fair value of $200,000 for 2,000,000 shares of common stock, resulting in no gain or loss.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK:

We are authorized to designate and issue up to 10,000,000 shares of $0.01 par value preferred stock. As of December 31, 2008 and 2007, our issued and outstanding redeemable preferred stock consisted of the following:

	2008	2007

Series C Convertible Preferred Stock, par value $0.01, stated value $1.00, 2,750,000 shares designated, issued and outstanding (Liquidation Preference $2,750,000)	$2,750,000	$2,750,000
Series D Convertible Preferred Stock, par value $0.01, stated value $1.00, 6,000,000 shares designated, issued and outstanding (Liquidation Preference $6,000,000)	6,000,000	—

	$8,750,000	$2,750,000

Description of the Series C Convertible Preferred Stock:

Our Series C Convertible Preferred Stock (“Series C Preferred”) is preferred as to shareholder distributions in the event of liquidation in an amount equal to its stated value plus any dividends accrued or in arrearage. The Series C Preferred votes with the common shareholders on an if-converted basis (55,000,000 votes at December 31, 2008 and 2007), and provides for cumulative dividends at 10% of the stated value, payable semi-annually in March and October, whether or not declared. Dividends may be paid only from legally-available funds in cash, or in common shares at a 10% discount to the five day, volume weighted trading price, at our option. However, we may only pay dividends in common shares if there is an effective registration statement covering the shares. The Series C Preferred is convertible into common shares at a conversion price of $0.05 per common share based upon the stated value. The conversion price is subject to adjustment for down-round, anti-dilution protection. Accordingly, if we sell common stock or common share indexed financial instruments below $0.05, the Series C Preferred conversion price adjusts to that lower amount. The Series C Preferred conversion price is also subject to adjustment for tradition equity restructuring and reorganizations.

Our Series C Preferred is contingently redeemable at the option of the investor for the stated value, plus cumulative, unpaid dividends. Pursuant to these redemption provisions, the investor my redeem the Series C Preferred stock upon the occurrence of (i) a significant merger or change in control that results in our current shareholders possessing less than 66% of the combined voting common stock, (ii) our inability to have sufficient available common stock necessary to provide for the investors’ conversion of the Series C Preferred into common stock, (ii) our filing of protection under bankruptcy laws or any monetary judgment is entered against the Company for an amount greater than $100,000, which judgment remains unvacated for a period of more than thirty-days. The Certificate of Designation does not provide for redemption of the Series C Preferred under circumstances other than those referred to above.

Description of the Series D Convertible Preferred Stock:

Our Series D Convertible Preferred Stock (“Series D Preferred”) is preferred as to shareholder distributions in the event of liquidation in an amount equal to its stated value plus any dividends accrued or in arrearage. The Series D Preferred votes with the common shareholders on an if-converted basis (80,000,000 votes at December 31, 2008), and provides for cumulative dividends at 10% of the stated value, payable semi-annually in March and October, whether or not declared. Dividends may be paid only from legally-available funds in cash, or in common shares at a 10% discount to the five day, volume weighted trading price, at our option. However, we may only pay dividends in common shares if there is an effective registration statement covering the shares. The Series D Preferred is convertible into common shares at a conversion price of $0.075 per common share based upon the stated value. The conversion price is subject to adjustment for down-round, anti-dilution protection. Accordingly, if we sell common stock or common share indexed financial instruments below $0.075, the Series D Preferred conversion price adjusts to that lower amount. The Series D Preferred conversion price is also subject to adjustment for tradition equity restructuring and reorganizations.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

Our Series D Preferred is contingently redeemable at the option of the investor for the stated value, plus cumulative, unpaid dividends. Pursuant to these redemption provisions, the investor my redeem the Series D Preferred stock upon the occurrence of (i) a significant merger or change in control that results in our current shareholders possessing less than 66% of the combined voting common stock, (ii) our inability to have sufficient available common stock necessary to provide for the investors’ conversion of the Series D Preferred into common stock, (ii) our filing of protection under bankruptcy laws or any monetary judgment is entered against the Company for an amount greater than $100,000, which judgment remains unvacated for a period of more than thirty-days. The Certificate of Designation does not provide for redemption of the Series D Preferred under circumstances other than those referred to above.

Sales of the Series C Preferred and Series D Preferred:

On September 17, 2007, we sold 2,750,000 shares of Series C Preferred and warrants to purchase 50,000,000 shares of our common stock for $2,750,000 (net cash proceeds of $2,480,000). The number of common shares indexed to the embedded conversion feature amount to 55,000,000. In connection with this sale, we issued placement agents warrants to purchase 8,400,000 shares of our common stock that had a fair value of $471,280.

On February 5, 2008, we sold 4,000,000 shares of Series D Preferred and warrants to purchase 50,000,000 shares of our common stock for $4,000,000 (net cash proceeds of $3,630,000). The number of common shares indexed to the embedded conversion feature amount to 53,333,333. In connection with this sale we issued placement agent warrants to purchase 8,266,667 shares of our common stock that had a fair value of $345,573.

On June 24, 2008, we sold 2,000,000 shares of Series D Preferred and warrants to purchase 25,000,000 shares of our common stock for $2,000,000 (net cash proceeds of $1,790,000. The number of common shares indexed to the embedded conversion feature amount to 26,666,667. In connection with this sale we issued placement agent warrants to purchase 4,133,333 shares of our common stock that had a fair value of $275,307.

Details of the warrants issued in the above transactions are as follows:

	Indexed Common Shares	Strike Price	Term in Years
September 17, 2007 Financing:
Investor Tranche 1	25,000,000	$0.10	3
Investor Tranche 2	25,000,000	0.15	5

	50,000,000

February 5, 2008 Financing:
Investor Tranche 1	25,000,000	0.125	3
Investor Tranche 2	25,000,000	0.15	5

	50,000,000

June 24, 2008 Financing:
Investor Tranche 1	12,500,000	0.125	3
Investor Tranche 2	12,500,000	0.150	5

	25,000,000

Total investor warrants issued	125,000,000

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

Details of the warrants issued in the above transactions are as follows (continued):

	Indexed Common Shares	Strike Price	Term in Years
September 17, 2007 Financing:
Placement Agent Tranche 1	4,400,000	$0.05	3
Placement Agent Tranche 2	2,000,000	0.10	3
Placement Agent Tranche 3	2,000,000	0.15	5

	8,400,000

February 5, 2008:
Placement Agent Tranche 1	4,266,667	0.075	3
Placement Agent Tranche 2	2,000,000	0.125	3
Placement Agent Tranche 3	2,000,000	0.15	5

	8,266,667

June 24, 2008:
Placement Agent Tranche 1	2,133,333	0.075	3
Placement Agent Tranche 2	1,000,000	0.125	3
Placement Agent Tranche 3	1,000,000	0.15	5

	4,133,333

Total placement agent warrants	20,800,000

In all instances, the strike price of the warrants issued is subject to adjustment for down-round, anti-dilution protection. Accordingly, if we sell common stock or common share indexed financial instruments below the strike prices listed above, the strike price of the related warrant adjusts to that lower amount. In addition, in all instances, the underlying warrant agreements provide a Fundamental Transaction provision where, in the event that the Company (i) merges or consolidates, (ii) sells all or substantially all of its assets, (iii) completes a tender offer, or (iv) effects the reclassification or conversion of the common stock for cash or other assets, then, the warrant holder would have the right to redeem the warrant for either (a) the number of shares of any successor company that the warrant holder would have been entitled to on an if-exercised basis, or (b) the amount of cash or other assets equal to the warrant value on the date of the Fundamental Transaction determined using the Black-Scholes option pricing model.

Accounting for the financing arrangements (inception date):

We have evaluated the Series C Preferred and the Series D Preferred issued in the above financing transactions for purposes of classification under Statement of Financial Accounting Standard No. 150 Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (SFAS 150) and EITF D-98 Classification and Measurement of Redeemable Securities (EITF D-98). Generally, SFAS 150 requires freestanding financial instruments that are issued in the form of shares and that are unconditionally redeemable on a fixed or determinable date and contracts that require the issuer to repurchase its own shares or that are indexed to such an obligation to be classified as liabilities. The Series C Preferred and the Series D Preferred do not have a stated redemption date and the redemption features, discussed in the descriptions above, are conditional in nature. Therefore, the Series C Preferred and the Series D Preferred did not fall within the scope of SFAS 150 for purposes of liability classification. However, EITF D-98 sets forth a broader definition of redeemable that provides for the classification outside of stockholders’ equity those instruments that are redeemable upon events not solely within the Company’s control. EITF D-98 explicitly provides that redemption in the event of a change in control, which is a condition of both the Series C Preferred and Series D Preferred, result in classification outside of stockholders’ equity. Accordingly, the Series C Preferred and Series D Preferred have been classified in the mezzanine section on the accompanying consolidated balance sheet.

We have also evaluated the warrants for purposes of classification under SFAS 150. In addition to conditions for liability classification under SFAS 150, described in the preceding paragraph, the FASB provided in FASB Staff Position FSP 150-1 that financial instruments, including warrants, that contain a written put option, require liability classification even if the put feature is conditional on a defined contingency. We concluded that the fundamental transaction provision, described above, wherein certain events may require the Company to redeem the warrants for cash based upon their calculated fair value, constitute such a put and cause the warrants to be classified as liabilities. As derivative liabilities, the warrants are initially and subsequently carried at fair value under SFAS 133, with changes in fair value recorded in income (loss).

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

As provided in the descriptions of the Series C Preferred and Series D Preferred, each of these financial instruments embodies a conversion option and certain other features (redemption features) that meet the definition of derivatives under SFAS 133. Generally, SFAS 133 provides that embedded derivatives that are not clearly and closely related to the host contract, in terms of the types of risks associated with each, require bifurcation and recognition in liabilities at fair value.

In order to make the determination regarding whether the embedded features are or are not clearly and closely related to the host preferred stock, we were first required to evaluate each of the Series C Preferred and Series D Preferred hybrid contracts to determine whether they are more akin to an equity instrument or a debt instrument in terms of their overall characteristics and risks. This evaluation was performed under the guidance of EITF D-109 Determining the Nature of a Host Contract Related to a Hybrid Financial Instrument Issued in the Form of a Share under FASB Statement No. 133 (EITF D-109), which generally provides that the nature of the hybrid contract should be based upon the economic considerations and risks of all of the features. Significant features of the hybrid contracts that indicated the Series C Preferred and Series D Preferred were equity in nature included (i) the absence of stated maturity or redemption date, and the fact that conditions that may trigger redemption, as discussed in the descriptions of these financial instruments are not probable, (ii) the right to vote with the common stockholders, and (iii) the principle means of settlement being conversion into common stock. Significant features of the hybrid contracts that were indicators of debt-like financial instruments included the (i) the cumulative dividend feature that requires accrual even in the absence of declaration and (ii) protective-type redemption features that trigger in the events of a change in control, bankruptcy or significant judgment. We were required to determine the nature of the contracts based upon both the weight of the indicators as well as how the features interacted in a linear manner. The principal relationship that was considered in a linear manner was the relationship between the redemption features and the cumulative dividend features. Generally, a redeemable instrument with a cumulative dividend feature would be considered more akin to a debt-type instrument. However, in the case of the Series C Preferred and Series D Preferred, there are no stated redemption dates or probable redemption triggering events. Rather, these hybrid contracts are perpetual in nature and, therefore, we consider the cumulative dividend feature as the means for the investors to receive their residual returns on their equity-type investments.

Overall, we concluded that the preponderance of all of the features, including their interaction, cause the Series C Preferred and the Series D Preferred to be more akin to equity. As akin to equity instruments the conversion feature embedded in the Series C Preferred and Series D Preferred do not require bifurcation and classification in liabilities because the equity related risks of the embedded conversion feature are clearly and closely related to the host contract. However, we are required to reevaluate this conclusion when and if facts and circumstances change. Conversely, the redemption features embedded in the Series C Preferred and the Series D Preferred, although improbable of occurrence, have risks that relate to credit risk. These types of risks are not clearly and closely related to the equity host contract and require bifurcation as a compound derivative. As more fully discussed below the value associated with this compound derivative was estimated to be de minimus on each financing date and each reporting date. This estimate is subject to reconsideration at each future reporting date.

Ongoing Accounting Considerations:

We are required to evaluate the ongoing classification of financial instruments arising from the preferred stock and warrants each reporting period. Currently, reclassification of warrants and preferred stock to stockholders’ equity are not anticipated because these classifications arise from contractual provisions that we do not plan to modify. Changes in the carrying values of our warrants classified in liabilities will arise from changes in fair values, which are recorded in income. Changes in the carrying value of our redeemable preferred stock may arise from changes in the conversion price that arise from the down-round anti-dilution protection. Since we have not entered into a down-round financing, we have not been required to adjust the carrying value of our preferred stock. Should such an event occur in a future period, we would be required to reflect the incremental value arising from the adjustment as an increase to redeemable preferred stock with a corresponding charge to stockholders’ deficit.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

Based upon the above accounting conclusions and the additional information provided below, the allocation of the basis arising from each of the financing transactions is summarized in the tables below:

September 17, 2007 Series C Preferred and warrant financing:	Proceeds Allocation	Financing Costs Allocation	Deemed Dividend	Total Allocation
Gross proceeds	$2,750,000	$—		$2,750,000
Financing costs paid in cash	—	(270,000)		(270,000)

	2,750,000	(270,000)		2,480,000

Derivative liabilities:
Investor warrants	(2,800,000)	—		(2,800,000)
Agent warrants	—	(471,280)		(471,280)
Compound derivative	—	—		—

Total derivative liabilities	(2,800,000)	(471,280)		(3,271,280)

Redeemable preferred stock:
Series C Preferred Stock	—	—	—	—
Financing costs paid in cash	—	190,548	—	190,548
Financing costs paid with warrants	—	332,598	—	332,598
Deemed dividend	—	—	(3,273,146)	(3,273,146)

Total redeemable preferred stock	—	523,146	(3,273,146)	(2,750,000)

Paid-in-capital (deemed dividend)	—	—	3,273,146	3,273,146

Day-one derivative loss:
Proceeds allocation	50,000	—		50,000
Financing costs paid in cash	—	79,452		79,452
Financing costs paid with warrants	—	138,682		138,682

Day-one derivative loss	50,000	218,134		268,134

	$(2,750,000)	$270,000	—	$(2,480,000)

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

February 5, 2008 Series D Preferred and warrant financing:	Proceeds Allocation	Financing Costs Allocation	Deemed Dividend	Total Allocation
Gross proceeds	$4,000,000	$—		$4,000,000
Financing costs paid in cash	—	(370,000)		(370,000)

	4,000,000	(370,000)		3,630,000

Derivative liabilities:
Investor warrants	(2,245,000)	—	—	(2,245,000)
Agent warrants	—	(345,573)	—	(345,573)
Compound derivative	—	—	—	—

Total derivative liabilities	(2,245,000)	(345,573)	—	(2,590,573)

Redeemable preferred stock:
Series C Preferred Stock	—	—	—	—
Financing costs paid in cash	—	291,508	—	291,508
Financing costs paid with warrants	—	272,263	—	272,263
Deemed dividend	—	—	(4,563,770)	(4,563,770)

Total redeemable preferred stock	—	563,771	(4,563,770)	(4,000,000)

Paid-in capital:
Beneficial conversion feature	(1,755,000)	—	—	(1,755,000)
Deemed dividend	—	—	4,563,770	4,563,770

Total paid-in capital	(1,755,000)	—	4,563,770	2,808,770

Day-one derivative loss:	—	—		—
Financing costs paid in cash	—	78,493		78,493
Financing costs paid with warrants	—	73,310		73,310

Total day-one derivative loss	—	151,803		151,803

	$(4,000,000)	$370,000	—	$(3,630,000)

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

June 24, 2008 Series D Preferred and warrant financing:	Proceeds Allocation	Financing Costs Allocation	Deemed Dividend	Total Allocation
Gross proceeds	$2,000,000	$—		$2,000,000
Financing costs paid in cash	—	(210,000)		(210,000)

	2,000,000	(210,000)		1,790,000

Derivative liabilities:
Investor warrants	(1,740,000)	—	—	(1,740,000)
Agent warrants	—	(275,307)	—	(275,307)
Compound derivative	—	—	—	—

Total derivative liabilities	(1,740,000)	(275,307)	—	(2,015,307)

Redeemable preferred stock:
Series C Preferred Stock	—	—	—	—
Financing costs paid in cash	—	159,529	—	159,529
Financing costs paid with warrants	—	209,140	—	209,140
Deemed dividend	—	—	(2,368,669)	(2,368,669)

Total redeemable preferred stock	—	368,669	(2,368,669)	(2,000,000)

Paid-in capital:
Beneficial conversion feature	(260,000)	—	—	(260,000)
Deemed dividend	—	—	2,368,669	2,368,669

Total paid-in capital	(260,000)	—	2,368,669	2,108,669

Day-one derivative loss:	—	—		—
Financing costs paid in cash	—	50,471		50,471
Financing costs paid with warrants	—	66,167		66,167

Total day-one derivative loss	—	116,638		116,638

	$(2,000,000)	$210,000	—	$(1,790,000)

Our approach to the allocation of the proceeds to the financial instruments was to first allocate basis to the derivative investor warrants at their fair values and the residual to the Series C Preferred and the Series D Preferred. Based upon the amount allocated to the Series C Preferred and the Series D Preferred we were required to determine if a beneficial conversion feature is present. A beneficial conversion feature under EITF 98-5 Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (EITF 98-5) represents the intrinsic value in the convertible instrument, adjusted for amounts allocated to other financial instruments issued in the financing. The effective conversion price is calculated as the amount allocated to the convertible instrument divided by the number of shares to which it is indexed. However, a beneficial conversion feature is limited to the basis initially allocated. The following table reflects the components of our calculations:

Financing date:	September 17, 2007	February 5, 2008	June 24, 2008
Proceeds	$2,750,000	$4,000,000	$2,000,000
Investor warrants at fair value	(2,800,000)	(2,245,000)	(1,740,000)

Residual	$(50,000)	$1,755,000	$260,000

Indexed common shares	55,000,000	53,333,333	26,666,667

Effective conversion price	—	0.033	0.01

Trading market value on contract date	—	0.130	0.18

Beneficial conversion feature, gross	—	$5,178,333	$4,540,000

Beneficial conversion feature, limitation	—	$1,755,000	$260,000

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

In the case of the September 17, 2007 Series C Preferred and warrant financing, the fair value of the warrants exceeded the proceeds. Since derivative warrants are initially recorded at fair value, the residual was required to be recorded in expense.

Financing costs paid in warrants, which are recorded at their fair values, and in cash are allocated to the Series C Preferred or Series D Preferred and the investor warrants for each financing arrangement based upon their relative fair values. Amounts allocated using this methodology to the Series C Preferred and Series D Preferred are recorded as a reduction to redeemable preferred stock. Amounts allocated to the derivative investor warrants are charged to expense. On the later, that is due to the fact that financing costs constitute a component of the carrying value of a liability. Since the derivatives must be carried at fair value in liabilities, any financing cost requires immediate expensing.

EITF D-98 provides for redeemable preferred stock to be accreted to its redemption value over the longer of the term to maturity, which is not present in either the Series C Preferred or Series D Preferred, or the date of the first conversion. Since each of the Series C Preferred and Series D Preferred were convertible on the issuance date, the financial instruments were accreted to their redemption amounts, which equal the stated values.

Fair Value Disclosures:

SFAS 157 provides requirements for disclosure of liabilities that are measured at fair value on a recurring basis in periods subsequent to the initial recognition. Financial instruments arising from the three preferred stock and warrant financing arrangements that are measured at fair value on a recurring basis are (i) the investor warrants, (ii) the agent warrants and (iii) the compound derivative bifurcated from the Series C Preferred and Series D Preferred, respectively.

Fair values for warrants are determined using the Black-Scholes-Merton valuation technique. Significant assumptions are determined as follows: Trading market values—we use our published trading market values; Term—we use the remaining contractual term of the warrant; Volatility—we use our historical trading volatility for periods consistent with the remaining terms; and Risk-free rate—we use yields on zero coupon government securities with remaining terms consistent with the remaining terms of the warrants. Compound derivative values are determined using future discounted cash flows under multiple, probability weighted outcomes. For purposes of discount rates, we use credit-risk adjusted bond yield curves from publicly available surveys in categories of credit risk (as published by Standard & Poors and Moodys) we consider similar to our credit risk, with is speculative to highly speculative. However, using this approach we concluded that the values associated with the compound derivatives are de minimus on the reporting dates.

The following table reflects the fair values of these financial instruments:

	December 31,		Initial Recognition
	2008	2007
September 17, 2007 financing arrangement:
Investor Tranche 1	$1,250,000	$1,550,000	$1,037,500
Investor Tranche 2	2,280,000	2,275,000	1,762,500
Placement Agent Tranche 1	352,440	371,800	247,280
Placement Agent Tranche 2	100,000	124,000	83,000
Placement Agent Tranche 3	182,400	182,000	141,000
Compound derivatives	—	—	—

Fair values	$4,164,840	$4,502,800	$3,271,280

Change during the period	$(337,960)	$1,231,520

Significant assumptions (or ranges):
Trading market values (1)	0.20	0.15	0.105
Term (years) (3)	1.71-3.71	2.72-4.72	3.00-5.00
Volatility (1)	152.98%—163.91%	133.61%—136.28%	134.57%—148.61%
Risk-free rate (2)	0.76%—1.00%	3.07%—3.45%	4.11%—4.21%
Credit-risk adjusted yield for a five-year horizon (for cash flow) (3)	16.05%	9.54%	8.00%

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

	December 31,		Initial Recognition
	2008	2007
February 5, 2008 financing arrangement:
Investor Tranche 1	$1,125,000	—	$692,500
Investor Tranche 2	2,420,000	—	1,552,500
Placement Agent Tranche 1	273,920	—	165,973
Placement Agent Tranche 2	90,000	—	55,400
Placement Agent Tranche 3	193,600	—	124,200
Compound derivatives	—	—	—

Fair values	$4,102,520	—	$2,590,573

Change during the period	$1,511,947

Significant assumptions (or ranges):
Trading market values (1)	0.20		0.13
Term (years) (3)	2.10—4.10		3.00—5.00
Volatility (1)	149.53%—151.19%		132.88%—139.81%
Risk-free rate (2)	0.76%—1.55%		2.08%—2.66%
Credit-risk adjusted yield for a five-year horizon (for cash flow) (3)	16.05%		11.5%

	December 31,		Initial Recognition
	2008	2007
June 24, 2008 financing arrangement:
Investor Tranche 1	$591,250	—	$580,000
Investor Tranche 2	1,337,500	—	1,160,000
Placement Agent Tranche 1	142,507	—	136,107
Placement Agent Tranche 2	47,300	—	46,400
Placement Agent Tranche 3	107,000	—	92,800
Compound derivatives	—	—	—

Fair values	$2,225,557	—	$2,015,307

Change during the period	$210,250

Significant assumptions (or ranges):
Trading market values (1)	0.20		0.18
Term (years) (3)	2.48—4.48		3.00-5.00
Volatility(1)	141.54%—149.75%		136.93%—141.71%
Risk-free rate (2)	0.76%—1.55%		3.14%—3.52%
Credit-risk adjusted yield for a five-year horizon (for cash flow) (3)	16.05%		10.17%

Fair value hierarchy:

(1)	Level 1 inputs are quoted prices in active markets for identical assets and liabilities, or derived there from. Our trading market values and the volatilities that are calculated thereupon are level 1 inputs.
(2)	Level 2 inputs are inputs other than quoted prices that are observable. We use the current published yields for zero-coupon US Treasury Securities, with terms nearest the remaining term of the warrants for our risk free rate.
(3)	Level 3 inputs are unobservable inputs. Inputs for which any parts are level 3 inputs are classified as level 3 in their entirety. The remaining term used equals the remaining contractual term as our best estimate of the expected term. The credit-risk adjusted yield utilizes publicly available bond rates and the US Treasury Yields referred to above. However, we do not have a credit-standing and, therefore, we estimate our standing among various reported levels and grades. During all periods we estimated that our standing was in the speculative to high-risk grades (lower C range in the Standard and Poors Rating).

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

SFAS 157 also provides requirements for disclosure of liabilities that are measured at fair value on a non-recurring basis. Financial instruments arising from the three preferred stock and warrant financing arrangements that were measured only on the financing inception date were the Series C Preferred and the Series D Preferred. These fair values were necessary to develop relative fair value calculation for allocations of certain elements of the financing arrangement, principally the direct financing cost allocations. The following table reflects the fair values of these financial instruments:

	Series C Preferred September 17, 2007	Series D Preferred
		February 5, 2008	June 24, 2008
Indexed common shares	55,000,000	53,333,333	26,666,667
Trading market price	0.105	0.13	0.18
Components of fair value:
Common stock equivalent value (1)	5,775,000	6,933,333	4,800,000
Dividend feature (3)	890,334	1,357,634	678,817
Down-round, anti-dilution feature (3)	49,865	46,597	20,983

	6,715,199	8,337,564	5,499,800

Significant assumptions (or ranges):
Horizon for dividend cash flow projection (3)	5.0	5.0	5.0
Credit risk adjusted rates (3)	8.0%	11.5%	10.17%

For purposes of valuing preferred stock, we review all the terms and features and develop an assessment of whether the financial instrument derives its value as a common stock equivalent, a forward contract (enhanced by a conversion option) or a combination of both. We concluded that the Series C Preferred and the Series D Preferred derived their value principally from their common stock equivalent value because (i) the financial instruments are perpetual in nature and do not have a stipulated maturity date, (ii) the financial instruments are immediately convertible and certain registration rights to the underlying common shares were extended to the investors, and (iii) the negotiated terms, in all instances, resulted in a significant premium above the stated value of the preferred stock. Accordingly, the investor would likely derive greater value from conversion and participation as a common stockholder. Features that incrementally added to this value were the cumulative dividend feature and the down-round, anti-dilution feature, which is effectively a put on the Company’s common enterprise value.

Fair value hierarchy:

(1)	Level 1 inputs are quoted prices in active markets for identical assets and liabilities, or derived there from. Our trading market value is a level 1 inputs.
(2)	None.
(3)	Level 3 inputs are unobservable inputs. Inputs for which any parts are level 3 inputs are classified as level 3 in their entirety. The dividend feature is valued as the present value of cash flow using credit risk adjusted rates. We estimated the horizon for dividend payment at 5.0 years, which is a level 3 input. The credit-risk adjusted yield utilizes publicly available bond rates and the US Treasury Yields referred to above. However, we do not have a credit-standing and, therefore, we estimate our standing among various reported levels and grades. During all periods we estimated that our standing was in the speculative to high-risk grades (lower C range in the Standard and Poors Rating). When and if a down-round financing occurs, the adjustment of the conversion price will have the effect of transferring enterprise value from the common investors to the preferred investors. We estimated the down-round, anti-dilution feature using a probability-weighted decision tree of multiple scenarios of potential future financings at rates lower than the conversion prices.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – INCOME TAXES:

Income tax benefit resulting from applying statutory rates in jurisdictions in which we are taxed (Federal and State of Florida) differs from the income tax provision (benefit) in our consolidated financial statements. The following table reflects the reconciliation for the years ended December 31, 2008 and 2007:

	December 31,

	2008	2007

Tax benefit at federal statutory rate	$(1,455,560)	$(1,117,172)
State tax benefit, net of federal benefit	(141,275)	(108,431)
Permanent differences (principally derivative losses)	644,084	559,371
Change in valuation allowance	952,751	666,233

Income tax provision (benefit)	$—	$—

Deferred income taxes arise from temporary differences in the recognition of certain items for income tax and financial reporting purposes, including depreciation and allowance for doubtful accounts. The approximate tax effects of significant temporary differences which comprise the deferred tax assets and liabilities are as follows:

	December 31,

	2008	2007

Deferred tax assets:
Net operating loss carryforward	$3,816,367	$2,895,018
Allowance for doubtful accounts	63,011	27,282
Accrued expense	—	—

	3,879,378	2,913,269
Deferred tax liabilities:
Depreciation	(17,688)	(13,361)

Total net deferred tax asset	3,861,690	2,908,939
Valuation allowance	(3,861,690)	(2,908,939)

	$—	$—

We have provided valuation allowances against our net deferred tax assets because future income sources are not reasonably assured. Valuation allowances are subject to periodic review and adjustment. Changes, if ever, will be treated prospectively.

At December 31, 2008, the Company had available Federal net operation loss (NOL) carryforwards amounting to approximately $9,667,482, which expire in fiscal years 2018 through 2027. Under current tax law, utilization of net operating losses will be restricted if an ownership change were to occur. In addition, their use is limited to future earnings of the Company.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – COMMITMENTS AND CONTINGENCIES:

Concentration of Suppliers:

The Company is dependent on third-party manufacturers and distributors for all of its diabetic supplies. Two suppliers accounted for 89% and 97% of the Company’s total purchases during each of the years ended December 31, 2008 and 2007, respectively.

Operating Leases:

Commencing November 2008, the Company entered into an operating lease agreement for its facilities calling for monthly payments of $13,191.88 plus applicable sales tax expiring November 30, 2011. The base rent amount will increase each year by 3%. Future annual minimum lease and rental commitments as of December 31, 2008, under operating leases are:

Operating Leases

2009	$179,097
2010	187,377
2011	167,801
2012	—
2013	—

Total minimum payments	$534,275

Capital Leases:

The Company has equipment leases maturing through 2010 under three capital lease obligations. The original cost and accumulated depreciation associated with this property at December 31, 2008 and 2007, was $72,784 and accumulated depreciation $18,196 and $7,798, respectively. The Company entered into two additional capital leases in 2007 with a computer manufacturer and a telephony reseller. The original amount of the lease obligations were $43,393 with a 36 month term and $121,081 with a 60 month term. The scheduled lease commitments are as follows:

Year Ending December 31,	Amount

2009	$83,208
2010	64,338
2011	54,955
2012	19,599
2013	4,689

Total minimum lease payments	226,789
Less amount representing interest	41,366

Present value of minimum lease payments	185,423
Less current maturities of capitalized lease obligations	62,802

Long-term capital lease obligations	$122,621

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – COMMITMENTS AND CONTINGENCIES:

Legal Proceedings:

GLB Closing, Inc. vs. Diabetic Plus, Inc. and Certified Diabetic Services, Inc. On March 25, 2009, GLB Closing, Inc. (“GLB”) filed a complaint in the Circuit Court for Collier County, Florida, Civil Action No. 09-2449-CA naming the Company and its wholly-owned subsidiary, Diabetic Plus, Inc., as defendants. The complaint seeks to recover amounts GLB alleges it is owed (plus interest, costs, and attorney’s fees) under a Non-Negotiable Non-Interest Bearing Promissory Note in the original principal amount of $763,102 (the “Note”) issued by Diabetic Plus to GLB pursuant to an Agreement for Purchase and Sale and Assets (the “Purchase Agreement”) between the parties. The complaint also seeks payment of $254,000 allegedly due under the Purchase Agreement. Diabetic Plus has not paid either amount alleged to be due by GLB due to GLB’s breach of numerous representations and warranties in the Purchase Agreement. Diabetic Plus and the Company vigorously oppose the allegations and claims of GLB, and believe that no monies are owed to GLB by either of them.

Based upon evaluation of these contingencies under Statements of Financial Accounting Standards No. 5 Accounting for Contingencies, our management has concluded that the likelihood of an unfavorable outcome to these matters is not probable and accordingly has not accrued for any loss. Our estimates are subject to change. A change, if any, will be accounted for prospectively.

NOTE 10 – SUBSEQUENT EVENT (UNAUDITED):

Guarantee of Lease:

Commencing January 1, 2009, we became the guarantor of an unrelated party’s sublease obligations of our former corporate offices. Non-cancellable minimum lease payments under this lease aggregate approximately $584,000 through May 31, 2012. We account for this guarantee under FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), which requires certain guarantees, such as our lease guarantee to be recorded at fair value. Accordingly, on the effective date of our guarantee, we will record the fair value of our contingent obligation under this arrangement in the amount of $23,908. We calculated the fair value using future discounted cash flows ($403,000 in the aggregate) under multiple, probability weighted outcomes. Those outcomes include assumptions related the periods of potential default in future periods based upon our views of the credit worthiness of the primary obligor and assumptions related to the potential for further subleasing under various scenarios. For purposes of discount rates, we use credit-risk adjusted bond yield curves from publicly available surveys in categories of credit risk (as published by Standard & Poors and Moodys) we consider similar to our credit risk, with is speculative to highly speculative. Those rates ranged from 15.6% to 21.26% over the period of our contingent commitment.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,360	$45,946
Accounts receivable (net of allowances of $148,250 and $167,450 as of March 31, 2009 and December 31, 2008, respectively)	1,720,751	1,482,893
Inventories	41,335	91,702
Employee advance	11,054	6,693
Prepaid expenses	100,329	51,233

Total current assets	1,874,829	1,678,467

Intangible assets, net	1,595,565	1,646,794
Property and equipment, net	1,039,043	1,033,728
Other assets	70,790	99,222

Total assets	$4,580,227	$4,458,211

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$1,975,230	$1,485,452
Accrued expenses	86,025	46,610
Preferred stock dividends	929,219	704,590
Derivative liabilities	1,306,787	10,492,917
Current portion of long-term debt	63,090	72,580
Current portion of capital lease obligations	57,809	62,802

Total current liabilities	4,418,160	12,864,951

Long-term portion of capital leases	110,386	122,621

Total liabilities	4,528,546	12,987,572

Commitments and contingencies (Note 8)	—	—
Redeemable preferred stock	8,750,000	8,750,000

Stockholders’ deficit:

Preferred stock, $0.01 par value; 10,000,000 shares authorized; 2,500 shares designated Series B Preferred Stock, 2,750,000 shares designated Series C Convertible Preferred Stock (mezzanine); and, 6,000,000 shares designated Series D Convertible Preferred Stock (mezzanine)

Series B Preferred Stock, $.01 par value; 203 shares issued and outstanding as of March 31, 2009 and December 31, 2008	2	2
Common stock, $.01 par value; 490,000,000 shares authorized, 56,670,154 issued and outstanding as of March 31, 2009 and December 31, 2008	566,702	566,702
Additional paid-in capital	—	—
Common stock subscribed	90,756	90,756
Accumulated deficit	(9,355,779)	(17,936,821)

Total stockholders’ deficit	(8,698,319)	(17,279,361)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$4,580,227	$4,458,211

The accompanying notes are an integral part of the consolidated financial statements.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)
Product sales, net	$2,079,156	$1,729,277
Cost of product sales	961,737	919,017

Gross margin	1,117,419	810,260

Other costs and expenses:
Compensation costs	778,287	790,531
General and administrative expense	422,349	293,217
Advertising and marketing expenses	196,817	162,425
Depreciation and amortization	78,828	46,414

	1,476,281	1,292,587

Loss from operations	(358,862)	(482,327)

Other income and expense:
Fair value changes in derivative financial instruments	9,186,130	(7,765,220)
Gain on debt extinguishments	12,846	23,014
Interest expense	(7,380)	(7,750)
Day-one derivative losses	—	(151,803)
Other	(24,083)	1,331

	9,167,513	(7,900,428)

Net income (loss)	8,808,651	(8,382,755)

Reconciliation of net income (loss) to income (loss) applicable to common stockholders:
Accretion of preferred stock to redemption value	—	(4,563,770)
Preferred stock dividends	(227,609)	(140,823)

Income (loss) applicable to common stockholders	$8,581,042	$(13,087,348)

Income (loss) per common share:

Basic	$0.15	$(0.26)

Diluted	$0.04	$(0.26)

Weighted average shares, basic	56,670,154	50,504,450

Weighted average and contingent shares, diluted	191,670,154	50,504,450

The accompanying notes are an integral part of the consolidated financial statements.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Series B Preferred Stock		Common Stock
(Unaudited)	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-In Capital	Common Stock Subscribed	Accumulated Deficit	Total Stockholders’ Deficit
Balance at January 1, 2008	601	$6	50,504,450	$505,045	$2,589,283	$8,125	$(10,806,041)	$(7,703,582)
Beneficial conversion feature on Series D Preferred Stock	—	—	—	—	1,755,000	—	—	1,755,000
Accretion of Series D Preferred Stock	—	—	—	—	(4,245,010)	—	(318,760)	(4,563,770)
Issuance of warrants in connection with DPI	—	—	—	—	41,550	—	—	41,550
Preferred stock dividends	—	—	—	—	(140,823)	—	—	(140,823)
Net loss	—	—	—	—	—	—	(8,382,755)	(8,382,755)

Balance at March 31, 2008	601	$6	50,504,450	$505,045	$—	$8,125	$(19,507,556)	$(18,994,380)

Balance at January 1, 2009	203	$2	56,670,154	$566,702	$—	$90,756	$(17,936,821)	$(17,279,361)
Preferred stock dividends	—	—	—	—	—	—	(227,609)	(227,609)
Net income	—	—	—	—	—	—	8,808,651	8,808,651

Balance at March 31, 2009	203	$2	56,670,154	$566,702	$—	$90,756	$(9,355,779)	$(8,698,319)

The accompanying notes are an integral part of the consolidated financial statements.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$8,808,651	$(8,382,755)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Derivative fair value adjustments	(9,186,130)	7,917,023
Bad debt expense	87,716	14,640
Depreciation and amortization	78,828	46,414
Settlements and extinguishment gains	(12,846)	(23,014)
Changes in operating assets and liabilities:
Accounts receivable	(325,574)	(318,014)
Inventories	50,367	(62,105)
Advances	(4,361)	(26,545)
Prepaid expenses	(49,096)	(39,633)
Other assets	28,432	(50,000)
Accounts payable	489,778	50,839
Accrued expenses and other liabilities	39,415	47,477

Net change in operating assets and liabilities	228,961	(397,981)

Net cash flows from operating activities	5,180	(825,673)

Cash flows from investing activities:
Purchases of property and equipment	(32,914)	(50,220)
Purchase of Diabetic Plus, Inc.	—	(1,807,600)

Net cash flows used for investing activities	(32,914)	(1,857,820)

Cash flows from financing activities:
Payments on capital lease obligations	(17,228)	(14,872)
Proceeds from long-term debt	4,006	—
Payment of dividends on preferred stock	(2,980)	(5,680)
Payments on long-term debt	(650)	(46,796)
Net proceeds from issuance of preferred stock and warrants	—	3,630,000

Net cash flows from financing activities	(16,852)	3,562,652

Net change in cash and cash equivalents	(44,586)	879,159

Cash and cash equivalents at beginning of the period	45,946	25,160

Cash and cash equivalents at end of the period	$1,360	$904,319

The accompanying notes are an integral part of the consolidated financial statements.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)
Supplemental disclosure of cash flow information:
Interest paid	$7,066	$6,773

Income taxes paid	$—	$—

Non-cash investing and financing activities:
Issuance of warrants to purchase 1,500,000 shares of common stock in connection with the DPI acquisition (Note 2)	$—	$41,550

The accompanying notes are an integral part of the consolidated financial statements.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION, ORGANIZATION AND NATURE OF BUSINESS:

Basis of presentation:

The accompanying unaudited consolidated financial statements as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 are unaudited, but have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes that would be presented in annual financial statements. However, the unaudited consolidated financial information included in this report includes all adjustments which are, in the opinion of management, necessary to fairly present the consolidated financial position and the consolidated results of operations for the interim periods presented. The operations for the three months ended March 31, 2009 are not necessarily indicative of the results for the year ending December 31, 2009. The condensed consolidated financial statements included in this report should be read in conjunction with management’s discussion and analysis and the consolidated financial statements for the years ended December 31, 2008 and 2007, and notes thereto, included elsewhere herein.

Nature of business:

Certified Diabetic Services, Inc. (the “Company” or “We” or “Our”) was organized as a Delaware corporation in May 1997 and operates as a holding company. Through our wholly-owned subsidiary, Certified Diabetic Supplies, Inc., a Delaware corporation (“CDS”), we are a national direct-to-consumer mail-order distributor of diabetic testing and medical supplies to over 24,000 diabetic customers in the United States. These supplies include home blood glucose monitors, test strips, control solution, lancets and lancing devices used for testing the blood sugar levels of diabetics, as well as insulin and syringes. Our sales revenues are primarily generated from reimbursements by Medicare, private insurance carriers, and pharmacy benefit management companies. We have increased our customers through contracts with preferred provider organizations, third-party health plan administrators, self-insured plans, managed-care programs and other similar groups (all referred to, collectively, as “Groups”). Pursuant to these contracts, we provide diabetes test products to participants in or members of Groups at a specified price or reimbursement formula. We are also engaged in the marketing and mail order sale of durable medical equipment, primarily diabetic supplies through our wholly-owned subsidiary, Florida Supplies, Inc. (“Florida Supplies). As a registered supplier, Florida Supplies is permitted to invoice Medicare directly for diabetic supplies shipped to Medicare patients. Florida Supplies also accepts Medicaid and private insurance payments.

We have three other wholly-owned subsidiaries, CDS Medical Supply, Inc. (“Medicalco”), CDS Health Management, Inc. (“Healthco”) and CDS Pharmacies, Inc. (“Pharmacies”) and one subsidiary consolidated as a variable interest entity. Medicalco was formed for the purpose of entering into contracts with preferred provider organizations, third-party health plan administrators, self insured plans, managed care programs and other similar groups, through which Medicalco would receive the right to supply (in some cases on an exclusive or preferred basis) medical equipment and products of the types sold by the Company to participants in such programs or groups. Healthco was formed for the purpose of supplying customers covered by health insurance with Blue Cross and Blue Shield with medical supplies. Additionally, the Company formed Pharmacies in August of 2006. Pharmacies was formed to provide diabetes testing supplies and medications to patients through pharmacy benefit plans and Medicare.

Liquidity and management’s plans:

We incurred cumulative operating losses in recent years and have a working capital deficiency of $2,543,331 at March 31, 2009. These conditions raise substantial doubt surrounding our ability to continue as a going concern for a reasonable period. Our management is executing certain plans, including raising capital and curtailing costs, to alleviate the negative trends and conditions described above. There can be no assurances that our management will be successful in raising additional capital based upon reasonable terms and rates, if at all, or that sufficient levels of cost reductions can be achieved. Our ability to continue as a going concern is dependent on our ability to raise additional capital. Ultimately, our ability to continue as a going concern is dependent upon the achievement of profitable operations. The accompanying financial statements do not include any adjustments that arise from this uncertainty.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – PURCHASE OF DIABETIC PLUS, INC.:

On February 5, 2008, we completed the acquisition of substantially all of the assets, tangible and intangible, except that we did not acquire accounts receivable, of Diabetic Plus, Inc. (“DPI”), which was engaged in the marketing and distribution of diabetic products through an Internet-based member patient ordering system. We did not assume any liabilities. We acquired DPI for two principal reasons. First, the assets that we acquired included a revenue-generating customer list that would serve to increase our product sales. Second, the DPI acquisition allows us to rapidly enter Internet-based sales platforms that will be used to promote DPI products, our existing products and other offerings that we may develop in future periods. The purchase price for the DPI assets amounted to $1,697,343, which was paid in cash of $1,655,793 and warrants to purchase 1,500,000 shares of our common stock (over a period of three years following the purchase, at a strike price of $0.14) that had a fair value of $41,550, using the Black Scholes Merton valuation technique (significant assumptions: trading market value-$0.13; term-term to maturity, or three years; volatility-132.88%, which is our historical trading volatility; risk-free rate-2.08%, which is the yield on zero coupon government securities with remaining terms of three years). We also issued a Non-Negotiable Non-Interest Bearing Promissory Note in the original principal amount of $763,102 (the “Note”) to DPI, however, due to DPI’s breach of numerous representations and warranties in the purchase agreement, we exercised our contractual set-off rights contained in the Note and purchase agreement. We also incurred direct, incremental expenses of $151,807 related to the purchase, which principally related to legal and broker fees. There are no components of the purchase price that are contingent in nature. See Note 8 related to litigation that subsequently arose as a result of this acquisition.

We have accounted for our purchase of DPI as a purchase business combination under Statements of Financial Accounting Standards No. 141 Business Combinations (“SFAS 141”). We are the accounting acquirer in this purchase business combination because we did not exchange our equity securities, our management succeeds as management of the combined companies, our directors succeed as the governance body of the combined companies, and there are no minority or other interests in the assets that we acquired. We have allocated our aggregate purchase price of $1,807,600 to the assets acquired based upon their relative fair values. Since the relative fair values exceeded our purchase price (i) no goodwill arose from our purchase and (ii) the discount was allocated only to the long-lived assets based upon their relative fair values in accordance with the requirements of SFAS 141. The following table illustrates our allocation:

	Estimated Life	Fair Values	Allocated Values
Assets acquired:
Patient list	10	$2,542,862	$1,796,802
Property and equipment	*	34,813	24,030
Non-competition agreements	2	28,975	20,000
Inventories		8,318	8,318

		$2,614,968	$1,849,150

*	We have used lives consistent with our policies which are reasonable approximations of the remaining lives of these tangible assets.

The operations arising from the DPI purchase are included in our operations commencing with the date of acquisition, which was February 5, 2008. The following table illustrates the unaudited pro forma effects on our operations of DPI as if it had been acquired at the beginning of our quarterly period ended March 31, 2008.

Three Months Ended March 31, 2008
Product sales	$1,948,565
Net loss	(8,423,126)
Loss applicable to common stockholders	(13,127,719)
Loss per common share—basic and diluted	(0.25)

Unaudited pro forma information is not necessarily indicative of the results that would have been achieved had we completed the purchase of DPI at the beginning of our year ended December 31, 2008.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following at March 31, 2009 and December 31, 2008:

	March 31, 2009	December 31, 2008
Computer equipment and software	$983,404	$997,972
Furniture, fixtures and office equipment	447,171	501,593
Machinery and equipment	67,869	68,758
Leasehold improvements	150,059	150,592

	1,648,503	1,718,915
Accumulated depreciation and amortization	(609,460)	(685,187)

	$1,039,043	$1,033,728

Depreciation expense amounted to $27,599 and $18,778 for three months ended March 31, 2009 and 2008, respectively.

NOTE 4 – INTANGIBLE ASSETS

Intangible assets consisted of the following at March 31, 2009 and December 31, 2008:

	March 31, 2009	December 31, 2008
Patient list	$1,796,802	$1,796,802
Non-competition agreement	20,000	20,000

	1,816,802	1,816,802
Accumulated depreciation and amortization	(221,237)	(170,008)

	$1,595,565	$1,646,794

Amortization expense amounted to $51,229 and 27,636 during the three months ended March 31, 2009 and 2008 respectively.

Patient lists are being amortized over an estimated life of 10 years. The non-competition agreement is being amortized over 2 years. We developed our estimates of useful lives applying the guidance of Statements of Financial Accounting Standards No. 142 Intangible Assets (“SFAS 142”). A life of 10 years was established for customer lists because we have concluded, based upon all facts and circumstances, including actual attrition rates, that the Company will derive a benefit for that period. A life of 2 years was established for the non-competition agreement based upon the contractual term. Useful lives are subject to periodic evaluation if circumstances should change. Changes in lives, if ever, will be accounted for prospectively. The weighted average life of our intangible assets at March 31, 2009 is 8.81.

Estimated future amortization expense for each year ending is as follows:

Amortization
Nine months ending December 31, 2009	$139,144
Year ending December 31:
2010	176,358
2011	175,525
2012	175,525
2013	175,525
2014	175,525
Thereafter	577,963

$1,595,565

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – LONG-TERM DEBT:

Long-term debt consisted of the following at March 31, 2009 and December 31, 2008:

	March 31, 2009	December 31, 2008
Non-interest bearing note payable to vendor, due on March 31, 2009 pursuant to a settlement arrangement during the current fiscal quarter	$41,407	$54,253
Notes payable under vendor credit agreement that provides for 2.3% interest and is due on demand	21,683	18,327

	63,090	72,580
Less current maturities	(63,090)	(72,580)

	$—	$—

We have been engaged in the restructuring of certain of our liabilities and debt arrangements. During the three months ended March 31, 2009 and 2008, we obtained settlement relief related to our long-term debt in the amounts of $12,846 and $23,014, respectively. These amounts were recorded as settlement gains in the accompanying financial statements. There can be no assurances that we will be successful in further restructuring of our liabilities.

NOTE 6 – STOCKHOLDERS EQUITY (DEFICIT):

Stock Option Plans:

1997 Incentive Plan: The purpose of our 1997 Stock Option Plan is to advance the interests of the Company and our shareholders by providing incentives to certain of our employees and other key individuals who perform services for us, including those who contribute significantly to the strategic and long-term performance objectives and growth of our Company. The 1997 Incentive Plan is administered by our board of directors or by one or more committees appointed by the board of directors (the “Plan Administrator”). The Plan Administrator has the power to interpret the 1997 Incentive Plan and to prescribe rules, regulations and procedures in connection with the operations of the 1997 Incentive Plan.

The 1997 Incentive Plan provides for the granting of several types of awards, including stock options, performance grants and other awards deemed by the Plan Administrator to be consistent with the purposes of the 1997 Incentive Plan. Awards may be granted alone, or in conjunction with one or more other awards, as determined by the Plan Administrator.

We adopted the 1997 Incentive Plan in connection with the reorganization of the Company in August 1997, pursuant to which we changed our state of incorporation from Florida to Delaware. The 1997 Incentive Plan was amended in September 1997, after completion of the reorganization, to increase the number of shares of common stock reserved for issuance there under from 5,000,000 to 8,000,000. Currently a maximum of Eight Million (8,000,000) shares of common stock have been authorized to be issued under the 1997 Incentive Plan in connection with the grant of awards, subject to adjustment for corporate transactions, including, without limitation, any stock dividend, forward stock split, reverse stock split, merger or recapitalization.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – STOCKHOLDERS EQUITY (DEFICIT) (CONTINUED):

Stock Option Plans:

The Plan Administrator has exclusive discretion to select to whom awards will be granted; to determine the type, size, terms and conditions of each award; to modify or waive, within certain limits, the terms and conditions of any award; to determine the time when awards will be granted; to establish performance objectives; to prescribe the form of documents representing awards under the 1997 Incentive Plan; and to make all other determinations which it deems necessary, advisable or desirable in the interpretation and administration of the 1997 Incentive Plan. At the discretion of the Plan Administrator, awards may be made under the 1997 Incentive Plan in assumption of, or in substitution for, outstanding awards previously granted by us, any predecessor or a company acquired by us or with which it combines. The Plan Administrator has the authority to administer and interpret the 1997 Incentive Plan, and its decisions are final, conclusive and binding. We intended that all of its employees and directors would be eligible to participate in the 1997 Incentive Plan.

2007 Long Term Incentive Plan: The purpose of our 2007 Long Term Incentive Plan is to advance the interests of the Company and our shareholders by providing incentives to certain of its employees and other key individuals who perform services for us, including those who contribute significantly to the strategic and long-term performance objectives and growth of the Company. The 2007 Incentive Plan is administered by a committee (the “Committee”) appointed by the board of directors. The Committee has the power to interpret the 2007 Incentive Plan and to prescribe rules, regulations and procedures in connection with the operations of the 2007 Incentive Plan. The Committee may delegate administrative responsibilities under the 2007 Incentive Plan to any officer or officers of our Company, except for the power to amend the 2007 Incentive Plan and except for determinations regarding employees who are subject to Section 16 of the Securities Exchange Act of 1934, and except as may otherwise be required under applicable listing standards for an exchange on which common stock may be listed.

The 2007 Incentive Plan provides for the granting of several types of awards, including stock options, performance grants and other awards deemed by the Committee to be consistent with the purposes of the 2007 Incentive Plan. Awards may be granted alone, or in conjunction with one or more other awards, as determined by the Committee.

The 2007 Incentive Plan was effective as of December 31, 2006, and was approved by our shareholders at the 2007 annual meeting of shareholders. A maximum of seven million five hundred thousand (7,500,000) shares of common stock has been authorized to be issued under the 2007 Incentive Plan in connection with the grant of awards, subject to adjustment for corporate transactions, including, without limitation, any stock dividend, forward stock split, reverse stock split, merger or recapitalization. Of this amount, no more than two million (2,000,000) shares of common stock may be issued as incentive stock options. Common stock issued under the 2007 Incentive Plan may be either newly issued shares, treasury shares, reacquired shares or any combination thereof. If common stock issued as restricted stock, restricted stock units or otherwise subject to repurchase or forfeiture rights is reacquired by us pursuant to such rights, or if any award is cancelled, terminates, or expires unexercised, the common stock which would otherwise have been issuable pursuant to such awards will be available for issuance under new awards.

The Committee has exclusive discretion to select to whom awards will be granted; to determine the type, size, terms and conditions of each award; to modify or waive, within certain limits, the terms and conditions of any award; to determine the time when awards will be granted; to establish performance objectives; to prescribe the form of documents representing awards under the 2007 Incentive Plan; and to make all other determinations which it deems necessary, advisable or desirable in the interpretation and administration of the 2007 Incentive Plan. At the discretion of the Committee, awards may be made under the 2007 Incentive Plan in assumption of, or in substitution for, outstanding awards previously granted by us, any predecessor or a company acquired by us or with which it combines. The Committee has the authority to administer and interpret the 2007 Incentive Plan, and its decisions are final, conclusive and binding. We anticipate that all of our employees and directors will be eligible to participate in the 2007 Incentive Plan.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – STOCKHOLDERS EQUITY (DEFICIT) (CONTINUED):

Stock Option Plans:

Stock option activity for the years ended December 31, 2008 and 2007 and the three months ended March 31, 2009 is as follows:

	Common Shares Linked to Options	Weighted Average Strike Price
Outstanding at January 1, 2007	8,525,000	$0.17
Granted	2,885,000	0.18
Exercised	—	—
Expired	—	—

Outstanding at December 31, 2007	11,410,000	0.17
Granted	350,000	0.20
Exercised	—	—
Expired or cancelled	(50,000)	(0.17)

Outstanding at December 31, 2008	11,710,000	0.17
Granted	—	—
Exercised	—	—
Expired	—	—

Outstanding at March 31, 2009	11,710,000	$0.17

Exerciseable at March 31, 2009	11,710,000

Summarized information about stock options outstanding as of March 31, 2009 is as follows:

Range of Strike Prices	Number of Options Outstanding	Weighted Average Remaining Life	Weighted Average Strike Price
$0.18-$0.30	2,125,000	8.30	$0.19
$0.17	9,035,000	7.63	0.17
$0.10-$0.12	550,000	4.41	0.11

$0.10-$0.30	11,710,000	7.60	$0.17

We granted no stock options during the three months ended March 31, 2009 or 2008.

When we account for awards of stock options, fair values are determined using the Black-Scholes-Merton valuation technique. Significant assumptions are determined as follows: Trading market values—we use our published trading market values; Term—we use the remaining contractual term of the warrant; Volatility—we use our historical trading volatility for periods consistent with the remaining terms; and Risk-free rate—we use yields on zero coupon government securities with remaining terms consistent with the remaining terms of the warrants.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – STOCKHOLDERS EQUITY (DEFICIT):

Warrants:

Warrants outstanding have been issued to purchase common stock at prices ranging from $0.05 to $0.15 per share and expire between September 2010 and November 2011. Warrant activity for the years ended December 31, 2008 and 2007 and the three months ended March 31, 2009 is as follows:

	Common Shares Linked to Warrants	Weighted Average Strike Price
Outstanding at January 1, 2007	3,036,800	$0.05
Issued	58,400,000	0.15
Exercised	—	—
Expired	—	—

Outstanding at December 31, 2007	61,436,800	0.12
Issued	88,900,000	0.12
Exercised	(2,920,000)	(0.05)
Expired or cancelled	—	—

Outstanding at December 31, 2008	147,416,800	0.13
Issued	—	—
Exercised	—	—
Expired	—	—

Outstanding at March 31, 2009	147,416,800	$0.13

Exerciseable at March 31, 2009	147,416,800

Summarized information about warrants outstanding as of March 31, 2009 is as follows:

Range of Strike Prices	Number of Options Outstanding	Weighted Average Remaining Life	Weighted Average Strike Price
$0.05-$0.75	10,916,800	1.79	$0.06
$0.10-$0.14	69,000,000	1.78	0.12
$0.15	67,500,000	3.78	0.15

$0.05-$0.15	147,416,800	2.70	$0.13

We issued no warrants during the three months ended March 31, 2009. During the three months ended March 31, 2008, we issued warrants to investors and brokers that are linked to an aggregate of 58,266,667 shares of our common stock. See Note 7 for information regarding our financing arrangements and our valuation of the warrants. We also issued warrants that are linked to an aggregate of 1,500,000 shares of our common stock to the seller in the DPI purchase transaction. See Note 2 for information regarding our purchase of DPI and our valuation of the warrants.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – STOCKHOLDERS EQUITY (DEFICIT) (CONTINUED):

Series B Convertible Preferred Stock:

In January 2005, we commenced a private placement of equity securities up to a maximum of 100 units. Each unit consisted of 75,000 shares of common stock and 25 shares of Series B Preferred Stock. During that year, thirty-six units were sold (2,700,000 shares of common stock and 900 shares of Series B Preferred Stock). The Series B Preferred has a stated value of $1,000 per share and provides for an 8% cumulative dividend, subject to Board declaration. Each share of Series B Preferred is convertible into 2,000 shares of common stock at a fixed conversion rate $.50 per share based upon the stated value; however, the conversion feature expired on July 31, 2008. The Series B Preferred shares are redeemable by the Company solely at its option at the stated value, plus any dividends in arrears; however, this feature was not effective until after July 31, 2008. The Series B Preferred stock is otherwise not redeemable for cash for any reasons not within our control. Accordingly, this security is classified in stockholders’ equity. During the year ended December 31, 2008, investors converted 398 shares of Series B Preferred stock at the fixed conversion price resulting in the issuance of 796,000 shares of common stock. As of December 31, 2008, we have 203 shares of Series B Preferred Stock outstanding that is no-longer convertible into common.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK:

We are authorized to designate and issue up to 10,000,000 shares of $0.01 par value preferred stock. As of March 31, 2009 and December 31, 2008, our issued and outstanding redeemable preferred stock consisted of the following:

	March 31, 2009	December 31, 2008
Series C Convertible Preferred Stock, par value $0.01, stated value $1.00, 2,750,000 shares designated, issued and outstanding (Liquidation Preference $2,750,000)	$2,750,000	$2,750,000
Series D Convertible Preferred Stock, par value $0.01, stated value $1.00, 6,000,000 shares designated, issued and outstanding (Liquidation Preference $6,000,000)	6,000,000	6,000,000

	$8,750,000	$8,750,000

Description of the Series C Convertible Preferred Stock:

Our Series C Convertible Preferred Stock (“Series C Preferred”) is preferred as to shareholder distributions in the event of liquidation in an amount equal to its stated value plus any dividends accrued or in arrearage. The Series C Preferred votes with the common shareholders on an if-converted basis (55,000,000 votes at December 31, 2008 and 2007), and provides for cumulative dividends at 10% of the stated value, payable semi-annually in March and October, whether or not declared. Dividends may be paid only from legally-available funds in cash, or in common shares at a 10% discount to the five day, volume weighted trading price, at our option. However, we may only pay dividends in common shares if there is an effective registration statement covering the shares. The Series C Preferred is convertible into common shares at a conversion price of $0.05 per common share based upon the stated value. The conversion price is subject to adjustment for down-round, anti-dilution protection. Accordingly, if we sell common stock or common share indexed financial instruments below $0.05, the Series C Preferred conversion price adjusts to that lower amount. The Series C Preferred conversion price is also subject to adjustment for tradition equity restructuring and reorganizations.

Our Series C Preferred is contingently redeemable at the option of the investor for the stated value, plus cumulative, unpaid dividends. Pursuant to these redemption provisions, the investor my redeem the Series C Preferred stock upon the occurrence of (i) a significant merger or change in control that results in our current shareholders possessing less than 66% of the combined voting common stock, (ii) our inability to have sufficient available common stock necessary to provide for the investors’ conversion of the Series C Preferred into common stock, (ii) our filing of protection under bankruptcy laws or any monetary judgment is entered against the Company for an amount greater than $100,000, which judgment remains unvacated for a period of more than thirty-days. The Certificate of Designation does not provide for redemption of the Series C Preferred under circumstances other than those referred to above.

Description of the Series D Convertible Preferred Stock:

Our Series D Convertible Preferred Stock (“Series D Preferred”) is preferred as to shareholder distributions in the event of liquidation in an amount equal to its stated value plus any dividends accrued or in arrearage. The Series D Preferred votes with the common shareholders on an if-converted basis (80,000,000 votes at December 31, 2008), and provides for cumulative dividends at 10% of the stated value, payable semi-annually in March and October, whether or not declared. Dividends may be paid only from legally-available funds in cash, or in common shares at a 10% discount to the five day, volume weighted trading price, at our option. However, we may only pay dividends in common shares if there is an effective registration statement covering the shares. The Series D Preferred is convertible into common shares at a conversion price of $0.075 per common share based upon the stated value. The conversion price is subject to adjustment for down-round, anti-dilution protection. Accordingly, if we sell common stock or common share indexed financial instruments below $0.075, the Series D Preferred conversion price adjusts to that lower amount. The Series D Preferred conversion price is also subject to adjustment for tradition equity restructuring and reorganizations.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

Our Series D Preferred is contingently redeemable at the option of the investor for the stated value, plus cumulative, unpaid dividends. Pursuant to these redemption provisions, the investor my redeem the Series D Preferred stock upon the occurrence of (i) a significant merger or change in control that results in our current shareholders possessing less than 66% of the combined voting common stock, (ii) our inability to have sufficient available common stock necessary to provide for the investors’ conversion of the Series D Preferred into common stock, (ii) our filing of protection under bankruptcy laws or any monetary judgment is entered against the Company for an amount greater than $100,000, which judgment remains unvacated for a period of more than thirty-days. The Certificate of Designation does not provide for redemption of the Series D Preferred under circumstances other than those referred to above.

Sales of the Series C Preferred and Series D Preferred:

On September 17, 2007, we sold 2,750,000 shares of Series C Preferred and warrants to purchase 50,000,000 shares of our common stock for $2,750,000 (net cash proceeds of $2,480,000). The number of common shares indexed to the embedded conversion feature amount to 55,000,000. In connection with this sale, we issued placement agents warrants to purchase 8,400,000 shares of our common stock that had a fair value of $471,280.

On February 5, 2008, we sold 4,000,000 shares of Series D Preferred and warrants to purchase 50,000,000 shares of our common stock for $4,000,000 (net cash proceeds of $3,630,000). The number of common shares indexed to the embedded conversion feature amount to 53,333,333. In connection with this sale we issued placement agent warrants to purchase 8,266,667 shares of our common stock that had a fair value of $345,573.

On June 24, 2008, we sold 2,000,000 shares of Series D Preferred and warrants to purchase 25,000,000 shares of our common stock for $2,000,000 (net cash proceeds of $1,790,000. The number of common shares indexed to the embedded conversion feature amount to 26,666,667. In connection with this sale we issued placement agent warrants to purchase 4,133,333 shares of our common stock that had a fair value of $275,307.

Details of the warrants issued in the above transactions are as follows:

	Indexed Common Shares	Strike Price	Term in Years
September 17, 2007 Financing:
Investor Tranche 1	25,000,000	$0.10	3
Investor Tranche 2	25,000,000	0.15	5

	50,000,000

February 5, 2008 Financing:
Investor Tranche 1	25,000,000	0.125	3
Investor Tranche 2	25,000,000	0.15	5

	50,000,000

June 24, 2008 Financing:
Investor Tranche 1	12,500,000	0.125	3
Investor Tranche 2	12,500,000	0.150	5

	25,000,000

Total investor warrants issued	125,000,000

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

Details of the warrants issued in the above transactions are as follows (continued):

	Indexed Common Shares	Strike Price	Term in Years
September 17, 2007 Financing:
Placement Agent Tranche 1	4,400,000	$0.05	3
Placement Agent Tranche 2	2,000,000	0.10	3
Placement Agent Tranche 3	2,000,000	0.15	5

	8,400,000

February 5, 2008:
Placement Agent Tranche 1	4,266,667	0.075	3
Placement Agent Tranche 2	2,000,000	0.125	3
Placement Agent Tranche 3	2,000,000	0.15	5

	8,266,667

June 24, 2008:
Placement Agent Tranche 1	2,133,333	0.075	3
Placement Agent Tranche 2	1,000,000	0.125	3
Placement Agent Tranche 3	1,000,000	0.15	5
	4,133,333

Total placement agent warrants	20,800,000

In all instances, the strike price of the warrants issued is subject to adjustment for down-round, anti-dilution protection. Accordingly, if we sell common stock or common share indexed financial instruments below the strike prices listed above, the strike price of the related warrant adjusts to that lower amount. In addition, in all instances, the underlying warrant agreements provide a Fundamental Transaction provision where, in the event that the Company (i) merges or consolidates, (ii) sells all or substantially all of its assets, (iii) completes a tender offer, or (iv) effects the reclassification or conversion of the common stock for cash or other assets, then, the warrant holder would have the right to redeem the warrant for either (a) the number of shares of any successor company that the warrant holder would have been entitled to on an if-exercised basis, or (b) the amount of cash or other assets equal to the warrant value on the date of the Fundamental Transaction determined using the Black-Scholes option pricing model.

Accounting for the financing arrangements:

We have evaluated the Series C Preferred and the Series D Preferred issued in the above financing transactions for purposes of classification under Statement of Financial Accounting Standard No. 150 Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (SFAS 150) and EITF D-98 Classification and Measurement of Redeemable Securities (EITF D-98). Generally, SFAS 150 requires freestanding financial instruments that are issued in the form of shares and that are unconditionally redeemable on a fixed or determinable date and contracts that require the issuer to repurchase its own shares or that are indexed to such an obligation to be classified as liabilities. The Series C Preferred and the Series D Preferred do not have a stated redemption date and the redemption features, discussed in the descriptions above, are conditional in nature. Therefore, the Series C Preferred and the Series D Preferred did not fall within the scope of SFAS 150 for purposes of liability classification. However, EITF D-98 sets forth a broader definition of redeemable that provides for the classification outside of stockholders’ equity those instruments that are redeemable upon events not solely within the Company’s control. EITF D-98 explicitly provides that redemption in the event of a change in control, which is a condition of both the Series C Preferred and Series D Preferred, result in classification outside of stockholders’ equity. Accordingly, the Series C Preferred and Series D Preferred have been classified in the mezzanine section on the accompanying consolidated balance sheet.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

We have also evaluated the warrants for purposes of classification under SFAS 150. In addition to conditions for liability classification under SFAS 150, described in the preceding paragraph, the FASB provided in FASB Staff Position FSP 150-1 that financial instruments, including warrants, that contain a written put option, require liability classification even if the put feature is conditional on a defined contingency. We concluded that the fundamental transaction provision, described above, wherein certain events may require the Company to redeem the warrants for cash based upon their calculated fair value, constitute such a put and cause the warrants to be classified as liabilities. As derivative liabilities, the warrants are initially and subsequently carried at fair value under SFAS 133, with changes in fair value recorded in income (loss).

As provided in the descriptions of the Series C Preferred and Series D Preferred, each of these financial instruments embodies a conversion option and certain other features (redemption features) that meet the definition of derivatives under SFAS 133. Generally, SFAS 133 provides that embedded derivatives that are not clearly and closely related to the host contract, in terms of the types of risks associated with each, require bifurcation and recognition in liabilities at fair value.

In order to make the determination regarding whether the embedded features are or are not clearly and closely related to the host preferred stock, we were first required to evaluate each of the Series C Preferred and Series D Preferred hybrid contracts to determine whether they are more akin to an equity instrument or a debt instrument in terms of their overall characteristics and risks. This evaluation was performed under the guidance of EITF D-109 Determining the Nature of a Host Contract Related to a Hybrid Financial Instrument Issued in the Form of a Share under FASB Statement No. 133 (EITF D-109), which generally provides that the nature of the hybrid contract should be based upon the economic considerations and risks of all of the features. Significant features of the hybrid contracts that indicated the Series C Preferred and Series D Preferred were equity in nature included (i) the absence of stated maturity or redemption date, and the fact that conditions that may trigger redemption, as discussed in the descriptions of these financial instruments are not probable, (ii) the right to vote with the common stockholders, and (iii) the principle means of settlement being conversion into common stock. Significant features of the hybrid contracts that were indicators of debt-like financial instruments included the (i) the cumulative dividend feature that requires accrual even in the absence of declaration and (ii) protective-type redemption features that trigger in the events of a change in control, bankruptcy or significant judgment. We were required to determine the nature of the contracts based upon both the weight of the indicators as well as how the features interacted in a linear manner. The principal relationship that was considered in a linear manner was the relationship between the redemption features and the cumulative dividend features. Generally, a redeemable instrument with a cumulative dividend feature would be considered more akin to a debt-type instrument. However, in the case of the Series C Preferred and Series D Preferred, there are no stated redemption dates or probable redemption triggering events. Rather, these hybrid contracts are perpetual in nature and, therefore, we consider the cumulative dividend feature as the means for the investors to receive their residual returns on their equity-type investments.

Overall, we concluded that the preponderance of all of the features, including their interaction, cause the Series C Preferred and the Series D Preferred to be more akin to equity. As akin to equity instruments the conversion feature embedded in the Series C Preferred and Series D Preferred do not require bifurcation and classification in liabilities because the equity related risks of the embedded conversion feature are clearly and closely related to the host contract. However, we are required to reevaluate this conclusion when and if facts and circumstances change. Conversely, the redemption features embedded in the Series C Preferred and the Series D Preferred, although improbable of occurrence, have risks that relate to credit risk. These types of risks are not clearly and closely related to the equity host contract and require bifurcation as a compound derivative. As more fully discussed below the value associated with this compound derivative was estimated to be de minimus on each financing date and each reporting date. This estimate is subject to reconsideration at each future reporting date.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

Based upon the above accounting conclusions and the additional information provided below, the allocation of the basis arising from each of the financing transactions is summarized in the tables below:

September 17, 2007 Series C Preferred and warrant financing:	Proceeds Allocation	Financing Costs Allocation	Deemed Dividend	Total Allocation
Gross proceeds	$2,750,000	$—		$2,750,000
Financing costs paid in cash	—	(270,000)		(270,000)

	2,750,000	(270,000)		2,480,000

Derivative liabilities:
Investor warrants	(2,800,000)	—		(2,800,000)
Agent warrants	—	(471,280)		(471,280)
Compound derivative	—	—		—

Total derivative liabilities	(2,800,000)	(471,280)		(3,271,280)

Redeemable preferred stock:
Series C Preferred Stock	—	—	—	—
Financing costs paid in cash	—	190,548	—	190,548
Financing costs paid with warrants	—	332,598	—	332,598
Deemed dividend	—	—	(3,273,146)	(3,273,146)

Total redeemable preferred stock	—	523,146	(3,273,146)	(2,750,000)

Paid-in-capital (deemed dividend)	—	—	3,273,146	3,273,146

Day-one derivative loss:
Proceeds allocation	50,000	—		50,000
Financing costs paid in cash	—	79,452		79,452
Financing costs paid with warrants	—	138,682		138,682

Day-one derivative loss	50,000	218,134		268,134

	$(2,750,000)	$270,000	—	$(2,480,000)

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

February 5, 2008 Series D Preferred and warrant financing:	Proceeds Allocation	Financing Costs Allocation	Deemed Dividend	Total Allocation
Gross proceeds	$4,000,000	$—		$4,000,000
Financing costs paid in cash	—	(370,000)		(370,000)

	4,000,000	(370,000)		3,630,000

Derivative liabilities:
Investor warrants	(2,245,000)	—	—	(2,245,000)
Agent warrants	—	(345,573)	—	(345,573)
Compound derivative	—	—	—	—

Total derivative liabilities	(2,245,000)	(345,573)	—	(2,590,573)

Redeemable preferred stock:
Series C Preferred Stock	—	—	—	—
Financing costs paid in cash	—	291,508	—	291,508
Financing costs paid with warrants	—	272,263	—	272,263
Deemed dividend	—	—	(4,563,770)	(4,563,770)

Total redeemable preferred stock	—	563,771	(4,563,770)	(4,000,000)

Paid-in capital:
Beneficial conversion feature	(1,755,000)	—	—	(1,755,000)
Deemed dividend	—	—	4,563,770	4,563,770

Total paid-in capital	(1,755,000)	—	4,563,770	2,808,770

Day-one derivative loss:	—	—		—
Financing costs paid in cash	—	78,493		78,493
Financing costs paid with warrants	—	73,310		73,310

Total day-one derivative loss	—	151,803		151,803

	$(4,000,000)	$370,000	—	$(3,630,000)

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

June 24, 2008 Series D Preferred and warrant financing:	Proceeds Allocation	Financing Costs Allocation	Deemed Dividend	Total Allocation
Gross proceeds	$2,000,000	$—		$2,000,000
Financing costs paid in cash	—	(210,000)		(210,000)

	2,000,000	(210,000)		1,790,000

Derivative liabilities:
Investor warrants	(1,740,000)	—	—	(1,740,000)
Agent warrants	—	(275,307)	—	(275,307)
Compound derivative	—	—	—	—

Total derivative liabilities	(1,740,000)	(275,307)	—	(2,015,307)

Redeemable preferred stock:
Series C Preferred Stock	—	—	—	—
Financing costs paid in cash	—	159,529	—	159,529
Financing costs paid with warrants	—	209,140	—	209,140
Deemed dividend	—	—	(2,368,669)	(2,368,669)

Total redeemable preferred stock	—	368,669	(2,368,669)	(2,000,000)

Paid-in capital:
Beneficial conversion feature	(260,000)	—	—	(260,000)
Deemed dividend	—	—	2,368,669	2,368,669

Total paid-in capital	(260,000)	—	2,368,669	2,108,669

Day-one derivative loss:	—	—		—
Financing costs paid in cash	—	50,471		50,471
Financing costs paid with warrants	—	66,167		66,167

Total day-one derivative loss	—	116,638		116,638

	$(2,000,000)	$210,000	—	$(1,790,000)

Our approach to the allocation of the proceeds to the financial instruments was to first allocate basis to the derivative investor warrants at their fair values and the residual to the Series C Preferred and the Series D Preferred. Based upon the amount allocated to the Series C Preferred and the Series D Preferred we were required to determine if a beneficial conversion feature is present. A beneficial conversion feature under EITF 98-5 Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (EITF 98-5) represents the intrinsic value in the convertible instrument, adjusted for amounts allocated to other financial instruments issued in the financing. The effective conversion price is calculated as the amount allocated to the convertible instrument divided by the number of shares to which it is indexed. However, a beneficial conversion feature is limited to the basis initially allocated. The following table reflects the components of our calculations:

Financing date:	September 17, 2007	February 5, 2008	June 24, 2008
Proceeds	$2,750,000	$4,000,000	$2,000,000
Investor warrants at fair value	(2,800,000)	(2,245,000)	(1,740,000)

Residual	$(50,000)	$1,755,000	$260,000

Indexed common shares	55,000,000	53,333,333	26,666,667

Effective conversion price	—	0.033	0.01

Trading market value on contract date	—	0.130	0.18

Beneficial conversion feature, gross	—	$5,178,333	$4,540,000

Beneficial conversion feature, limitation	—	$1,755,000	$260,000

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

In the case of the September 17, 2007 Series C Preferred and warrant financing, the fair value of the warrants exceeded the proceeds. Since derivative warrants are initially recorded at fair value, the residual was required to be recorded in expense.

Financing costs paid in warrants, which are recorded at their fair values, and in cash are allocated to the Series C Preferred or Series D Preferred and the investor warrants for each financing arrangement based upon their relative fair values. Amounts allocated using this methodology to the Series C Preferred and Series D Preferred are recorded as a reduction to redeemable preferred stock. Amounts allocated to the derivative investor warrants are charged to expense. On the later, that is due to the fact that financing costs constitute a component of the carrying value of a liability. Since the derivatives must be carried at fair value in liabilities, any financing cost requires immediate expensing.

EITF D-98 provides for redeemable preferred stock to be accreted to its redemption value over the longer of the term to maturity, which is not present in either the Series C Preferred or Series D Preferred, or the date of the first conversion. Since each of the Series C Preferred and Series D Preferred were convertible on the issuance date, the financial instruments were accreted to their redemption amounts, which equal the stated values.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

Fair Value Disclosures:

SFAS 157 provides requirements for disclosure of liabilities that are measured at fair value on a recurring basis in periods subsequent to the initial recognition. Financial instruments arising from the three preferred stock and warrant financing arrangements that are measured at fair value on a recurring basis are (i) the investor warrants, (ii) the agent warrants and (iii) the compound derivative bifurcated from the Series C Preferred and Series D Preferred, respectively.

Fair values for warrants are determined using the Black-Scholes-Merton valuation technique. Significant assumptions are determined as follows: Trading market values—we use our published trading market values; Term—we use the remaining contractual term of the warrant; Volatility—we use our historical trading volatility for periods consistent with the remaining terms; and Risk-free rate—we use yields on zero coupon government securities with remaining terms consistent with the remaining terms of the warrants. Compound derivative values are determined using future discounted cash flows under multiple, probability weighted outcomes. For purposes of discount rates, we use credit-risk adjusted bond yield curves from publicly available surveys in categories of credit risk (as published by Standard & Poors and Moodys) we consider similar to our credit risk, with is speculative to highly speculative. However, using this approach we concluded that the values associated with the compound derivatives are de minimus on the reporting dates.

The following table reflects the fair values of these financial instruments:

	March 31,		Initial Recognition
	2009	2008
September 17, 2007 financing arrangement:
Investor Tranche 1	$120,000	$2,065,000	$1,037,500
Investor Tranche 2	255,000	4,210,000	1,762,500
Placement Agent Tranche 1	36,960	592,240	247,280
Placement Agent Tranche 2	9,600	165,200	83,000
Placement Agent Tranche 3	20,400	336,800	141,000
Compound derivatives	—	—	—

Fair values	$441,960	$7,369,240	$3,271,280

Change during the period	$3,722,880	$(2,866,440)

Significant assumptions (or ranges):
Trading market values (1)	$0.05	$0.29	$0.105
Term (years) (3)	1.47—3.47	2.47—4.47	3.00—5.00
Volatility (1)	146.09%—174.89%	122.31%—142.49%	134.57%—148.61%
Risk-free rate (2)	0.57%—1.15%	1.62%—2.46%	4.11%—4.21%

	December 31,		Initial Recognition
	2008	2007
September 17, 2007 financing arrangement:
Investor Tranche 1	$1,250,000	$1,550,000	$1,037,500
Investor Tranche 2	2,280,000	2,275,000	1,762,500
Placement Agent Tranche 1	352,440	371,800	247,280
Placement Agent Tranche 2	100,000	124,000	83,000
Placement Agent Tranche 3	182,400	182,000	141,000
Compound derivatives	—	—	—

Fair values	$4,164,840	$4,502,800	$3,271,280

Significant assumptions (or ranges):
Trading market values (1)	$0.20	$0.15	$0.105
Term (years) (3)	1.71—3.71	2.72—4.72	3.00—5.00
Volatility (1)	152.98%—163.91%	133.61%—136.28%	134.57%—148.61%
Risk-free rate (2)	0.76%—1.00%	3.07%—3.45%	4.11%—4.21%

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

	March 31,		Initial Recognition
	2009	2008
February 5, 2008 financing arrangement:
Investor Tranche 1	$145,000	$2,035,000	$692,500
Investor Tranche 2	295,000	4,442,500	1,552,500
Placement Agent Tranche 1	35,840	493,653	165,973
Placement Agent Tranche 2	11,600	162,800	55,400
Placement Agent Tranche 3	23,600	355,400	124,200
Compound derivatives	—	—	—

Fair values	$511,040	$7,489,353	$2,590,573

Change during the period	$3,591,480	$(4,898,780)

Significant assumptions (or ranges):
Trading market values (1)	0.05	0.29	0.13
Term (years) (3)	1.85—3.85	2.85—4.85	3.00—5.00
Volatility (1)	143.51%—170.06%	121.64%—141.13%	132.88%—139.81%
Risk-free rate (2)	0.81%—1.67%	1.79%—2.46%	2.08%—2.66%

	December 31,		Initial Recognition
	2008	2007
February 5, 2008 financing arrangement:
Investor Tranche 1	$1,125,000	—	$692,500
Investor Tranche 2	2,420,000	—	1,552,500
Placement Agent Tranche 1	273,920	—	165,973
Placement Agent Tranche 2	90,000	—	55,400
Placement Agent Tranche 3	193,600	—	124,200
Compound derivatives	—	—	—

Fair values	$4,102,520	—	$2,590,573

Significant assumptions (or ranges):
Trading market values (1)	0.20		0.13
Term (years) (3)	2.10—4.10		3.00—5.00
Volatility (1)	149.53%—151.19%		132.88%—139.81%
Risk-free rate (2)	0.76%—1.55%		2.08%—2.66%

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

	March 31,		Initial
	2009	2008	Recognition
June 24, 2008 financing arrangement:
Investor Tranche 1	$77,500	—	$580,000
Investor Tranche 2	232,500	—	1,160,000
Placement Agent Tranche 1	18,987	—	136,107
Placement Agent Tranche 2	6,200	—	46,400
Placement Agent Tranche 3	18,600	—	92,800
Compound derivatives	—	—	—

Fair values	$353,787	—	$2,015,307

Change during the period	$1,871,770

Significant assumptions (or ranges):
Trading market values (1)	0.05	—	0.18
Term (years) (3)	2.23-4.23	—	3.00-5.00
Volatility(1)	154.98%-156.82%	—	136.93%-141.71%
Risk-free rate (2)	0.81%-1.67%	—	3.14%-3.52%

	December 31,		Initial
	2008	2007	Recognition
June 24, 2008 financing arrangement:
Investor Tranche 1	$591,250	—	$580,000
Investor Tranche 2	1,337,500	—	1,160,000
Placement Agent Tranche 1	142,507	—	136,107
Placement Agent Tranche 2	47,300	—	46,400
Placement Agent Tranche 3	107,000	—	92,800
Compound derivatives	—	—	—

Fair values	$2,225,557	—	$2,015,307

Significant assumptions (or ranges):
Trading market values (1)	0.20	—	0.18
Term (years) (3)	2.48-4.48	—	3.00-5.00
Volatility(1)	141.54%-149.75%	—	136.93%-141.71%
Risk-free rate (2)	0.76%-1.55%	—	3.14%-3.52%

Fair value hierarchy:

(1)	Level 1 inputs are quoted prices in active markets for identical assets and liabilities, or derived there from. Our trading market values and the volatilities that are calculated thereupon are level 1 inputs.
(2)	Level 2 inputs are inputs other than quoted prices that are observable. We use the current published yields for zero-coupon US Treasury Securities, with terms nearest the remaining term of the warrants for our risk free rate.
(3)	Level 3 inputs are unobservable inputs. Inputs for which any parts are level 3 inputs are classified as level 3 in their entirety. The remaining term used equals the remaining contractual term as our best estimate of the expected term. The credit-risk adjusted yield utilizes publicly available bond rates and the US Treasury Yields referred to above. However, we do not have a credit-standing and, therefore, we estimate our standing among various reported levels and grades. During all periods we estimated that our standing was in the speculative to high-risk grades (lower C range in the Standard and Poors Rating).

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – REDEEMABLE PREFERRED STOCK (CONTINUED):

SFAS 157 also provides requirements for disclosure of liabilities that are measured at fair value on a non-recurring basis. Financial instruments arising from the three preferred stock and warrant financing arrangements that were measured only on the financing inception date were the Series C Preferred and the Series D Preferred. These fair values were necessary to develop relative fair value calculation for allocations of certain elements of the financing arrangement, principally the direct financing cost allocations. The following table reflects the fair values of these financial instruments:

	Series C Preferred	Series D Preferred
	September 17, 2007	February 5, 2008	June 24, 2008
Indexed common shares	55,000,000	53,333,333	26,666,667
Trading market price	0.105	0.13	0.18
Components of fair value:
Common stock equivalent value (1)	5,775,000	6,933,333	4,800,000
Dividend feature (3)	890,334	1,357,634	678,817
Down-round, anti-dilution feature (3)	49,865	46,597	20,983

	6,715,199	8,337,564	5,499,800

Significant assumptions (or ranges):
Horizon for dividend cash flow projection (3)	5.0	5.0	5.0
Credit risk adjusted rates (3)	8.0%	11.5%	10.17%

For purposes of valuing preferred stock, we review all the terms and features and develop an assessment of whether the financial instrument derives its value as a common stock equivalent, a forward contract (enhanced by a conversion option) or a combination of both. We concluded that that the Series C Preferred and the Series D Preferred derived their value principally from their common stock equivalent value because (i) the financial instruments are perpetual in nature and do not have a stipulated maturity date, (ii) the financial instruments are immediately convertible and certain registration rights to the underlying common shares were extended to the investors, and (iii) the negotiated terms, in all instances, resulted in a significant premium above the stated value of the preferred stock. Accordingly, the investor would likely derive greater value from conversion and participation as a common stockholder. Features that incrementally added to this value were the cumulative dividend feature and the down-round, anti-dilution feature, which is effectively a put on the Company’s common enterprise value.

Fair value hierarchy:

(1)	Level 1 inputs are quoted prices in active markets for identical assets and liabilities, or derived there from. Our trading market value is a level 1 inputs.
(2)	None.
(3)	Level 3 inputs are unobservable inputs. Inputs for which any parts are level 3 inputs are classified as level 3 in their entirety. The dividend feature is valued as the present value of cash flow using credit risk adjusted rates. We estimated the horizon for dividend payment at 5.0 years, which is a level 3 input. The credit-risk adjusted yield utilizes publicly available bond rates and the US Treasury Yields referred to above. However, we do not have a credit-standing and, therefore, we estimate our standing among various reported levels and grades. During all periods we estimated that our standing was in the speculative to high-risk grades (lower C range in the Standard and Poors Rating). When and if a down-round financing occurs, the adjustment of the conversion price will have the effect of transferring enterprise value from the common investors to the preferred investors. We estimated the down-round, anti-dilution feature using a probability-weighted decision tree of multiple scenarios of potential future financings at rates lower than the conversion prices.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – COMMITMENTS AND CONTINGENCIES:

Operating Leases:

We lease our principal operating facility under an arrangement that expires on November 30, 2011. Scheduled lease commitments under this operating lease are as follows:

Amount
Nine months ending December 31, 2009	$134,323
Year ending December 31:
2010	187,377
2011	167,801

$489,501

We also rent other facilities and equipment under month to month arrangements. Total rent expense amount to $50,450 and $54,080 during the three months ended March 31, 2009 and 2008, respectively.

Capital Leases:

We have certain equipment leases that have been recorded as capital lease obligations. Scheduled lease commitments under these capital lease arrangements are as follows:

Amount
Nine months ending December 31, 2009	$60,129
Year ending December 31:
2010	64,338
2011	54,955
2012	19,599
2013	4,689

203,710
Less amount representing interest	(35,515)

168,195
Current maturities of capital lease obligations	(57,809)

Non-current maturities of capital lease obligations	$110,386

Guarantee of Lease:

Commencing January 1, 2009, we are the guarantor of an unrelated party’s sublease obligations of our former corporate offices. Non-cancellable minimum lease payments under this lease aggregate approximately $584,000 through May 31, 2012. We account for this guarantee under FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), which requires certain guarantees, such as our lease guarantee to be recorded at fair value. Accordingly, on the effective date of our guarantee, we have recorded the fair value of our contingent obligation under this arrangement in the amount of $23,908. We calculated the fair value using future discounted cash flows ($403,000 in the aggregate) under multiple, probability weighted outcomes. Those outcomes include assumptions related the periods of potential default in future periods based upon our views of the credit worthiness of the primary obligor and assumptions related to the potential for further subleasing under various scenarios. For purposes of discount rates, we use credit-risk adjusted bond yield curves from publicly available surveys in categories of credit risk (as published by Standard & Poors and Moodys) we consider similar to our credit risk, with is speculative to highly speculative. Those rates ranged from 15.6% to 21.26% over the period of our contingent commitment.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – COMMITMENTS AND CONTINGENCIES:

Concentrations:

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. We maintain our cash on deposit with financial institutions that, from time to time, may exceed federally insured levels. We manage our risk by maintaining accounts with high quality financial institutions. Our accounts receivable are concentrated with third-party health insurance payors. Third party payors are continuously evaluated to minimize our risk associated with this concentration.

The Company is dependent on third-party manufacturers and distributors for all of its diabetic supplies. Two suppliers accounted for 89% and 97% of the Company’s total purchases during each of the years ended December 31, 2008 and 2007, respectively.

Legal Proceedings:

GLB Closing, Inc. vs. Diabetic Plus, Inc. and Certified Diabetic Services, Inc. On March 25, 2009, GLB Closing, Inc. (“GLB”) filed a complaint in the Circuit Court for Collier County, Florida, Civil Action No. 09-2449-CA naming the Company and its wholly-owned subsidiary, Diabetic Plus, Inc., as defendants. The complaint seeks to recover amounts GLB alleges it is owed (plus interest, costs, and attorney’s fees) under a Non-Negotiable Non-Interest Bearing Promissory Note in the original principal amount of $763,102 (the “Note”) issued by Diabetic Plus to GLB pursuant to an Agreement for Purchase and Sale and Assets (the “Purchase Agreement”) between the parties. The complaint also seeks payment of $254,000 allegedly due under the Purchase Agreement. Diabetic Plus has not paid either amount alleged to be due by GLB due to GLB’s breach of numerous representations and warranties in the Purchase Agreement. On April 14, 2009, Diabetic Plus and the Company filed a Motion to Dismiss the complaint. Diabetic Plus and the Company vigorously oppose the allegations and claims of GLB, and believe that no monies are owed to GLB by either of them.

Based upon evaluation of these contingencies under Statements of Financial Accounting Standards No. 5 Accounting for Contingencies, our management has concluded that the likelihood of an unfavorable outcome to these matters is not probable and accordingly has not accrued for any loss. Our estimates are subject to change. A change, if any, will be accounted for prospectively.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – INCOME (LOSS) PER COMMON SHARE:

We account for (loss) income per common share in accordance with SFAS No. 128, “Earnings per Share” (“SFAS No. 128”). Basic (loss) income per share represents our income loss applicable to common shareholders divided by the weighted average number of shares of common stock outstanding during each period. It excludes the dilutive effects of potentially issuable common shares such as those related to our convertible preferred stock and warrants, and employee stock options. Diluted (loss) income per share is calculated by including potentially dilutive share issuances in the denominator. For stock options and warrants that are indexed to common stock, we apply the treasury stock method to determine the number of dilutive shares. For convertible instruments, such as our convertible preferred stock, we use the if-converted method. The following table provides the components of the numerator and denominator in our computations:

	Three months ended March 31,
	2009	2008
Numerators:

Net income (loss)	$8,808,651	$(8,382,755)
Adjustments to reconcile net income (loss) to income (loss) applicable to common stockholders:
Preferred stock dividends	(227,609)	(140,823)
Accretion of preferred stock	—	(4,563,770)

Numerator for income (loss) per common share-basic	8,581,042	(13,087,348)
Adjustment for the if-converted method	227,609	—

Numerator for income (loss) per common share-diluted	$8,808,651	$(13,087,348)

Denominators:

Denominator for income (loss) per common share-basic:
Weighted average common shares outstanding	56,670,154	50,504,450
Adjustments:
Employee stock options	(1)	(2)
Warrants	(1)	(2)
Derivative warrants	(1)	(2)
Preferred stock	135,000,000	(2)

Denominator for income (loss) per common share-diluted	191,670,154	50,504,450

(1)	These contracts were out of the money applying the treasury stock method that provides for the use of an average market value to which the individual strike prices are compared. As a result, these securities had an anti-dilutive effect on income (loss) per common share-diluted.
(2)	These contracts, while in the money using the treasury stock method, had an anti-dilutive effect as a result of the loss applicable to common stockholders for this period.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – RECENT ACCOUNTING PRONOUNCEMENTS:

We have reviewed accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. We believe that the following impending standards may have an impact on our future filings. Also see Fair Value Measurements, above. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

•

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141R is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. During our year ended December 31, 2008, we entered into a purchase business combination and may enter into similar arrangements in future periods. Our accounting for any acquisitions commencing on January 1, 2009 will be accounted for under SFAS No. 141(R).

•

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements Liabilities – an Amendment of ARB No. 51”. This statement amends ARB No. 51 to establish accounting and reporting standards for the Non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 will change the classification and reporting for minority interest and non-controlling interests of variable interest entities. Following the effectiveness of SFAS No. 160, the minority interest and non-controlling interest of variable interest entities will be carried as a component of stockholders’ equity. Accordingly, upon the effectiveness of this statement, we will begin to reflect non-controlling interest in our consolidated variable interest entities as a component of stockholders’ equity. This statement was effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. The application of this standard did not have any material effect on our financial statements.

•

In December 2007, the FASB ratified the consensus in EITF Issue No. 07-1, “Accounting for Collaborative Arrangements” (EITF 07-1). EITF 07-1 defines collaborative arrangements and requires collaborators to present the result of activities for which they act as the principal on a gross basis and report any payments received from (made to) the other collaborators based on other applicable authoritative accounting literature, and in the absence of other applicable authoritative literature, on a reasonable, rational and consistent accounting policy is to be elected. EITF 07-1 also provides for disclosures regarding the nature and purpose of the arrangement, the entity’s rights and obligations, the accounting policy for the arrangement and the income statement classification and amounts arising from the agreement. EITF 07-1 will be effective for fiscal years beginning after December 15, 2008. The application of this standard did not have any material effect on our financial statements.

•

In March 2008, the FASB” issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. Our derivative disclosure levels in prior and current reporting periods are at a level commensurate with the requirements of this standard.

•

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. The Company is required to adopt FSP 142-3 on January 1, 2009. The guidance in FSP 142-3 for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption. We applied this standard in developing lives for our recent acquisition and will apply in relation to all acquisitions in future periods.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED):

•

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). FAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS No. 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company does not expect the adoption of SFAS No. 162 will have a material effect on its consolidated financial position, results of operations or cash flows.

•

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. This standard did not have a material effect on our financial statements upon its adoption.

•

In June 2008, the Emerging Issues Task Force issued EITF Consensus No. 07-05 Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock for periods beginning after December 15, 2008. The objective of this Consensus is to provide guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock and it applies to any freestanding financial instrument or embedded feature that has all the characteristics of a derivative in of Statements of Accounting Standards No. 133 Accounting for Derivative Financial Instruments and Hedging Activities, for purposes of determining whether the financial instrument or embedded feature qualifies for the first part of the scope exception in paragraph 11(a) of Statement 133 (the “Paragraph 11(a) Exemption). This Issue also applies to any freestanding financial instrument that is potentially settled in an entity’s own stock, regardless of whether the instrument has all the characteristics of a derivative in Statement 133, for purposes of determining whether the instrument is within the scope of Issue 00-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. The Consensus requires the application of a two-step approach that required us to (1) evaluate the instrument’s contingent exercise provisions and (2) evaluate the instrument’s settlement provisions. In connection with our evaluation of this standard, we have determined that there are no other equity-linked contracts, not already classified in liabilities, that would no longer meet the definition of indexed to a Company’s own stock under EITF 07-05.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on our present or future consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Diabetic Plus, Inc.

We have audited the accompanying statements of operations, stockholder’s deficit and cash flows of Diabetic Plus, Inc. for the years ended October 31, 2007 and 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and their cash flows of Diabetic Plus, Inc. for the years ended October 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

As more fully discussed in Note 3, on February 5, 2008, pursuant to the terms of an asset purchase agreement, the Company sold substantially all of the assets and operations to Certified Diabetic Services, Inc., a diabetes supply company engaged in the same market as the Company.

/s/ KBL, LLP

KBL, LLP

Tampa, Florida

July 23, 2008

Diabetic Plus, Inc.

Statements of Operations

	Three Months Ended January 31, 2008	October 31, 2007	October 31, 2006
	(unaudited)
Revenues, net of sales allowances	$1,535,019	$4,591,994	$1,199,246
Cost of sales	581,959	2,312,634	714,359

Gross margin	953,060	2,279,360	484,887

Payroll and benefits	187,556	1,141,835	311,406
Bad debts	622,749	646,566	141,654
Selling, general and administrative expense	259,621	392,913	313,995
Advertising and marketing	17,505	827,840	443,742
Depreciation and amortization	4,136	11,853	8,202

	1,091,567	3,021,007	1,218,999

Loss from operations	(138,507)	(741,647)	(734,112)

Other income and expense:

Interest expense	(33,064)	(208,132)	(50,551)

Net loss	$(171,571)	$(949,779)	$(784,663)

Net loss per weighted average share:

Basic	$(34.31)	$(189,96)	$(156.93)

Diluted	$(34.31)	$(189.96)	$(156.93)

Weighted average shares, basic	5,000	5,000	5,000

Weighted average shares, diluted	5,000	5,000	5,000

The accompanying notes are an integral part of the consolidated financial statements.

Diabetic Plus, Inc.

Statements of Stockholders’ Deficit

Years Ended October 31, 2007 and 2006

And the three months ending January 31, 2008 (unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Number of Shares	Amount
Balance at October 31, 2005	5,000	$500	$579,195	$(411,953)	$167,742

Net loss		—	—	(784,663)	(784,663)

Balance at October 31, 2006	5,000	500	579,195	(1,196,616)	(616,921)

Distribution to shareholder	—	—	(66,418)	—	(66,418)

Net loss	—	—	—	(949,779)	(949,779)

Balance at October 31, 2007	5,000	$500	$512,777	$(2,146,395)	$(1,633,118)

Distributions to shareholder	—	—	(88,436)	—	(88,436)

Net loss	—	—	—	(171,571)	(171,571)

Balance at January 31, 2008	5,000	$500	$424,341	$(2,317,966)	$(1,893,125)

The accompanying notes are an integral part of the consolidated financial statements.

Diabetic Plus, Inc.

Statements of Cash Flows

	Three Months Ended January 31, 2008	October 31, 2007	October 31, 2006
	(unaudited)
Cash flows from operating activities:

Net loss	$(171,571)	$(949,779)	$(784,663)
Adjustments to reconcile net loss to net cash flows:
Depreciation and amortization	4,136	11,853	8,202
Provision for bad debt expense	622,749	646,566	141,654

Changes in assets and liabilities:
(Increase)/Decrease in accounts receivable	(212,315)	(1,192,637)	(318,515)
(Increase)/Decrease in inventories	31,525	—	—
Increase/(Decrease) in accounts payable	(122,163)	810,957	367,729
Increase/(Decrease) in accrued expenses and other liabilities	(58,103)	177,654	39,143

Net cash flows used for operating activities	94,258	(495,386)	(546,450)

Cash flows from investing activities:

Purchase of property, plant, and equipment	—	(9,087)	(44,808)

Net cash flows used for investing activities	—	(9,087)	(44,808)

Cash flows from financing activities:

Repayment of note payable to officer	—	(11,000)	(328,436)
Proceeds under notes payable	—	1,631,810	692,108
Payments on notes payable	(5,822)	(1,051,559)	(376,000)
Payment of distributions to shareholder	(88,436)	(66,418)	—
Proceeds from contributed capital shareholder	—	—	579,695

Net cash flows provided by financing activities	(94,258)	502,833	567,367

Net change in cash and cash equivalents	—	(1,640)	(23,891)

Cash and cash equivalents at beginning of year	—	1,640	25,531

Cash and cash equivalents at end of year	$—	$—	$1,640

Supplemental disclosure of cash flow information:

Interest paid	$40,349	$34,299	$1,546

Income taxes paid	$0	$0	$0

The accompanying notes are an integral part of the consolidated financial statements.

Diabetic Plus, Inc.

Notes to Financial Statements

For the Three Months Ended January 31, 2008 (unaudited)

And Years Ended October 31, 2007 and 2006

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Company Organization and Business

Diabetic Plus, Inc. was organized as a Florida corporation in June 2004. The Company is a direct-to-consumer diabetes-testing supplier, primarily to Medicare-eligible seniors, providing a simple and reliable way for its customers to obtain their supplies and medications.

Use of Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

Revenue Recognition and Accounts Receivable

The Company recognizes revenue related to product sales to customers who have placed orders upon shipment of such orders, provided that risk of loss has passed to the customer and the Company has received and verified any written documentation required to bill Medicare, other third-party payers, and customers. Revenue is recorded at the amounts expected to be collected from Medicare, other third-party payers, and directly from customers. Revenue recognition is delayed for product shipments for which the Company has not yet received the required written forms until the period in which those documents are collected and verified.

Revenue related to Medicare reimbursement is calculated based on government-determined reimbursement prices for Medicare-covered items. The reimbursements that Medicare pays the Company are subject to review by appropriate government regulators. Medicare reimburses at 80% of the government-determined prices for reimbursable supplies, and the Company bills the remaining balance to either third-party payers or directly to customers.

Of the Company’s net revenues, $1,518,163 and $4,591,994 and 1,199,246 for the three months ending January 31, 2008 and fiscal year ended October 31, 2007 and 2006 respectively, were reimbursable by Medicare for products provided to Medicare beneficiaries and $187,948 and $163,242 and $180,222 of amounts due from Medicare were included in billed accounts receivable as of January 31, 2008 and October 31, 2007 and 2006, respectively. Medicare reimbursements accounted for approximately 99% and 99% and 98% of the Company’s gross accounts receivable balances as of January 31, 2008 and October 31, 2007 and 2006, respectively.

As of January 31, 2008 and October 31, 2007 and 2006, accounts receivable allowances were $1,410,969 and $788,220 and $141,654 respectively, or 81.8% and 52.1% and 44.4% of gross accounts receivable, respectively.

The valuation of accounts receivable is based upon the credit-worthiness of customers and third-party payers as well as the Company’s historical collection experience. Allowances for doubtful accounts are recorded as a selling, general and administrative expense for estimated amounts expected to be uncollectible from third-party payers and customers. The Company bases its estimates on historical collection and write-off experience, current trends, credit policy, and on analysis of accounts receivable by aging category.

The Company’s accounts receivable are generally due from Medicare, private insurance companies, Medicaid and the Company’s customers. The collection process is time-consuming, complex and typically involves the submission of claims to multiple payers whose payment of claims may be contingent upon the payment of another payer. As a result, the Company’s collection efforts may be active up to 18 months from the initial billing date. In accordance with applicable regulatory requirements, the Company makes reasonable and appropriate efforts to collect its accounts receivable, including deductible and co-payment amounts, in a consistent manner for all payer classes. As of October 31, 2007 and 2006, the Company provides for allowances for doubtful accounts based upon increasing percentages of each aging category ranging from 10% for current balances up to 100% for amounts greater than 180 days.

Diabetic Plus, Inc.

Notes to Financial Statements

For the Three Months Ended January 31, 2008 (unaudited)

And Years Ended October 31, 2007 and 2006

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Cost of Sales

Cost of sales consists primarily of purchased finished goods for sale in the Company’s markets along with shipping and handling fees.

Marketing and Promotional Costs

Advertising, promotional, and other marketing costs relates to internet advertising done by the Company to attract Medicare diabetes patients via the web.

Income Taxes

The Company has elected to be a Subchapter S small business corporation. Under this election all income, deductions and credits pass-through to the shareholders and no taxation is due at the corporate level. Thus, the Company is not required to accrue income tax or deferred taxes.

Net Loss Per Share of Common Stock

All net loss per share of common stock amounts presented have been computed based on the weighted average number of shares of Common Stock outstanding in accordance with SFAS 128. Stock warrants and stock options are not included in the calculation of dilutive loss per common share because the Company has experienced operating losses in all periods presented and, therefore, the effect would be antidilutive.

Accounting for Stock-Based Compensation

The Company has not issue any options to any employees during the three months ending January 31, 2008 and the years ending October 31, 2007 and 2006, respectively.

Depreciation and Expense:

Depreciation is computed using the straight-line method based on the estimated useful lives of the various assets as set forth in the table below:

Computer equipment and software	3 to 10 years
Furniture, fixtures, and office equipment	3 to 10 years
Machinery and equipment	3 to 10 years
Leasehold improvements	1 year

Depreciation expense amounted to $11,853 and $8,202 for the years ending October 31, 2007 and 2006 respectively.

Upon retirement or disposal of fixed assets, the costs and accumulated depreciation are removed from the accounts, and any gain or loss is reflected in income. Expenditures for repairs and maintenance are charged to expense as incurred.

Diabetic Plus, Inc.

Notes to Financial Statements

For the Three Months Ended January 31, 2008 (unaudited)

And Years Ended October 31, 2007 and 2006

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Impairments:

The Company periodically reviews its long-lived assets for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company initiates reviews for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the expected cumulative undiscounted cash flows to the recorded value of the asset. If the recorded value of the long-lived asset exceeds the cumulative undiscounted cash flows, the write-down or impairment is computed as the excess of the asset over the present value of the cumulative undiscounted cash flows at the Company’s weighted average cost of capital over the remaining amortization period.

Fair Value Disclosure of Financial Instruments

The estimated fair value of amounts reported in the consolidated financial statements has been determined by using available market information and appropriate valuation methodologies. The carrying value of all current assets and current liabilities approximates fair value because of their short-term nature. The fair value of capital lease obligations and notes payable approximates the carrying value, based on current market prices.

Uncertainties

The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. See Note 2, Commitments and Contingencies, for a description of current claims and legal matters.

New Accounting Standards

The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

SFAS No. 157, Fair Value Measurements, issued in September 2006, establishes a formal framework for measuring fair value and expands disclosure of fair value under generally accepted accounting principles. It defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS No. 157 applies to and amends the provisions of existing FASB and AICPA pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS No. 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS No. 123(R), share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In September 2006, the FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements No. 87, 88, 106, and 132R (“SFAS 158”). SFAS 158 requires a plan sponsor to (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year; and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Such changes will be reported in comprehensive income. Information relating to the defined benefit pension and postretirement health and life plans are provided in Note 12. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company does not believe the implementation of the guidance in SFAS No. 158 will have a material impact on the Company’s financial statements.

Diabetic Plus, Inc.

Notes to Financial Statements

For the Three Months Ended January 31, 2008 (unaudited)

And Years Ended October 31, 2007 and 2006

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

New Accounting Standards (Continued)

In October 2006, the SEC issued Staff Accounting Bulletin (‘SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 provides guidance to registrants in evaluating and quantifying financial statement misstatements. SAB 108 became effective for the Company as of February 3, 2007, and did not have a significant impact on the Company’s financial position or results from operations, either by restating previously issued financial statements or by adjusting retained earnings as of the beginning of fiscal 2006. The Company does not believe the implementation of the guidance in SAB 108 will have a material impact on the Company’s financial statements.

In February 2007, the Financial Accounting Standards Board issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115, (“SFAS No. 159”). SFAS No. 159 allows companies the choice to measure many financial instruments and certain other items at fair value. This gives a company the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently reviewing the impact of SFAS No. 159 on our Consolidated Financial Statements.

In December 2007, the FASB issued FASB Statement No. 160, “Non-controlling Interests in Consolidated Financial Statements” — An Amendment of ARB No. 51. Statement 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Statement 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company does not believe the implementation of the guidance in SFAS No. 160 will have a material impact on the Company’s financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (Revised 2007) (“SFAS No. 141R”), Business Combinations. SFAS No. 141(R) will change accounting for business combinations. Under SFAS No. 141(R), an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS No. 141(R) also will change the accounting treatment and disclosures for certain specific items in a business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 31, 2008. The Company does not believe the implementation of the guidance in SFAS No. 141(R) will have a material impact on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The guidance in SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company does not believe the adoption of SFAS 161 will have an effect on our Consolidated Financial Statements.

Several other new accounting standards became effective during the periods presented or will be effective subsequent to April 18, 2008. None of these new standards had or are expected to have a significant impact on the Company.

Diabetic Plus, Inc.

Notes to Financial Statements

For the Three Months Ended January 31, 2008 (unaudited)

And Years Ended October 31, 2007 and 2006

NOTE 2 – COMMITMENTS AND CONTINGENCIES:

Concentration of Suppliers:

The Company is dependent on third-party manufacturers and distributors for all of its diabetic supplies. Two suppliers and two distributors accounted for 89% and one supplier and two distributors accounted for 87% of the Company’s total purchases during each of the years ended October 31, 2007 and 2006, respectively.

Operating Leases:

Commencing March 2006, the Company entered into an operating lease agreement for its facilities calling for monthly payments of $8,500 including applicable sales tax and common area maintenance, expiring March 4, 2008. Rental expense for the three months ending January 31, 2008 and fiscal years ending October 31, 2007 and 2006 was $19,125 and $74,677 and $37,891, respectively. Future annual minimum lease and rental commitments as of January 31, 2008, under operating leases are:

Operating Leases
2008	$35,097

Total minimum payments	$35,097

Litigation:

The Company had no outstanding litigation for the three months ending January 31, 2008 and years ending October 31, 2007 and 2006, respectively.

NOTE 3 – SUBSEQUENT EVENTS:

Acquisition of Diabetic Plus, Inc. by Certified Diabetic Services, Inc.

On February 5, 2008, pursuant to the terms of an asset purchase agreement, the Company sold substantially all of the assets and operations to Certified Diabetic Services, Inc., a diabetes supply company engaged in the same market as the Company.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

INTRODUCTORY NOTE

On February 5, 2008, we completed the acquisition of substantially all of the assets, tangible and intangible, except that we did not acquire accounts receivable, of Diabetic Plus, Inc. (“DPI”), which was engaged in the marketing and distribution of diabetic products through an Internet-based member patient ordering system. We did not assume any liabilities. We acquired DPI for two principal reasons. First, the assets that we acquired included a revenue-generating customer list that would serve to increase our product sales. Second, the DPI acquisition allows us to rapidly enter Internet-based sales platforms that will be used to promote DPI products, our existing products and other offerings that we may develop in future periods. The purchase price for the DPI assets amounted to $1,655,493, which was paid in cash. We also issued a Non-Negotiable Non-Interest Bearing Promissory Note in the original principal amount of $763,102 (the “Note”) to DPI, however, due to DPI’s breach of numerous representations and warranties in the purchase agreement, we exercised our contractual set-off rights contained in the Note and purchase agreement. We also incurred direct, incremental expenses of $151,807 related to the purchase, which principally related to legal and broker fees. There are no components of the purchase price that are contingent in nature.

We have accounted for our purchase of DPI as a purchase business combination under Statements of Financial Accounting Standards No. 141 Business Combinations (“SFAS 141”). We are the accounting acquirer in this purchase business combination because we did not exchange our equity securities, our management succeeds as management of the combined companies, our directors succeed as the governance body of the combined companies, and there are no minority or other interests in the assets that we acquired. We have allocated our aggregate purchase price of $1,807,600 to the assets acquired based upon their relative fair values. Since the relative fair values exceeded our purchase price (i) no goodwill arose from our purchase and (ii) the discount was allocated only to the long-lived assets based upon their relative fair values in accordance with the requirements of SFAS 141. The following table illustrates our allocation:

	Estimated Life	Fair Values	Allocated Values
Assets acquired:
Patient list	10	$2,542,862	$1,755,252
Property and equipment	5	34,813	24,030
Non-competition agreements	2	28,975	20,000
Inventories		8,317	8,317

		$2,614,967	$1,807,600

The following unaudited pro forma consolidated financial information gives pro forma effect to our purchase of Diabetic Plus, Inc. (“DPI”), as if this purchase transaction had been effected on January 1, 2008. The unaudited pro forma consolidated financial information is for informational purposes only and is not intended to represent the consolidated results of operations or financial position that we would have reported had the purchases been completed as of the dates presented, and should not be taken as representative of our future results of consolidated operations or financial position. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes included elsewhere in this prospectus.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2008

	Historical (Note 1)		Adjustment (Note 2)	Pro Forma
	CDI	DPI
Product sales, net	$8,755,394	$511,673		$9,267,067
Cost of product sales	4,250,797	193,986		4,444,783

	4,504,597	371,687		4,822,284

Other costs and expenses:
Selling general and administrative	6,836,580	362,477		7,199,057
Depreciation and amortization	269,756	1,379	$16,207	287,342

Total other costs and expenses	7,106,336	363,856		7,486,399

Loss from operations	(2,601,739)	(46,169)		(2,664,115)
Other expense, net	(1,679,321)	(11,021)		(1,690,342)

Net loss	$(4,281,060)	$(57,190)		$(4,354,458)

Loss applicable to common stockholders	$(11,873,748)	$(57,190)		$(11,947,196)

Loss per common share-basic and diluted	$(0.22)	$(11.49)		$(0.23)

Weighted average common shares	52,866,232	5,000		52,866,232

NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

Note 1: Historical information for Certified Diabetics, Inc. (“CDI”) was derived from audited financial statements included elsewhere herein. Historical information for DPI represents the one-month period ended January 31, 2008 and was derived from the internal financial records of DPI.

Note 2: The adjustment represents the additional depreciation and amortization that would have resulted if the acquisition had occurred on January 1, 2008. That is one additional month of depreciation and amortization to those amounts reflected in our historical financial statements. The following table illustrates the details.

	Life	Cost	Additional Amortization
Asset
Property and equipment	5	$24,030	$401
Intangible assets:
Patient lists	10	1,796,802	14,973
Non-compete agreement	2	20,000	833

			$16,207

Note 3: Weighted average common shares excludes 1,500,000 common shares indexed to warrants issued as part of the consideration for DPI because the effect would be anti-dilutive.